UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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WILSON HOLDINGS, INC.

(Name of small business issuer in its charter)

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Nevada (State or other jurisdiction of Incorporation or organization)	1531 (Primary Standard Industrial Classification Code Number)	76-0547762 (I.R.S. Employer Identification No.)
8121 Bee Caves Rd. Austin, TX 78746 (512) 732-0932
(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)
Clark N. Wilson President and Chief Executive Officer Wilson Holdings, Inc.

2700 Via Fortuna, Suite 400 Austin, TX 78746

(512) 732-0932

(Name, Address and Telephone Number of Agent for Service)

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Copies to:

Carmelo M. Gordian

Andrews Kurth LLP

111 Congress Avenue, Suite 1700

Austin, Texas 78701

Fax: (512) 320-9292

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $0.001 par value	4,000,000	$2.50	$10,000,000	$1,070.00

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act based on the average of the bid and asked price of the common stock as reported by the OTC Bulletin Board on October 12, 2006.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The information in this prospectus is not complete and is subject to change. The selling stockholders may not sell these securities until the registration filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where an offer or sale of these securities is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 16, 2006

PROSPECTUS

WILSON HOLDINGS, INC.

4,000,000 SHARES

COMMON STOCK

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This prospectus relates solely to the offer and sale by the selling stockholders identified in this prospectus of up to 4,000,000 shares of our common stock. The selling stockholders are offering all of the shares to be sold pursuant to this prospectus, but they are not required to sell any of these shares. The selling stockholders may sell the offered shares in public or private transactions, at prevailing market prices or at privately negotiated prices in transactions that may or may not involve the Over-the-Counter Bulletin Board. In connection with these sales, the selling stockholders may use underwriters, broker-dealers, or agents, who may receive compensation or commissions for the sales. We will incur expenses in connection with the registration of the common stock, but we will not receive any of the proceeds from the sale of our common stock by the selling stockholders.

Our common stock is not listed on any national securities exchange or on the NASDAQ Stock Market. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “WSHD.OB”. On October 13, 2006, the last reported sale price for our common stock was $2.50.

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The purchase of our common stock involves a high degree of risk. See “Risk Factors” beginning on Page 7 for a discussion of factors that you should carefully consider before purchasing the shares offered by this prospectus.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this Prospectus is ______ , 2006.

Cautionary Note Regarding Forward-Looking Statements	2
Prospectus Summary	3
The Offering	5
Selected Consolidated Financial Information	6
Risk Factors	7
Use of Proceeds	12
Determination of Offering Price	12
Price and Related Information Concerning Registered Shares	13
Management's Discussion and Analysis or Plan of Operations	14
Business	21
Management	26
Principal Stockholders	30
Selling Stockholders	31
Certain Relationships and Related Transactions	33
Description of Subordinated Convertible Notes	34
Description of Capital Stock	35
Plan of Distribution	38
Legal Matters	39
Experts	39
Where You Can Find More Information	39
Financial Statements	F-1

If it is against the law in any state to make an offer to sell these shares, or to solicit an offer from someone to buy these shares, then this prospectus does not apply to any person in that state, and no offer or solicitation is made by this prospectus to any such person.

You should rely only on the information provided or incorporated by reference in this prospectus or any supplement. Neither we nor any of the selling stockholders have authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of this prospectus or any supplement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements regarding our expected financial position and operating results, our business strategy, and our financing plans are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect,” “project,” or “intend.” These forward-looking statements reflect our plans, expectations and beliefs and, accordingly, are subject to certain risks and uncertainties. We cannot guarantee that any of such forward-looking statements will be realized.

Statements regarding factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, or cautionary statements, include, among others, those under the captions “Risk Factors” and “Management’s Discussion and Analysis or Plan of Operations -Overview,” and elsewhere in this prospectus, including in conjunction with the forward-looking statements included in this prospectus. All of our subsequent written and oral forward-looking statements (or statements that may be attributed to us) are expressly qualified by the cautionary statements. You should carefully review the risk factors described in our other filings with the Securities and Exchange Commission from time to time, including our reports on Forms 10-Q and 10-K which will be filed in the future, as well as our other reports and filings with the Securities and Exchange Commission. Our forward-looking statements are based on information available to us today, and we will not update these statements. Our actual results may differ significantly from the results discussed.

PROSPECTUS SUMMARY

This summary outlines and highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and related notes before you make an investment decision. Whenever we refer in this prospectus to “Wilson Holdings,” “the Company,” “we,” “us,” or “our,” we mean Wilson Holdings, Inc., a Nevada corporation, and, unless the context indicates otherwise, its predecessors and subsidiaries, including its wholly-owned subsidiary, Wilson Family Communities, Inc., a Delaware corporation.

Overview

We make strategic land acquisitions, develop residential communities and provide limited services to local home builders. We are led by experienced land acquisition and development professionals knowledgeable about both the local and national real estate markets. Currently, our activities are centered on securing and developing approximately $40 million to $50 million in real estate holdings in the Central Texas region, which we define as encompassing the Austin Metropolitan Statistical Area, or Austin MSA, along with the San Antonio Metropolitan Statistical Area, or San Antonio MSA. We intend to primarily utilize conventional real estate loans to secure and develop our real estate holdings.

We believe that two trends distinguish the land acquisition, development and homebuilding industries in Central Texas today: rapid population growth and the rising influence of national homebuilding companies. The increase in population in the Austin MSA during the 1990’s was more than double the growth rate of Texas and almost four times the national growth rate. Due to this rapid population growth, we expect there will continue to be a high demand for housing in the nearby metropolitan areas.

We believe that growth of national homebuilders and nationwide consolidation within the homebuilding industry has created opportunities for smaller companies with long-term experience and relationships in their local markets. We believe that such companies can benefit from: better knowledge of local product demand; superior understanding of the entitlement process; long term relationships with local regulatory authorities, land owners, designers and contractors; and faster and less cumbersome decision making processes. It is our plan to utilize these advantages to move more quickly and address the needs of underserved segments in our markets.

Our business is focused on three types of activities:

•	strategic land acquisition;
•	land development and related services; and
•	services to homebuilders.

The core of our business plan is to secure land strategically based on our understanding of population growth patterns and infrastructure development. This portion of the business will require the majority of our financial resources. In tandem with our land acquisition efforts, and based upon our strategic market analysis, we plan to prepare raw real estate for homebuilding, plan and develop residential communities and sell raw and developed land.

We expect to use our available assets (primarily cash from issuances of equity and subordinated notes, plus cash from operations) as follows: 75% for land acquisition, of which 90% is expected to be undeveloped land; 15% for equity investments required for development; and 10% for other corporate uses including services provided to homebuilders. We are not limited by the amount we can invest in any particular stage of development of the land.

Revenues will be generated through the development of residential communities and sales of land, sections of developed lots and entitled developed lots, primarily to national and regional homebuilders.

Additional revenues will be generated through sales of small parcels (5-15 lots per parcel) of developed lots and delivery of services to local homebuilders. Services delivered to homebuilders include contract bidding, marketing, financing, sales, accounting, payment services, training and management. We will be paid for the related lots and services when the builder sells the completed homes. In this circumstance, we will only recognize revenues after the developed homes are sold. We have existing agreements to provide our services to two homebuilders, both of which have commenced construction of residential housing units on their own properties or properties we own or have optioned. One of these homebuilders has completed building on its inventory of lots and has informed us that it does not intend to initiate new projects. We are evaluating whether to continue providing such services to homebuilders in the future.

To date, our revenues have been from sales of undeveloped parcels of land plus revenue from sales by our two homebuilder customers. Revenues from these homebuilder customers have been consolidated into our results. We expect that sales of large parcels of land and sections of developed lots will be sporadic and cause revenues and gross margins to fluctuate, while the sale of parcels of developed lots will be less volatile.

Based upon information from Residential Strategies, Inc., consolidation within the homebuilding industry has resulted in an Austin new home market dominated by national homebuilders, with the top eight firms, all national homebuilders, producing nearly 60% of the new home starts in 2005. We believe this trend has created opportunities within these local markets for companies with local expertise in land acquisition, entitlement, development and homebuilding experience to develop desirable residential communities, supply finished lots to the national homebuilders and to help smaller local homebuilders fill niches within the subdivisions.

Our long-term plan is to further expand our business by entering markets outside the Austin MSA and San Antonio MSA within the next two to three years. We believe that our expertise plus our land acquisition and strategic marketing processes will allow us to develop desirable residential communities and become a preferred supplier of finished lots to national homebuilders, accelerating absorption of our communities and contributing to the growth of the company.

In October 2005, we acquired Wilson Family Communities, Inc., or WFC, which has a limited operating history and, accordingly, is subject to substantial risks inherent in the commencement of any new business enterprise. We require and will continue to require substantial capital to further pursue our business strategies. We operate in the highly competitive real estate business and many of our competitors have significantly greater financial and other resources than we do. We are vulnerable to concentration risks because our initial operations will be limited to residential development in the central Texas region, making us more vulnerable to local economic downturns and adverse project-specific risks than larger, more diversified companies. Furthermore, we are subject to an intensive regulatory approval process, including governmental and environmental regulation.

There is currently a limited market for our common stock. Any trading market that develops in our common stock may be highly illiquid and may not reflect the underlying value of our net assets or business prospects.

Corporate Information

Wilson Holdings, Inc. is a Nevada corporation formerly known as Cole Computer Corporation. In connection with our acquisition of Wilson Family Communities, Inc., or WFC, in October 2005, Cole Computer Corporation changed its name to Wilson Holdings, Inc. Wilson Holdings, Inc. is the sole stockholder of WFC, which is our sole operating company. Our common stock trades on the Over-the-Counter Bulletin Board under the symbol “WSHD.OB”. Our business was originally conducted, beginning in 2002, by Athena Equity Partners-Hays, L.P., a Texas limited partnership, or Athena. In May 2005, Athena merged into WFC. Our principal executive offices are located at 8121 Bee Caves Road, Austin, Texas 78746 and the telephone number of our offices is (512) 732-0932. Our website is www.wilsonfamilycommunities.com.

THE OFFERING

Common stock offered by the selling stockholders	4,000,000[1] shares

Common stock outstanding as of September 29, 2006	17,706,625 shares

Use of proceeds

All of the net proceeds from the sale of the common stock covered by this prospectus will be received by the selling stockholders who offer and sell shares of the common stock. We will not receive any proceeds from the sale of the common stock offered by the selling stockholders. See “Selling Stockholders”.

Trading symbol	WSHD.OB

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1 The shares offered pursuant to this prospectus include (1) 3,500,000 shares of common stock issuable upon the conversion of the principal amounts of the 5% Convertible Notes due September 1, 2013 owned by each selling stockholder and (2) up to 500,000 shares of common stock that may be issued as payment of interest due on the 5% Convertible Notes due September 1, 2013 at the election of the selling stockholder.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following selected consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. The selected consolidated financial data in this section is not intended to replace the consolidated financial statements and accompanying footnotes and reflects the results of our wholly-owned subsidiary and operating company, WFC. The selected consolidated statement of operations data for the six months ended June 30, 2006 and the selected consolidated balance sheet data as of June 30, 2006 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The selected consolidated statements of operations data for the years ended December 31, 2005 and 2004, and the selected consolidated balance sheet data as of December 31, 2005 and 2004 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Historical results for any period or periods are not necessarily indicative of the results to be expected in the future.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Consolidated Financial Information” and our audited and unaudited consolidated financial statements and accompanying notes included elsewhere in this prospectus.

Summary of Consolidated Financial Information

Statement of Operations Data:	Six Months Ended June 30,		Years Ended December 31,
	2006	2005	2005	2004
Revenues	$3,367,972	-	255,000	-
Cost of revenues	$2,575,599	-	114,587	-
Gross profit	$792,373	-	140,413	-
Operating expenses	$2,559,808	(72,207)	1,424,513	48,296
Operating loss	$(1,767,435)	(72,207)	(1,284,100)	(48,296)
Net loss	$(5,566,805)	(81,075)	(1,714,443)	(59,063)
Basic and diluted net loss per share	$(0.31)	(0.05)	(0.22)

Balance Sheet Data:	As of June 30,	As of December 31,
	2006	2005	2004
Cash and cash equivalents	$4,591,970	10,019,816	8,943
Inventory	$19,749,641	12,955,017	375,354
Total current assets	$24,419,912	23,022,889	384,297
Debt issuance costs, net of amortization	$1,374,085	1,420,669	-
Total assets	$25,994,688	24,514,433	384,297
Current liabilities	$5,360,997	7,861,744	31,854
Total long term liabilities	$19,942,121	10,597,200	279,800
Total liabilities	$25,303,118	18,458,944	311,654
Partners’ and stockholders’ equity	$691,570	6,055,489	72,643

RISK FACTORS

Investing in our common stock involves a high degree of risk. In addition to the other information in this prospectus, you should carefully consider the risks described below before purchasing our common stock. If any of the following risks occur, our business could be materially harmed, and our financial condition and results of operations could be materially and adversely affected. As a result, the price of our common stock could decline, and you could lose all or part of your investment. These risk factors are dated as of the date of this prospectus. You should also read the risk factors we include in the reports that we file with the Securities and Exchange Commission, or SEC, after the date hereof. Please see “Where You Can Find More Information” on page 39 of this prospectus for information on these reports.

Our current operating business has a limited operating history and revenues.

In October 2005, we acquired Wilson Family Communities, Inc., or WFC, which has a limited operating history. Accordingly, our business is subject to substantial risks inherent in the commencement of any new business enterprise in an intensely competitive industry. The business of WFC was conducted, beginning in 2002, by Athena Equity Partners-Hays, L.P., or Athena, to engage in land acquisition and development and to provide homebuilder services. Prior to its merger with WFC, Athena did not generate significant revenues. Through June 30, 2006, we have generated revenues of only approximately $3.6 million and have incurred cumulative net losses of approximately $7.3 million.

There can be no assurance that we will be able to successfully acquire, develop and/or market land, or develop and market our homebuilder services, generate revenues, or ever operate on a profitable basis. We currently have only one active homebuilder for our homebuilder services and are evaluating whether to continue providing services to homebuilders. Any investment in our securities should be considered a high-risk investment because the investor will be placing funds at risk in a company with unknown costs, expenses, competition, and other problems to which new ventures are often subject. Investors should not invest in us unless they can afford to lose their entire investment.

We have incurred a significant amount of debt, and will require additional substantial capital to continue to pursue our operating strategy.

We had approximately $4.6 million in cash and cash equivalents at June 30, 2006. We plan to commit several million dollars in cash to exercise option rights to purchase land, develop land and guarantee certain payments regarding the development of the optioned land over the next year. We have secured lines of credit totaling approximately $9.7 million. Approximately $3.9 million was drawn against these lines of credit as of June 30, 2006, which will be repaid as finished lots and completed homes are sold. At June 30, 2006, we owed approximately $223 thousand on a $2 million line of credit, which was subsequently reduced to a zero balance in July 2006. Approximately $1.2 million of the notes payable relate to lines of credit that we have guaranteed, drawn on by the variable interest entities, or VIEs, to build homes. The amounts drawn on the lines of credit will be repaid as the completed homes are sold. We anticipate investing approximately $8 million for the purchase of land, installment payments, options fees and development costs over the next six months and approximately $23 million for the purchase of land, installment payments, options fees and development costs over the next twelve months. This amount includes costs for development of land, such as installation of water and wastewater infrastructure, streets and common areas. We intend to purchase or obtain options to purchase additional acreage for development and additional finished lots for sale. We are actively seeking additional debt financing and intend to raise additional equity to finance these activities, possibly using joint venture financing as well as cash generated from lot and land sales.

We have issued and sold $17.0 million in principal amount of convertible promissory notes in the last 12 months. These notes bear interest at a fixed rate of 5.0% per annum, with the principal amount of such notes convertible into shares of our common stock at the conversion price of $2.00 per share. The conversion price is subject to proportionate adjustment for stock splits, stock dividends and recapitalizations. In the event that we issue certain equity securities or equity-linked securities with a conversion price, exercise price or share price of less than $2.00, the conversion price will be lowered to such conversion price, exercise price or share price of the equity securities or equity-linked securities issued. The conversion price may not be reduced below $1.00 per share.

Our growth plans will require substantial amounts of cash for earnest money deposits, land purchases, development costs and interest payments, and to provide financing or surety services to our homebuilder clients. Until we begin to sell an adequate number of lots and services to cover our monthly operating expenses, costs associated with our sales, marketing and general and administrative activities will deplete our available cash. Our articles of incorporation contain no limits on the amount of indebtedness we may incur.

We are seeking additional credit lines to finance land purchases and development costs.

Through June 30, 2006, we have closed on major land development projects that used $1.46 million in cash to exercise land purchase options, acquire entitled acreage and purchase finished lots to be used for model homes.

We anticipate purchasing and committing to various agreements to purchase land that could have performance clauses requiring several million dollars in cash and borrowings. The majority of our expenditures in the past have been for inventory, consisting of land, land development and land options totaling almost $20 million as of June 30, 2006. To secure additional inventory, we will be required to put up earnest money deposits, make cash down payments, acquire acreage tracts and pay for certain land development activities costing several million dollars. This amount includes the development of land, including costs for the installation of water, sewage, streets and common areas. We intend to continue our growth plan and expect to purchase or obtain options to purchase additional acreage for development and additional finished lots to provide supplies for our homebuilder customers. We intend to use debt and may utilize joint venture financing as well as cash generated from lot and land sales to finance these activities.

In the normal course of business, we enter into various land purchase option agreements that require earnest money deposits. In order for us to start or continue the development process, we may incur development costs before we exercise an option agreement. At June 30, 2006, we had capitalized development costs of $673 thousand, all of which is non-refundable if we do not exercise the option and purchase the land. We currently have approximately $933 thousand in earnest money and deposits outstanding, of which the entire $933 thousand would be forfeited and expensed if we were to cancel the agreements.

Should our financing efforts be insufficient to execute our business plan, we may be required to seek additional sources of capital, which may include partnering with one or more established operating companies that are interested in our emerging business or entering into joint venture arrangements for the development of certain of our properties. However, if we were required to resort to partnering or joint venture relationships as a means to raise needed capital or reduce our cost burden, we likely will be required to cede some control over our activities and negotiate our business plan with our business or joint venture partners.

We are vulnerable to concentration risks because our initial operations will be limited to the central Texas area.

Initially, our real estate activities will be conducted almost entirely in the central Texas region, which we define as encompassing the Austin Metropolitan Statistical Area, or Austin MSA, and the San Antonio Metropolitan Statistical Area, or San Antonio MSA. The geographic concentration and limited number of projects that we plan to pursue make our operations more vulnerable to local economic downturns and adverse project-specific risks than those of larger, more diversified companies.

The performance of the central Texas economy will affect our sales and, consequently, the underlying values of our properties. For example, the economy in the Austin MSA is heavily influenced by conditions in the technology industries. During periods of weakness or instability in technology industries, we may experience reduced sales, particularly with respect to “high-end” properties, which can significantly affect our financial condition and results of operations. The San Antonio MSA economy is dependent on the service industry (including tourism), government/military and businesses specializing in international trade. To the extent there is a significant reduction in tourism or in staffing levels of military or other government employers in the San Antonio MSA, we would expect to see reduced sales of lower priced homes due to a likely reduction in lower paying tourism- and government-related jobs. Furthermore, any changes to currently proposed military base reduction plans could hinder anticipated growth in the San Antonio MSA as the area expects to see a net gain of approximately 4,000 new jobs due to base closures in other areas.

Our operations are subject to an intensive regulatory approval process, including governmental and environmental regulation, which can increase our costs.

Before we can develop a property, we must obtain a variety of approvals from local, state and federal governmental agencies with respect to such matters as zoning, density, parking, subdivision, site planning and environmental issues. Certain of these approvals are discretionary by nature. Because certain government agencies and special interest groups have in the past expressed concerns about development plans in or near the central Texas region, our ability to develop these properties and realize future income from them could be delayed, reduced, made more expensive or prevented altogether.

Real estate development is subject to state and federal regulations and to possible interruption or termination because of environmental considerations, including, without limitation, air and water quality and protection of endangered species and their habitats. We are making and will continue to make expenditures and other accommodations with respect to our real estate development for the protection of the environment. Emphasis on environmental matters may result in additional costs to us in the future or a reduction in the amount of acreage that we can use for development or sales activities.

We may be subject to risks as a result of our entry into joint ventures.

To the extent that we undertake joint ventures to develop properties or conduct our business, we may be liable for all obligations incurred by the joint venture, even though such obligations may not have been incurred by us, and our share of the potential profits from such joint venture may not be commensurate with our liability.

Moreover, we will be exposed to greater risks in joint ventures should our co-venturer’s financial condition become impaired during the term of the joint venture, as creditors will increasingly look to our company to support the operations and fund the obligations of the joint venture.

Our operations are subject to weather-related risks.

Our land development operations and the demand for our homebuilder services may be adversely affected from time to time by weather conditions that damage property. The central Texas region is prone to tornados, hurricanes entering from the Gulf of Mexico, floods, hail storms, severe heat and droughts. We maintain only limited insurance coverage to protect the value of our assets against natural disasters. Additionally, weather conditions can delay development and construction projects by weeks or months which could delay and decrease our anticipated revenues. To the extent we encounter significant weather-related delays, our business would suffer.

We are subject to risks related to environmental damages.

We may be required to undertake expensive and time-consuming clean-up or remediation efforts in the event that we encounter environmental hazards on the lots we own, even if we were not originally responsible for or aware of such hazards. In the event we are required to undertake any such remediation activities, our business could suffer.

We are at risk of loss for loans or advances to our customers.

To the extent we offer surety or financing to our homebuilder customers, we could suffer losses if the funds advanced are not used for their intended purposes and we are forced to exercise legal remedies or incur expenses to recoup our collateral. Although we monitor closely the activities for which the money is intended, it is possible for the funds to be wasted or misappropriated. We do not believe we are required to obtain any license to provide these loans or advances, nor are we limited by our charter on the amount of surety or financing we can offer, but regulatory changes could require that we do so in the future.

Our President and Chief Executive Officer is subject to a non-compete agreement that limits the activities in which we may engage.

Clark Wilson, our President and Chief Executive Officer, served as the President and Chief Executive Officer of Clark Wilson Homes, Inc., a subsidiary of Capital Pacific Holdings, from 1992 to 2002. Pursuant to an agreement that was executed in connection with the sale of Clark Wilson Homes to J.M. Peters Company in 1994, Mr. Wilson agreed not to engage in the businesses of acquisition, ownership, development, construction or sale of dwelling units in certain portions of the United States in which we plan to do business, including the central Texas region, as well as in any other county in the United States in which J.M. Peters Company conducts business. The stated term of this covenant not-to-compete is five years for certain enumerated counties in Texas, including the counties in and around, Austin, Dallas, Houston and San Antonio, Texas, and for three years for certain other counties in the United States, beginning on the date Mr. Wilson’s employment with Capital Pacific terminated, which occurred in 2002. The covenant not to compete relates to the business of building homes and not the purchase and sale of real estate as contemplated by us. It is our opinion that our current activities do not violate the terms of the covenant because we do not currently and we do not intend to engage in homebuilding activities until after the covenant terminates in June 2007.

We are a relatively small company and have a correspondingly small financial and accounting organization. Being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified directors.

We are a small company with a finance and accounting organization that we believe is of appropriate size to support our current operations; however, the rigorous demands of being a public reporting company may lead to a determination that our finance and accounting group is undersized. As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934 and the Sarbanes-Oxley Act of 2002. The requirements of these laws and the rules and regulations promulgated thereunder entail significant accounting, legal and financial compliance costs, and have made, and will continue to make, some activities more difficult, time consuming or costly and may place significant strain on our personnel, systems and resources.

The Securities Exchange Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight are required. As a result, management’s attention may be diverted from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations.

These rules and regulations also have made it more difficult and more expensive for us to maintain director and officer liability insurance, and in the future we may be required to accept reduced coverage or incur substantially higher costs to maintain such coverage. If we are unable to maintain adequate director and officer insurance, our ability to recruit and retain qualified officers and directors, especially those directors who may be deemed independent, will be significantly curtailed.

We depend on our key personnel to manage our business effectively.

We believe our future success will depend in large part upon our ability to attract and retain highly skilled managerial and sales and marketing personnel. In particular, due to the relatively early stage of our business, we believe that our future success is highly dependent on Clark N. Wilson, the chief executive officer of Wilson Holdings and founder of WFC, to provide the necessary leadership to execute our growth plans. The loss of the services of any of our key employees, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel, and in particular sales personnel, could impede our ability to expand our sales and marketing activities as desired, and negatively impact our profitability.

Wilson Holdings is a holding company, and the obligations of our company are subordinate to those of our operating subsidiary.

Wilson Holdings is a holding company with no material assets other than its equity interest in its wholly owned subsidiary, WFC. WFC conducts substantially all of our operations and directly owns substantially all of our assets. The holding company structure places any obligations of Wilson Holdings subordinate to those of our operating subsidiary, WFC. Therefore, in the event of a liquidation, creditors of WFC would be repaid prior to any distribution to the stockholders of Wilson Holdings. After the repayment of all obligations incurred by WFC and the repayment of all obligations of Wilson Holdings, any remaining assets could then be distributed to Wilson Holdings as the holder of all shares of common stock of WFC and subsequently would be distributed among the holders of our common stock.

Our largest stockholder, who is also our President and Chief Executive Officer, will continue to control our company.

Clark N. Wilson, our President and Chief Executive Officer, owns or controls approximately 70% of the issued and outstanding shares of our common stock. This ownership position provides Mr. Wilson with the voting power to direct the election of all members of our board of directors and, thereby, to control substantially all corporate actions and decisions for an indefinite period.

We have borrowed money at floating interest rates and if interest rates were to significantly increase, our financial results could suffer.

We have borrowed approximately $6.2 million, maturing June 2008, at an interest rate of prime plus 0.75% and approximately $3.0 million, maturing March 2007, that is adjusted in relation to the prime rate plus 0.50%. If the prime rate were to significantly increase, we would be required to pay additional amounts in interest under these notes and line of credit and our financial results could suffer.

We have issued $17 million in convertible notes and if these notes are converted into shares of common stock, or if the warrants issued in conjunction with such notes are exercised, our stockholders would suffer substantial dilution.

In December 2005 and September 2006, we issued convertible promissory notes, convertible at the election of the holders into shares of our common stock at a conversion price of $2.00 per share. In conjunction with these note financings, we also issued warrants to the purchasers and to the placement agent exercisable to purchase an aggregate of 1,837,500 shares of our common stock at an exercise price of $2.00 per share. While the holders of these notes and warrants have not indicated to us that they plan to convert their notes into, or exercise their warrants for, shares of our common stock, in the event they elect to do so we would be required to issue up to 8,500,000 additional shares of our common stock in conversion of the notes and 1,837,500 shares of our common stock upon exercise of the warrants. Such an issuance would be dilutive to our existing stockholders. The conversion price is subject to adjustment for stock splits, reverse stock splits, recapitalizations and similar corporate actions. In the event that we issue certain equity securities or equity-linked securities with a conversion price, exercise price or share price of less than $2.00, the conversion price will be lowered to the conversion price, exercise price or share price of the equity or equity-linked securities issued. The conversion price may not be reduced below $1.00 per share.

In the twenty one trading days prior to and including the closing of the December 2005 transaction in which we issued $10 million in principal amount of convertible promissory notes, our stock price fluctuated between a low of $4.00 and a high of $5.00. During this time, according to Nasdaq.com web site, approximately 2,644 shares of our common stock were traded with no shares traded on fourteen of those twenty one trading days. In the twenty one trading days prior to and including the closing of the September 2006 transaction in which we issued $7 million in principal amount of convertible promissory notes, our stock price fluctuated between a low of $2.00 and a high of $2.90. During this time, according to Nasdaq.com web site, approximately 1700 shares of our common stock were traded with no shares traded on eighteen of those twenty one trading days. In the twenty trading days prior to the date hereof, our stock price fluctuated between $2.50 and $2.00. During this time approximately 500 shares were traded, with no shares traded on nineteen of those twenty trading days.

There is currently a limited market for our common stock. We have limited trading volume which causes significant stock price fluctuation. Any trading market that develops in our common stock may be highly illiquid and may not reflect the underlying value of our net assets or business prospects.

Although our common stock is currently quoted on the OTC Bulletin Board, there is currently only a limited market for our common stock and there can be no assurance that an improved market will ever develop or be sustained if developed. Any trading market that does develop may be volatile, and significant competition to sell our common stock in any such trading market may exist, which could negatively affect the price of our common stock, including shares of our common Stock issuable upon conversion of our outstanding convertible promissory notes. We have a minimal number of shares that are freely tradable and therefore our stock price fluctuates significantly based on trades of very small volume. As a result, the value of our common stock may decrease. Additionally, if a trading market does develop, such market may be highly illiquid, and our common stock may trade at a price that does not accurately reflect the underlying value of our net assets or business prospects. Investors are cautioned not to rely on the possibility that an active trading market may develop or on the prices at which our stock may trade in any market that does develop in making an investment decision.

We are vulnerable to concentration risks because we intend to focus on the residential rather than commercial market.

We intend to focus on residential rather than commercial properties. Economic shifts affect residential and commercial property markets, and thus our business, in different ways. A developer with diversified projects in both sectors may be better able to survive a downturn in the residential market if the commercial market remains strong. Our exclusive focus on the residential sector can make us more vulnerable than a diversified developer.

Our common stock is subject to the “penny stock” rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

Our common stock is currently listed for trading on the OTC Bulletin Board which is generally considered to be a less efficient market than markets such as NASDAQ or other national exchanges, and which may make it difficult for our stockholders to conduct trades and for us to obtain future financing in the capital markets. Furthermore, our securities are subject to the “penny stock rules” adopted pursuant to Section 15(g) of the Securities Exchange Act. The penny stock rules apply to non-NASDAQ companies whose common stock trades at less than $5.00 per share or which have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). Such rules require, among other things, that brokers who trade “penny stock” to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers refuse to engage in trades of “penny stock” because of the requirements imposed under the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the “penny stock rules” for any significant period, the market for our securities may be materially and adversely affected. Because our securities are subject to the “penny stock rules,” investors will find it more difficult to dispose of our securities. Further, for companies whose securities are traded in the OTC Bulletin Board, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

If we are unable to generate sufficient cash from operations or secure additional borrowings, we may find it necessary to curtail our development activities.

We anticipate that we will need at least $8 million in additional capital resources to fund our acquisition and development expenditures over the next six months and $23 million to fund such expenditures for the next twelve months. Our performance continues to be substantially dependent on future cash flows from real estate financing and sales and there can be no assurance that we will generate sufficient cash flow or otherwise obtain sufficient funds to meet the expected development plans for our current and future properties. If we are unsuccessful in obtaining adequate loans or in generating positive cash flows, we could be forced to: abandon some of our development activities; including the development of sub-divisions and entitling of land for development; forfeit option fees and deposits; default on loans; violate covenants with our current lenders and convertible note holders thereby putting us in default; and possibly be forced to liquidate a substantial portion of our asset holdings at unfavorable prices.

Our results of operations and financial condition are greatly affected by the performance of the real estate industry.

Our real estate activities are subject to numerous factors beyond our control, including local real estate market conditions, substantial existing and potential competition, general national, regional and local economic conditions, fluctuations in interest rates and mortgage availability and changes in demographic and environmental conditions. Real estate markets have historically been subject to strong periodic cycles driven by numerous factors beyond the control of market participants.

Real estate investments often cannot easily be converted into cash and market values may be adversely affected by these economic circumstances, market fundamentals, competition and demographic conditions. Because of the effect these factors have on real estate values, it is difficult to predict with certainty the level of future sales or sales prices that will be realized for individual assets.

Our real estate operations are also dependent upon the availability and cost of mortgage financing for potential customers, to the extent they finance their purchases, and for buyers of the potential customers’ existing residences.

We have anti-takeover provisions that could discourage, delay or prevent our acquisition.

Provisions of our articles of incorporation and bylaws could have the effect of discouraging, delaying or preventing a merger or acquisition that a stockholder may consider favorable. Our authorized but unissued shares of common stock are available for our board to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of our authorized but unissued shares of common stock could render it more difficult or discourage an attempt to obtain control of us by means of a proxy context, tender offer, merger or other transaction. In the future, we may elect to amend our charter to provide for authorized but unissued shares of preferred stock that would be issuable at the discretion of the board of directors. We can amend and restate our charter by action of the board of directors and the written consent of a majority of stockholders. Clark Wilson, our President and Chief Executive Officer, owns a majority of our outstanding stock and sits on the board of directors.

We may become subject to Nevada’s Control Share Acquisition Act (Nevada Revised Statutes 78.378 -78.3793), which prohibits an acquirer, under certain circumstances, from voting shares of a corporation’s stock after crossing specific threshold ownership percentages, unless the acquirer obtains the approval of the issuing corporation’s stockholders. The first such threshold is the acquisition of at least one-fifth but less that one-third of the outstanding voting power. Wilson Holdings may become subject to Nevada’s Control Share Acquisition Act if it has 200 or more stockholders of record at least 100 of whom are residents of the State of Nevada and does business in the State of Nevada directly or through an affiliated corporation. Currently, we do not conduct business in the State of Nevada directly or through an affiliated corporation.

As a Nevada corporation, we also are subject to Nevada’s Combination with Interested Stockholders Statute (Nevada Revised Statutes 78.411 -78.444) which prohibits an “interested stockholder” from entering into a “combination” with the corporation, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior three years, did beneficially own) 10 percent or more of the corporation’s voting stock.

Our President and Chief Executive Officer also owns a majority of the issued and outstanding shares of our common stock. All of these factors may decrease the likelihood that we would be, or the perception that we can be, acquired, which may depress the market price of our common stock.

USE OF PROCEEDS

The selling stockholders will receive all of the net proceeds from the sale of the common stock offered by this prospectus. Accordingly, we will not receive any proceeds from the sale of the common stock.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices, or at privately negotiated prices.

PRICE AND RELATED INFORMATION CONCERNING REGISTERED SHARES

Our common stock is traded on the National Association of Securities Dealers Inc. Over the Counter Bulletin Board under the symbol “WSHD.OB.”

The following table represents the range of the high and low bid prices of our common stock as reported by the OTC Bulletin Board Historical Data Service. These quotations represent prices between dealers and may not include retail markups, markdowns, or commissions and may not necessarily represent actual transactions. We cannot assure the holders of our common stock, including shares issuable upon the conversion of convertible promissory notes that we have issued, that an active public market will develop in our common stock or that a stockholder may be able to liquidate his or her investment without considerable delay, if at all. The market prices reported prior to October 11, 2005 were prices reported for Cole Computer Corporation, our predecessor entity that was a shell corporation with no material assets or liabilities. The share prices reported below have been adjusted to take into account a 350-to-1 reverse stock split with respect to the outstanding shares of our common stock that was effected on September 22, 2005.

2006	High	Low
First Quarter	$7.50	$2.90
Second Quarter	$5.25	$3.00
Third Quarter (through October 13, 2006)	$4.95	$2.00
2005	High	Low
First Quarter	$10.49	$3.85
Second Quarter	$13.46	$3.85
Third Quarter	$13.99	$3.85
Fourth Quarter	$13.00	$4.00
2004	High	Low
First Quarter	$7.00	$3.50
Second Quarter	$7.00	$7.00
Third Quarter	$17.50	$14.00
Fourth Quarter	$21.00	$14.00
2003	High	Low
First Quarter	$52.50	$21.00
Second Quarter	$45.50	$21.00
Third Quarter	$45.50	$14.00
Fourth Quarter	$21.00	$10.00

Shares of our common stock are subject to Section 15(g) of the Securities Exchange Act and Rule 15g-9 of the SEC promulgated thereunder, commonly referred to as the “penny stock” rule. This rule defines “penny stock” to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. The rule provides that any equity security is considered to be a penny stock unless that security is: registered and traded on a national securities exchange meeting specified criteria set by the SEC; authorized for quotation from the NASDAQ stock market; issued by a registered investment company; or excluded from the definition on the basis of a price per share of at least $5.00 or due to the issuer’s net tangible assets exceeding specified minimum thresholds. Our shares of common stock are deemed to be penny stock; thus, trading in our shares will be subject to additional sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. Accredited investors, in general, include individuals with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse, and certain institutional investors.

For transactions covered by the penny stock rule, broker-dealers must make a special suitability determination for the purchase of such security and are required to receive the purchaser’s prior written consent to engage in the purchase transaction. Additional rules also can apply to transactions involving penny stocks. Consequently, these rules may restrict the ability of broker-dealers to trade or maintain a market in our common stock and may affect the ability of our stockholders to sell their shares.

As of October 13, 2006, there were approximately 353 record holders of our common stock. No shares of preferred stock are issued or outstanding.

Dividends

We have never paid or declared any cash dividends on our common stock, and we have no current plans to pay any cash dividends on our common stock in the future. Instead, we intend to retain all of our earnings, if any, to support our operations and future growth. The payment of any future dividends on the common stock will be determined by the board of directors based upon our earnings, financial condition and cash requirements, possible restrictions in future financing agreements (if any) as well as overall business conditions and other factors deemed relevant by the board of directors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. When used in this prospectus, the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “continue,” “may,” “will,” “could,” “should,” “future,” “potential,” “estimate,” or the negative of such terms and similar expressions as they relate to us or our management are intended to identify forward-looking statements. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this prospectus or the registration statement to which this prospectus is a part. These risks and uncertainties are beyond our control and, in many cases, we cannot predict the risks and uncertainties that could cause our actual results to differ materially from those indicated by the forward-looking statements.

Historical results and percentage relationships among any amounts in our consolidated financial statements are not necessarily indicative of trends in operating results for any future periods.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Consolidated Financial Information” and our financial statements and accompanying notes included elsewhere in this document.

Selected Consolidated Financial Information

Statement of Operations Data:	Six Months Ended June 30,		Years Ended December 31,
	2006	2005	2005	2004
Revenues	$3,367,972	-	255,000	-
Cost of revenues	$2,575,599	-	114,587	-
Gross profit	$792,373	-	140,413	-
Operating expenses	$2,559,808	(72,207)	1,424,513	48,296
Operating loss	$(1,767,435)	(72,207)	(1,284,100)	(48,296)
Net loss	$(5,566,805)	(81,075)	(1,714,443)	(59,063)
Basic and diluted net loss per share	$(0.31)	(0.05)	(0.22)

Balance Sheet Data:	As of June 30,	As of December 31,
	2006	2005	2004
Cash and cash equivalents	$4,591,970	10,019,816	8,943
Inventory	$19,749,641	12,955,017	375,354
Total current assets	$24,419,912	23,022,889	384,297
Debt issuance costs, net of amortization	$1,374,085	1,420,669	-
Total assets	$25,994,688	24,514,433	384,297
Current liabilities	$5,360,997	7,861,744	31,854
Total long term liabilities	$19,942,121	10,597,200	279,800
Total liabilities	$25,303,118	18,458,944	311,654
Partners’ and stockholders’ equity	$691,570	6,055,489	72,643

Overview

We merged with Wilson Family Communities, Inc., or WFC, in October 2005. WFC was formed early in 2005 with the intention of focusing on acquiring and developing residential land in the central Texas region. In May 2005, WFC merged with a limited partnership that had engaged in various land acquisition and development services.

The core of our business plan is to secure land strategically based on our understanding of population growth patterns and infrastructure development. This portion of our business will require the majority of our financial resources. In tandem with our land acquisition efforts, and based upon our strategic market analysis, we plan to prepare raw real estate for homebuilding and sell raw and developed land.

We believe that as the central Texas economy expands, our strategic land purchases, land development activities and partnering model with local builders will enable us to capitalize on the new growth centers we expect will be created.

To both increase and accelerate lot sales, we also intend to deliver residential lots and financial support to local homebuilders who have strong technical skills but who may lack the personnel and financial resources to compete effectively against national homebuilding companies. We will earn revenue from the sale of real estate and residential lots, as well as on services provided to clients. The amount of payments that we receive will typically be determined by the gross selling price of the builders’ finished homes as well as the specific services we provide to individual homebuilders. We currently have signed agreements to provide these services to two homebuilder clients, although one client has informed us that it does not intend to initiate any new projects. We are evaluating whether to continue providing such services to homebuilders in the future.

We exercise significant influence over, but hold no controlling interest in, homebuilder clients, but we may retain the majority of the risk of loss. At June 30, 2006, we determined that we were the primary beneficiary in certain homebuilder agreements, as defined under FASB Interpretation No. 46(R), or FIN 46(R), entitled “Consolidation of Variable Interest Entities”, where we have a significant, but less than controlling, interest in our clients. In accordance with FIN 46(R), the results of these clients have been consolidated into our financial statements.

Results of Operations

Homebuilding and Related Services Revenues

Homebuilding and related services consists of home sales and homebuilder services. All of the home sales are generated by our clients utilizing our homebuilder services. We consolidate these clients into our operating results based on accounting requirements according to FIN 46(R) and refer to these clients as Variable Interest Entities, or VIEs.

During the six months ended June 30, 2006, home sales accounted for approximately 80% of revenues at a gross profit margin of approximately 18%. We expect that revenues from home sales will increase as more homes are started and sold in the coming quarters by our clients. However, we are evaluating whether to continue providing homebuilder services. One client has informed us that it is not starting any new homes. This client accounted for approximately $1.8 million, or 66%, of the approximately $2.7 million of home sales. We do not expect the inactivity of this client to have a material affect in future periods, as our other homebuilder client was just beginning to deliver homes in the first and second quarters of 2006 and have increased their activity in the third quarter of 2006. If we discontinue offering homebuilding services, or if our remaining client does not perform as expected, our revenues would decrease materially which could have a material adverse affect upon our financial performance. Homebuilder services revenues are eliminated in the consolidation of our financial statements as cost of revenues to our VIEs. There were no revenues during the six months ended June 30, 2005 as we had at that time recently received funding and had limited operations. We expect home sales to increase and margins to remain approximately the same, unless our homebuilding clients do not perform as expected.

Land Sales

Land sales were approximately $666 thousand for the six months ended June 30, 2006. Approximately $616 thousand of land sales revenues for the six months ended June 30, 2006 were generated from the sale of acreage tracts and $50 thousand was income on land options. Approximately $292 thousand worth of lots were sold to our VIEs for their homebuilding activities, but these revenues were eliminated in the consolidation of our financial statements.

During the six months ended June 30, 2005, we were in the process of acquiring and developing land and did not have any revenues or significant operations as we had at that time recently received funding and were in the process of ramping operations. We began generating revenues in the quarter ended September 30, 2005 when we sold two acreage properties totaling $255 thousand, earning gross profit of approximately $140 thousand.

We have been developing and acquiring land for sale to homebuilders and expect to see a material increase in our land sales as our remaining active VIE expands its operations and we offer more land for sale to national and regional homebuilders as well as to local homebuilders. Developing finished lots from raw land takes approximately two years and we expect sales of finished lots to increase in the coming quarters as lots we are currently developing are completed and sold. We plan to sell the majority of our lots to national, regional and local homebuilders that may purchase anywhere from 5 to a 100 or more lots at a time. We also plan to sell lots under contract, whereby the purchaser commits to buy a large number of lots, but actually takes possession and pays for the lots in blocks over a period ranging from several months to several years. We expect lot sales to vary significantly from quarter to quarter causing significant fluctuations in revenues and gross profit.

Costs and Expenses

General and Administrative Expenses

General and administrative expenses are composed primarily of salaries of general and administrative personnel and related employee benefits and taxes, accounting and legal, and general office expenses and insurance. During the six months ended June 30, 2006, salaries, benefits and taxes totaled approximately $735 thousand and represented approximately 33% of total general and administrative costs. Legal, accounting, audit and transaction cost amortization, which includes the expenses of filing our shelf registration and other SEC filings, totaled approximately $488 thousand for the six months ended June 30, 2006, and represented approximately 22% of total general and administrative costs. Fees and expenses, warranty expense, architecture fees and consulting services were $422 for the six months ended June 30, 2006, and represented approximately 19% of total general and administrative expenses. The remaining expenses were for general overhead, including rent, office expenses and insurance. Depreciation expense included in general and administrative expenses was approximately $31 thousand for the six months ended June 30, 2006. General and administrative expenses included from the consolidation of our VIEs were less than 10% of the total general and administrative expenses for the six months ended June 30, 2006. We expect total general and administrative expenses to remain at approximately the same level for the next six month period.

Sales and Marketing Expenses

Sales and marketing expenses include salaries of sales and marketing personnel and related taxes and benefits, marketing activities including website, brochures and catalogs, signage and billboards, and market research. Sales and marketing salaries and related expenses for the six months ended June 30, 2006 were approximately $131 thousand and represented approximately 37% of total marketing costs for the period. Expenses for advertising, brochures and catalogs, signage, public relations and other selling expenses for the six months ended June 30, 2006 were approximately $201 thousand and represented approximately 56% of total sales and marketing costs for the same period. The remaining expenses for the six months ended June 30, 2006, were for other incidental items and services. Approximately 15% of the sales and marketing expenses resulted from the consolidation of the VIEs.

Operating expenses for the six months ended June 30, 2005 were not comparable, as we had limited operations during the period.

Interest Expense and Income

Interest expense for the six months ended June 30, 2006 was approximately $1.1 million and related to interest on properties purchased, convertible debt interest costs and amortization of the convertible debt discount. The convertible debt discount amortization was approximately $357 thousand for the six months ended June 30, 2006. Interest on the convertible debt was $250 thousand for the six month period. Our interest expense will increase if interest rates increase, and as we continue borrowing to finance land acquisitions and land development.

We experienced a loss on the fair value of derivatives during the six months ended June 30, 2006 of approximately $2.9 million, which is the increase in the fair value of the derivative liabilities related to the convertible notes and contingent warrants. This increase was primarily the result of the increase in value of our common stock. We intend to finance a major portion of land purchases and expect interest expense to increase with borrowings in future periods.

Interest income of approximately $206 thousand for the six months ended June 30, 2006 reflected interest earned on our cash and cash equivalents.

On September 29, 2006, we had eleven employees and two full-time consultants.

Financial Condition and Capital Resources

Liquidity

We had approximately $4.6 million in cash and cash equivalents at June 30, 2006. We plan to commit several million dollars in cash to exercise option rights to purchase land, develop land and guarantee certain payments regarding the development of the optioned land over the next year. We have secured lines of credit totaling approximately $9.7 million. Approximately $3.9 million was drawn against these lines of credit as of June 30, 2006, which will be repaid as finished lots and completed homes are sold. At June 30, 2006, we owed approximately $223 thousand on a $2 million line of credit, which was subsequently reduced to a zero balance in July 2006. Approximately $1.2 million of the notes payable relate to VIEs that had drawn on the lines of credit, which we have guaranteed, to build homes. The amounts drawn on the lines of credit will be repaid as the completed homes are sold. We currently do not expect to experience losses from the guarantees that we have provided on these notes payable, however we do not have direct control over the entities, and may incur losses from such guarantees.

We anticipate investing approximately $8 million for the purchase of land, installment payments, options fees and development costs over the next six months and approximately $23 million for the purchase of land, installment payments, options fees and development costs over the next twelve months. This includes costs for the development of land, including the installation of water and wastewater infrastructure, streets and common areas. We intend to purchase or obtain options to purchase additional acreage for development and additional finished lots for sale. We are actively seeking additional debt financing and intend to raise additional equity to finance these activities, possibly using joint venture financing as well as cash generated from lot and land sales.

Our growth plans will require substantial amounts of cash for earnest money deposits, land purchases, development costs and interest payments, and to provide financing or surety services to our homebuilder clients. Until we begin to sell an adequate number of lots and services to cover monthly operating expenses, our sales, marketing, general and administrative costs will deplete cash.

To maintain our liquidity, we have financed the majority of our land and development activities with debt and equity, and believe we can continue to do so in the future, through a combination of conventional and convertible debt, joint venture financing, sales of selected lot positions, sales of land and lot options, and additional equity.

Our current short term financing is indexed to the prime rate, which has increased over the past few months and could increase substantially in the future. An increase in interest rates could have a material adverse effect on our operations by increasing expenses and cash outlays, decreasing profitability or increasing losses, depleting cash and thereby making it difficult to meet the our cash obligations, and make it unlikely that we could meet the borrowing criteria of future lenders.

Land comprises the majority of our assets, which could suffer devaluation if the housing and real estate markets suffer a significant downturn, due to interest rate increases or other reasons. Our debt might then be called requiring liquidation of assets to satisfy our debt obligations or use our cash. A significant downturn could also make it more difficult for us to liquidate assets to raise cash and pay off debts, which could have a material adverse effect upon the Company.

In the normal course of business, we enter into various land purchase option agreements that require earnest money deposits. In order for us to start or continue the development process, we may incur development costs before we exercise an option agreement. At June 30, 2006, we had capitalized development costs of $673 thousand, all of which are non-refundable if we do not exercise the option and purchase the land. We currently have approximately $933 thousand in earnest money and deposits outstanding of which the entire $933 thousand would be forfeited and expensed if we were to cancel the agreements.

On December 19, 2005, we issued $10 million in aggregate principal amount of 5% Convertible Notes Due December 1, 2012, with interest payments due June 1 and December 1 beginning in 2006 until converted. These interest payments will be paid from cash and total approximately $500 thousand per year.

On September 29, 2006, we issued $7 million in aggregate principal amount of 5% Convertible Notes Due September 1, 2013, with interest payments due February 1 and September 1 beginning in February 1, 2007 until converted. These interest payments will be paid from cash and total approximately $350 thousand per year.

Capital Resources

During June 2006, we refinanced $6.2 million of notes. The terms of the new loan include a $6.2 million principal balance, an interest rate indexed to the New York prime rate plus 0.75% per annum with a floor of 7.0%, a term not to exceed 24 months and required principal reductions of $800 thousand per quarter beginning 12 months from the date of closing. Principal reductions from sales of real estate are credited towards the $800 thousand per quarter requirement.

We anticipate purchasing and committing to various agreements to purchase land that could have performance clauses requiring several million dollars in cash and borrowings. The majority of our expenditures in the past have been for inventory, consisting of land, land development and land options totaling almost $20 million as of June 30, 2006. To secure additional inventory, we will be required to put up earnest money deposits, make cash down payments, acquire acreage tracts and pay for certain land development activities costing several million dollars.

We also provide financing services to our homebuilder clients, acting as surety on their interim construction loans or by providing interim construction financing for their homebuilding activities. We may also provide working capital loans to our homebuilder clients. We plan to raise additional equity, combined with our current equity and convertible debt, to obtain additional interim construction, and development financing. We believe that we can finance 50% to 80% of the cost of the land and development costs for acquired properties.

To address our cash needs, we raised $10 million of subordinated convertible debt in December 2005 due December 1, 2012, bearing interest at 5% per annum with semi-annual interest payments due in June and December, beginning in June 2006. In September 2005, we obtained a $2 million line of credit for interim construction financing, and we owed approximately $223 thousand at June 30, 2006. In March 2006, we obtained an additional construction loan of approximately $3.0 million, which will be repaid during the year following completion, through lot sales to builders. We must make cumulative principal reductions in the aggregate amount of approximately $494 thousand every three months, beginning at the end of the first calendar month in which the completion date occurs which was during July 2006.

We anticipate that we will be able to obtain additional financing through the sale of stock or other debt or equity instruments to finance our growth. We also may participate in joint ventures to develop and secure additional land holdings, which would decrease the need for cash, versus purchasing the property outright, but could pose other risks such as the financial condition of the joint venture partner, which would be disclosed upon reaching definitive agreements.

In September 2006, we issued an additional $7 million in aggregate principal amount of subordinated convertible notes due September 1, 2013, bearing interest at 5% per annum with semi-annual interest payments due February 1 and September 1 beginning in February 1, 2007. These interest payments will be paid from cash and total approximately $350 thousand per year.

Off-Balance Sheet Arrangements

As of June 30, 2006, we had no off-balance sheet arrangements.

Contractual Obligations and Commitments

(In thousands $000)	Total	Current	1-3 Years	4-5 Years	>5 Years
Convertible debt, due 2012	$10,000	-	-	-	10,000
Convertible debt, due 2013	7,000	-	-	-	7,000
Notes payable, due June 2008	6,200	-	6,200	-	-
Notes payable, due April 2008	280	-	280	-	-
Line of Credit, due April 2007	254	254	-	-	-
Line of Credit, due March 2007	2,450	1,976	474	-	-
Line of Credit, due January 2007 (1)	1,210	1,210	-	-	-
Land acquisition contracts (2)	21,918	14,876	5,181	1,861	-
Totals	$49,312	18,316	12,135	1,861	17,000

We have excluded the derivative liabilities from the above table, because they represent non-cash liabilities and would distort the actual amount of our cash liabilities.

(1)	Line of credit that we have guaranteed.
(2)	Approximately $6 million due in October 2006, $1.7 million in December 2006 and $7.3 million in January 2007.

Critical Accounting Policies and Estimates

Our accounting policies are more fully described in the notes to our consolidated financial statements.

As discussed in the notes to the consolidated financial statements, the preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions about future events that affect the amounts reported in our consolidated financial statements and accompanying notes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results could differ from those estimates, and such differences may be material to our consolidated financial statements. Listed below are those policies and estimates that we believe are critical and require the use of significant judgment in their application.

Revenue Recognition

Revenues from property sales are recognized in accordance with SFAS No. 66, “Accounting for Sales of Real Estate” when the risks and rewards of ownership are transferred to the buyer and the consideration received. Revenues from land development services to builders are recognized when the properties associated with the services are sold and when the risks and rewards of ownership are transferred to the buyer. For projects that are consolidated, all revenues will be categorized as revenues from homebuilding and related services.

Consolidation of Variable Interest Entities

We offer certain homebuilder-clients surety for their interim construction loans and cash advances to facilitate sales of our residential lots to them. We may be considered the primary beneficiary, as defined under FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities”, where we may have a significant, but less than controlling, interest in the entities. We account for each of these entities in accordance with FIN 46(R). Our management uses its judgment when determining if we are the primary beneficiary of, or have a controlling interest in, any of these entities. Factors considered in determining whether we have significant influence or control include risk and reward sharing, experience and financial condition of the other partners, voting rights, involvement in day-to-day capital and operating decisions and continuing involvement.

Accounting for Stock Based Compensation

Effective January 1, 2006, the Company adopted the provisions of SFAS No. 123 (revised 2004), Share-Based Payment, or SFAS 123R, using the modified-prospective-transition method. Under this transition method, compensation expense recognized during the three months and six months ended June 30, 2006, included: (a) compensation expense for all share-based awards granted prior to, but not yet vested as of December 31, 2005, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123, and (b) compensation expense for all share-based awards granted subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123R. In accordance with the modified-prospective-transition method, results for prior periods have not been restated. The adoption of SFAS 123R resulted in a charge to net losses of approximately $82 thousand and $203 thousand for the three months and the six months ended June 30, 2006, respectively. Before January 1, 2006, we accounted for our stock options using the intrinsic value method.

Inventory

Inventory is stated at cost unless the inventory is determined to be impaired, in which case the impaired inventory would be written down to the fair market value. Inventory costs include land, land development deposits on land purchase contracts and interest and real estate taxes incurred during development and construction phases. Our inventory includes real estate held for sale or development and land, which includes real estate under development, development costs, prepaid development costs, development costs on land under option but not yet owned, and earnest money on land purchase options. As of June 30, 2006, we had approximately 1,314 acres of land under contract, plus approximately 735 acres owned with 720 acres under development in Hays County, Travis County and Williamson County, Texas. Development costs on land under option totaled $673 thousand at June 30, 2006, all of which is non-refundable if we do not exercise the option and purchase the land. Earnest money deposits for land options included in inventory totaled approximately $933 thousand at June 30, 2006, all of which is non-refundable.

Convertible Debt

The convertible debt and the related warrants have been accounted for in accordance with Emerging Issues Task Force (EITF) No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, EITF No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” EITF 00-27, “Application of Issue 98-5 to Certain Convertible Instruments”, EITF 05-02 “Meaning of ‘Conventional Convertible Debt Instrument’ in Issue No. 00-19”, and EIFT 05-04 “The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to Issue No. 00-19”.

We have obtained independent third party valuations as of the date of convertible debt issuances, as of December 31, 2005 and March 31, and June 30, 2006 to determine the fair market value of our common stock. Management determined that the price of stock quoted on the Over-the-Counter Bulletin Board was not reflective of the market price of the stock as of those days, due to insufficient trading and a belief that the public had not inspected the information made available in our SEC filings, regarding our financial performance and the convertible debt that was issued at a conversion price $2.00 per share.

Derivative Financial Instruments

We account for all derivative financial instruments in accordance with SFAS No. 133. Derivative financial instruments are recorded as liabilities in the consolidated balance sheet, measured at fair value. When available, quoted market prices are used in determining fair value. However, if quoted market prices are not available, we estimate fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques.

The value of the derivative liabilities relating to the convertible notes in our consolidated financial statements are subject to the changes in the trading value of our common stock and other assumptions. As a result, our quarterly financial statements may fluctuate from quarter to quarter based on factors, such as the trading value of our common stock, the amount of shares converted by the holders of the outstanding convertible notes and the number of shares exercised by holders of warrants that were issued in conjunction with the convertible notes. Consequently, our consolidated financial position and results of operations may vary from quarter to quarter based on conditions other than our operating revenues and expenses.

Derivative financial instruments that are not designated as hedges or that do not meet the criteria for hedge accounting under SFAS No. 133 are recorded at fair value, with gains or losses reported currently in earnings. All derivative financial instruments held by the Company as of June 30, 2006 and December 31, 2005 were not designated as hedges.

Changes In and Disagreements With Accountants on Accounting and Financial Disclosure.

In connection with the closing of our acquisition of Wilson Family Communities, Inc., on October 12, 2005 our Board of Directors engaged Helin, Donovan, Trubee & Wilkinson, LLP, or HDT&W, to serve as our independent public accountants and dismissed our former independent accountants, Chisholm, Bierwolf, Nilson, or CBN. The change in auditors was effective October 12, 2005. HDT&W have audited our financial statements for the fiscal year ended December 31, 2005 and 2004. CBN’s audit reports on our consolidated financial statements for the past two fiscal years did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except for the “going concern” assumption in the Report of Independent Registered Public Accounting Firm filed in connection with the Forms 10-K filed on April 15, 2005, and April 14, 2004.

In connection with its audits of our consolidated financial statements for the fiscal years ended December 31, 2004 and 2003 and through the date of this prospectus, there were no disagreements with CBN on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to CBN’s satisfaction, would have caused them to make reference to the subject matter in connection with their reports on our consolidated financial statements and supporting schedules for such years; and there were no reportable events, as listed in Item 304(a)(1)(v) of Regulation S-K.

BUSINESS

Overview

We make strategic land acquisitions, develop residential communities and provide limited services to small homebuilders operating in our area. We are led by experienced land acquisition and development professionals knowledgeable about both the local and national real estate markets. Currently, our activities are centered on securing approximately $40 million to $50 million in real estate holdings in the Central Texas region, which we define as encompassing the Austin Metropolitan Statistical Area, or Austin MSA, along with the San Antonio Metropolitan Statistical Area, or San Antonio MSA.

Company History

Wilson Holdings, Inc., a Nevada corporation, is a holding company formerly known as Cole Computer Corporation (OTC Bulletin Board: COLV.OB). In connection with our acquisition of Wilson Family Communities, Inc., or WFC, which is now our wholly owned subsidiary and the operating company for our business, we changed our name to Wilson Holdings, Inc. The symbol under which our common stock is quoted on the OTC Bulletin Board has been changed to WSHD.OB. Our predecessor company was incorporated in Nevada in 1987 and became Cole Computer in 1998, at which time it began operating as a personal computer “clone” hardware assembly, sales, and repair company until it ceased those operations in early 2004.

WFC’s business was originally conducted, beginning in 2002, by Athena Equity Partners-Hays, L.P., a Texas limited partnership, or Athena. Athena engaged in various land acquisition, and development activities, including the purchase, entitling, and sale of a 2,400 acre mixed-use tract composed of office, retail and residential lots in central Texas. From October 2003 to May 2005, Athena did not have significant operations. In May 2005, Athena merged into WFC.

Industry Background

We believe that two trends distinguish the land acquisition, development and homebuilding industries in central Texas today: rapid population growth and the rising influence of national homebuilding companies.

According to the Austin Chamber of Commerce, the increase in population in the Austin MSA during the 1990’s was more than double the growth rate of Texas and almost four times the national growth rate. Accordingly, we expect there will continue to be a high demand for housing in the Austin MSA and nearby metropolitan areas. Our other focus region, the San Antonio MSA, has a population of 1.9 million. The San Antonio MSA recorded the strongest job growth among the 27 largest cities in Texas in 2004, according to the Texas A&M Real Estate Center.

We believe that growth of national homebuilders and nationwide consolidation within the homebuilding industry has created opportunities for smaller companies with long-term experience and relationships in their local markets. We believe that such companies can benefit from: better knowledge of local product demand; superior understanding of the entitlement process; long term relationships with local regulatory authorities, land owners, designers and contractors; and faster and less cumbersome decision making processes. It is our plan to utilize these advantages to move more quickly and address the needs of underserved segments in our markets.

Our Initial Target Market and Market Data

Our initial target market, Austin, Texas, ranks in the top three places to live among the 150 metro areas ranked by Forbes magazine (May 2005) on such criteria as business costs, living costs, number of engineers, crime rates, job growth and employment rates. According to Forbes, Austin’s gross metro product is expected to rebound to a 7 percent annual growth rate through 2008, thanks to one of the nation’s most highly educated work forces. Two of the key indicators of Austin’s economic health are the steady growth of the employment base and the above average employment growth rate compared to Texas and the nation, with the exception of 2001 through 2003. Over the past ten years through 2005, Austin has added nearly 180,000 jobs and has typically exceeded Texas and national job growth rates.

According to the Texas Workforce Commission, Austin’s employment growth has exceeded the employment growth of the United States except for 2002, which was slightly lower, and 2003 when the results were nearly the same. Austin has also experienced employment growth exceeding the State of Texas with the exception of 2001 through 2003.

Austin has experienced significant population growth. Since 1990, the Austin MSA has been one of the fastest-growing areas in the United States. According to the Austin Chamber of Commerce, the increase in population in the Austin MSA during the 1990’s was more than double the growth rate of Texas and almost four times the national growth rate. While the population growth rate in the Austin MSA has slowed to 16% from 2000 to 2005, population growth continues to exceed the Texas and national averages by a significant margin. In 2005, the population in the Austin MSA reached 1.45 million. We expect the Austin MSA to continue its strong history of both employment and population growth, based on its desirability as a place to live. The worldwide employee relocation council and relocation services provider Primacy Relocation LLC ranked Austin as the second best city among those with populations in excess of 500,000 people for familie s to relocate, based on cost of living, taxes, home costs, home appreciation, schools, climate, commute times, out-of-state tuition rules at local universities and regulation of long-term care facilities.

Our secondary target market, San Antonio, Texas, is the eighth largest city in the nation and recorded the strongest job growth on a percentage basis among the 27 largest cities in Texas in 2005, according to the Texas A&M Real Estate Center. Two of the nation’s principal interstate freeways, Interstate Highways 10 and 35, cross San Antonio, making it an important transportation center and desirable location for future highway development. According to thecityof.com, a resource for information regarding cities, the increase in Mexican, American and Canadian trade due to the North American Free Trade Agreement has resulted in San Antonio’s emergence as an important trade and international financial center and the home of the North American Development Bank.

According to Alamo Workforce, the San Antonio MSA added 21,750 new jobs from Q4 2004 to Q4 2005. Additionally, according to the San Antonio Economic Development Foundation, or the SAEDF, San Antonio is far more affordable than comparable cities. For example, the SAEDF estimates that moving from San Diego to San Antonio would result in more than a $21,000 savings to the average family. We believe that job growth, as well as the affordability of San Antonio, will continue to draw new residents.

Based on our market experience, land prices in Austin and San Antonio have remained relatively low compared to those in other areas of Texas. We currently estimate that land in the Austin and San Antonio areas targeted for new housing development can typically be acquired at prices of approximately $12,000 and $15,000 an acre, while comparable property in the Dallas and Houston areas might sell for approximately $30,000 per acre. We expect land prices to appreciate due to the positive economic climate in the Austin and San Antonio areas – fueled by employment and population growth. We also believe that the Austin MSA and San Antonio MSA are both positioned for an increase in housing prices. The projected increase in population and employment growth, combined with relatively modest housing price inflation over the past few years, should increase housing demand and housing prices.

Our Strategy

 Our business is focused on three types of activities:

•	strategic land acquisition;
•	land development and related services; and
•	services to homebuilders.

Land Acquisition

The core of our business plan is to secure land strategically, based on our understanding of population growth patterns and infrastructure development. We believe that national homebuilding companies focus their acquisition efforts on very large tracts of land and that their acquisition processes tend to be rather bureaucratic. In our opinion, these factors create an opportunity for us to secure high-quality, smaller tracts that may be overlooked. Additionally, by providing a timely and personalized acquisition effort with decisions approved locally, we expect to have some advantage in the pursuit of larger tracts available in our markets.

We expect to use our available assets, (primarily cash from issuances of equity and subordinated notes, plus cash from operations) as follows: 75% for land acquisition, of which 90% is expected to be undeveloped land; 15% for equity investments required for development; and 10% for other corporate uses. We are not limited by the amount we can invest in any particular stage of development of the land. The balance of the acquisition and development investments will be financed by conventional real estate loans. Based upon individual project parameters, we expect to finance 50% to 75% of acquisition and development activities with conventional real estate loans. Additionally, we will defer payment for land where possible and use owner-financed payment plans such as the rolling option. The rolling option has a variety of forms. One variation allows us to pay the landowner for sections of lots as they are actually needed and utilized in our business. Another includes provisions that allow us to purchase individual lots as our homebuilder customers complete the construction of a home on the particular lot. In the case of single lot rolling options, historically, landowners have been paid approximately 20% of the gross sales price of the home, less development costs. The amount of land under this financing arrangement is less than 5% of our total land assets controlled. We do not consider the rolling option to be “homebuilding” as we will not own the houses, build the houses or sell the houses.

We expect that a substantial portion of our future revenues will be generated through the development of subdivisions and land sales. Our anticipated land sales will include sections of lots that are ready for immediate home construction with all infrastructure in place, as well as sections of lots that have all necessary approvals to begin construction but have yet to be physically improved.

While we anticipate that the majority of our revenues will come from sales to national and regional homebuilders, we also expect additional revenues from the sale of lots and services to smaller, local builders. Lot sales to local builders will typically involve fewer lots per transaction than sales to larger national and regional companies. We are currently evaluating whether to continue to offer local builders services such as contract bidding, marketing, financing, sales, accounting, payment services, training and managerial oversight.

Strategic Market Analysis: We plan to support the purchase of land and development of these communities with specific analysis of our target markets. Our analysis goes beyond benchmarking the current competition in the marketplace. We intend to utilize more thorough research processes used within the auto, retail and banking industries. For example, successful automakers target their products to a very particular type of consumer, based on the consumer’s age range, family and lifestyle attributes. We will utilize a similar approach, gathering consumer preference data and customizing our product offerings for a variety of buyer segments. We strive to attract a diverse group of buyers by designing multi-product neighborhoods within each community that will be desirable for homebuyers at differing income levels and with different needs. By providing a more customized product mix in our communities and addressing underserved segments, we believe we can accelerate the absorption of our subdivisions and earn superior returns for our shareholders.

Land Development and Related Services

In tandem with our land acquisition efforts, and based upon our strategic market analysis, we plan to contract for the preparation of raw real estate for development. We seek to add value to the land through a process of development, which may include permitting and constructing water and wastewater infrastructure, master-planning of the community, and the construction of roads and community amenities. We also plan to sell raw or entitled land to others for development. We anticipate offering assistance and site-specific analysis to land owners desiring to maximize land values. Such analysis can help owners design neighborhoods with pocket parks, natural space and varying lot sizes to attract a broader range of buyers, accelerating the absorption of the subdivision and thereby maximizing value. In conjunction with our land acquisition activities, we expect the largest portion of our revenues to come from sales of raw land, developed land and bulk lot sales. To date, our revenues have been derived from sales of undeveloped parcels of land plus revenues from services provided to two homebuilder customers. The revenue from this sale has been consolidated into our results. We expect that sales of large parcels of land and sections of developed lots will be sporadic, resulting in fluctuations in our revenues and gross margins, while the sale of parcels of developed lots and delivery of services to homebuilders will be less volatile.

Homebuilder Services

We have existing agreements to provide our services to two homebuilders, who have commenced construction of residential housing units on their own properties or properties we own or have optioned. One of these homebuilders has completed building on its inventory of lots and has informed us that it does not intend to initiate new projects. We are evaluating whether to continue providing services to homebuilders in the future. In the event we do continue to offer and provide these services, we intend to deliver such services to local builders who have strong technical skills but may lack the financial resources to compete effectively against national companies. In addition to selling lots to these builders, we intend to offer the builders a package of services designed to help them effectively compete against national builders.

We will provide developed lots for local builders and package various services along with the lots we sell them. In return for our added services, we will receive a percentage of the cost of constructing the home or a percentage of the gross sales price of the finished home. We will receive payment at the time of closing, when the builders sell the homes they have built. In this circumstance, we will only recognize revenues after the finished homes are sold.

We do not build the homes, own the homes or sell the homes. Our ownership interest is strictly limited to the underlying lots. We expect revenue from the services that we provide to our homebuilder customers to be lower, but more consistent than earnings from our various other activities. The service-related revenues which we derive from our homebuilder customers will include sales proceeds from the lots provided to them as part of our bundle of services.

The services we anticipate providing to our local homebuilder customers include: acquisition; contract bidding; financing; marketing; sales; accounting; payment services; training; management; information technology; and financial surety.

The major terms of service agreements provide for these services with the exception of financing and providing financial surety, which are negotiated and priced separately with each builder. Payment for services is collateralized by the underlying lots or land provided as well as personal guarantees. We are paid for our services when the builder sells the completed homes. The contracts are specific to certain subdivisions and continue in effect until such subdivision is completed. We may cancel the contract with the builder upon 30 days written notice, and upon an event of default by the builder.

Our long-term plan is to further expand our business by entering markets outside the Austin MSA and San Antonio MSA within the next two to three years. We believe that our land acquisition and strategic marketing processes will create demand from local homebuilders situated in other markets and will create opportunities for quality growth of our company.

Property

During September 2006, we entered into an agreement to lease approximately 5,000 square feet for our corporate offices, which we began occupying on October 1, 2006. The lease requires monthly payments of approximately $6,042 per month for 36 months. Our prior lease was terminated with no penalties. We believe this new facility is adequate to meet our requirements at the current level of business activity.

We intend to invest in real estate and real estate related activities and are not limited as to the percentage of our assets that we may invest in any single type of investment or as to the kinds of real estate assets in which we can invest. A vote of our security holders is not required to change the allocation or concentration of such assets. However, we may be subject to certain limits from time to time because of covenant requirements under our agreements with lenders.

We currently own one investment property of approximately 15 acres in Williamson County, Texas that has a note payable of approximately $280 thousand secured by the property. Another property of approximately 696 acres in Hays County, Texas is being developed into a master planned community that will consist mostly of single-family dwellings. We have notes payable in the principal amount of approximately $6.2 million that are secured by this property. Another property of approximately 75 acres is under development into mostly single-family lots in Williamson County with an approximately $3.0 million line of credit for development of the property. We also have approximately 1,629 acres under option that we expect to finance primarily with debt and develop into approximately 5,620 lots. We intend to sell some of the lots in our various projects and buying and selling additional properties on an opportunistic basis as market conditions warrant. We believe that our properties are adequately insured, and are suitable for their intended purposes. Because of the nature of our land sales and land development services operations, significant amounts of property are held as inventory in the ordinary course of business.

Details of the properties we own or have options to purchase are set forth below, with locations indicated on the map:

Identifier	Approx. Acreage	Date Purchased / Optioned	Location
Highway 183	15	May 31, 2005	U.S. Route 183 at Evelyn Rd.
Star Ranch	15	October 9, 2006	Eastern Travis County, Hutto Extraterritorial Jurisdiction, Hutto Independent School District
Villages of New Sweden	534	October 18, 2005	Eastern Travis County, Pflugerville Independent School District
Elm Grove	90	December 15, 2005	The City of Buda, Hays Independent School District
Georgetown Village	665	August 22, 2005	The City of Georgetown, Georgetown Independent School District
Rutherford West	735	June 30, 2005	Northern Hays County, Hays Independent School District
The Bohl’s Tract	428	January 25, 2006	Eastern Travis County, Pflugerville Independent School District

Georgetown Village
Burnet
Williamson
183
29
Georgetown
29
35
130
Leander
79
Round Rock
Hutto
Cedar Park
Star Ranch
620
Williamson
Travis
183
1
130
35
Pflugerville
New Sweden
Bohls Place
620
Manor
290
1
71
AUSTIN
183
Travis
Hays
71
1
290
35
130
183
71
Travis
Bastrop
Driftwood
Rutherford West
Buda
Elm Grove
Highway 183

Employees

On September 29, 2006, we had eleven employees and two full time consultants. None of our employees are represented by a labor union. We consider our relations with our employees to be good.

Environmental Regulation

Federal, state and local regulations impose various environmental controls on our industry. Our compliance with these laws and regulations has not had a material impact on our financial position or results of operations.

Legal Proceedings.

We are not a party to any legal proceedings.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information regarding our current directors and executive officers. Our executive officers are elected by the board of directors and serve at the discretion of the board. All of the current directors serve until the next annual stockholders’ meeting or until their successors have been duly elected and qualified.

Name	Age	Position
Directors:
Clark N. Wilson	49	Chairman of the Board, President and Chief Executive Officer
Jay Gouline	54	Director
Michael A. Luigs	35	Director
Sidney Christopher Ney	38	Director
Barry A. Williamson	48	Director

Executive Officers:
Daniel Allen	43	Chief Financial Officer
Arun Khurana	38	Vice President of Corporate Development and Governance
David Goodrum	43	Director of Land Development
Mark J. Gram	57	Senior Vice President of Marketing

Directors

Clark N. Wilson. Mr. Wilson became a Director and Chairman of the Board in October 2005. Mr. Wilson also serves as our President and Chief Executive Officer. Beginning in 2002, Mr. Wilson served as a principal in Athena Equity Partners-Hays, L.P., a Texas limited partnership that specialized in commercial real estate investments, which merged with Wilson Family Communities, Inc. in May 2005. Mr. Wilson served as the President and Chief Executive Officer of Clark Wilson Homes, Inc., a subsidiary of Capital Pacific Holdings, from 1992 to 2002. Previously, Mr. Wilson was the President of Doyle Wilson Homebuilder, Inc., serving in that position in 1992. Mr. Wilson served as Vice President of Doyle Wilson Homebuilder, Inc. from 1986 to 1992. Mr. Wilson attended Amarillo College and the University of Texas at Austin, and has nearly 25 years of experience in the homebuilding industry. Mr. Wilson also currently sits on the board of directors of Tejas Incorporated, a public parent company of a full-service brokerage and investment-banking firm headquartered in Austin.

Jay Gouline. Mr. Gouline became a Director in March 2006. Since 1982, Mr. Gouline has served as the President of Springlake Corporation and Managing Member of Mayfield Associates, LLC, or the President of the General Partner of its predecessor in interest, Mayfield Associates Limited Partnership, both of which are private companies that engage in real estate acquisition, development and property management activities. Since 1991, Mr. Gouline also has served as an instructor at the Edward Saint John School of Real Estate at Johns Hopkins University. From September 1985 to May 1991, Mr. Gouline served as an instructor at the University of Maryland, University College. Mr. Gouline holds a B.A. in Economics and Political Science from Lake Forest College and an MBA with majors in Finance and Accounting from the University of Chicago.

Michael A. Luigs. Mr. Luigs became a Director in October 2005. Since 1998, Mr. Luigs has been active in the management of two real estate firms: Flying L Land & Livestock, L.L.C., a privately owned investment operation with a focus on rural property acquisition and resale, and land/water/sky, L.L.C., a brokerage that specializes in large rural property transactions, with a minimum listing criteria of $1,500,000. Mr. Luigs is a graduate of the University of North Dakota.

Sidney Christopher Ney. Mr. Ney became a Director in October 2005. Since 1998, Mr. Ney has served as the founder and Chief Executive Officer of CoreTrac, Inc., a software company specializing in the financial industry. Prior to founding CoreTrac, from 1990 to 1998, Mr. Ney worked for Lehman Brothers and Paine Webber, focusing on both investment banking and brokerage activities. Mr. Ney is a graduate of Texas A&M University.

Barry A. Williamson. Mr. Williamson became a Director in October 2005. Mr. Williamson has been an attorney with the Law Office of Barry Williamson since 1999 and represents clients in matters involving energy, utilities, telecommunication, transportation, environment, deregulation, and advanced technology. From 1992 to 1999, Mr. Williamson served a six-year term on the Texas Railroad Commission, including as its Chairman in 1995. From 1988 to 1992, Mr. Williamson worked in the administration of President Ronald Reagan as a principal advisor to the U.S. Secretary of Energy, and then in the administration of President George H.W. Bush as the Director of the Minerals Management Service in the U.S. Department of the Interior. Mr. Williamson currently serves on the board of SPACEHAB, Inc., a publicly traded commercial and government space services company. Mr. Williamson holds a B ..A. in Political Science from the University of Arkansas and a J.D. from the University of Arkansas Law School.

Executive Officers

Daniel Allen. Mr. Allen has served as our Executive Vice President and Chief Financial Officer since October 2005. From February 1999 to August 2005, Mr. Allen served as Chief Financial Officer of HealthCare Facilities Development Corporation, a real estate development and services company for the health care industry. From February 1995 to January 1999, Mr. Allen served as Chief Financial Officer of Brock Consulting Group, a real estate acquisition and development company. Mr. Allen holds a BBA in Accounting and an MBA from The University of Texas and is a Certified Public Accountant.

Arun Khurana: Mr. Khurana has served as our Vice President of Corporate Development and Governance since July 2006, and as an accounting and financial consultant from September 2005 to July 2006. From April 2005 to September 2005, he served as a partner with Stout Casey, providing financial advisory services to public companies. From 2004 to April 2005, Mr. Khurana served with David Powell of Texas, providing corporate governance services to public companies. From 1989 to 2003 Mr. Khurana was a senior audit manager with PriceWaterhouseCoopers and Ernst & Young. Mr. Khurana holds an undergraduate degree in accounting from University of New Delhi, India and an MBA from the University of Missouri. He is a Certified Public Accountant.

Mark J. Gram. Mr. Gram has served as our Senior Vice President of Marketing since October 2005. From July 2005 to October 2005, he served in the same capacity at Wilson Family Communities. From 1992 to 2005, Mr. Gram served as a consultant to Centex Homes-Austin, and from 2004 to 2005, as a consultant to Grenadier Homes. Since 1978, Mr. Gram has been an independent consultant conducting real estate market research in several states, prior to which he was head of research for the Irvine Company in Newport Beach, California, which managed an 80,000-acre master planned community that eventually became Irvine, California. Mr. Gram is a graduate of Arizona State University.

David Goodrum. Mr. Goodrum has served as our Director of Land Development since October 2005 and served in the same capacity at Wilson Family Communities. From 2003 to 2005, Mr. Goodrum became a partner and General Manager of Operations, Sales and Marketing for HBH SYSTEMS, a company which provides liquid petroleum gas to residential subdivisions with contracts in Dallas, Waco and Austin, Texas.  From 1998 to 2003, Mr. Goodrum served as District Manager of the El Paso County Water Authority, prior to which he served as Contracts Manager for Eco Resources, Inc. from 1994 to 1998. Mr. Goodrum also has worked as a project engineer for Warner Engineering in Palm Desert, California from 1988 to 1994, and as a civil designer with Murfee Engineering Co. in Austin from 1984 to 1988. Mr. Goodrum is a graduate of Texas State Technical Institute.

The following summary compensation table sets forth the aggregate compensation awarded to, earned by, or paid to our President and Chief Executive Officer for the fiscal years ended December 31, 2003, 2004 and 2005. No other executive officer or other employee earned in excess of $100,000 in the fiscal years ended December 31, 2003, 2004 or 2005.

Long Term
Compensation
		Annual Compensation		Awards
Name and	Year	Salary($)	Bonus($)	Securities	All Other
Principal Position				Underlying	Compensation
				Options/SARs(#)	($)
Clark Wilson[1]	2005	100,000	-	100,000	-
President and CEO

Wayne Mower[2]	2005	-	-	-	-
President and CEO	2004	-	-	-	-
	2003	-	-	-	-

1 Clark Wilson served as our President and Chief Executive Officer beginning in October 2005 following our merger with Wilson Family Communities, Inc.

2 Wayne Mower served as our President and Chief Executive Officer until October 2005 when we merged with Wilson Family Communities, Inc.

Stock Option Grants In Last Fiscal Year

The following table provides information concerning individual grants of stock options made during fiscal 2005 to each of our executive officers named in the Summary Compensation Table. We have never granted any stock appreciation rights. Unless otherwise indicated, the exercise prices represent the fair market value of our common stock on the grant date.

The amounts shown as potential realizable value represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These amounts represent certain assumed rates of appreciation in the value of our common stock. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future price of our common stock. The potential realizable value is calculated based on the ten-year term of the option at its time of grant. It is calculated based on the assumption that our common stock appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. Actual gains, if any, on stock option exercises depend on the future performance of our common stock. The amounts reflected in the table may not necessarily be achieved.

We granted these options under our 2005 Stock Option/Stock Issuance Plan, or the Plan. Each option has a maximum term of ten years, subject to earlier termination if the optionee’s services are terminated. The percentage of total options granted to our employees in the last fiscal year is based on options to purchase an aggregate of 780,000 shares of common stock granted during 2005.

Option/SAR Grants in Last Fiscal Year

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Name	Number of Securities Underlying Options/SARs Granted (2)	% of Total Options/SARs Granted to Employees/ Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date
					5%	10%
Clark Wilson	100,000	12.8%	$2.00	8/29/2015	$125,779	$318,749

The following table provides information about stock options exercised in fiscal 2005 and options held as of December 31, 2005 by each of our executive officers named in the Summary Compensation Table. No stock appreciation rights were exercised during fiscal 2005 and none were outstanding at December 31, 2005. Actual gains on exercise, if any, will depend on the value of our common stock on the date on which the shares are sold.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values
Name	Shares Acquired on Exercise (#)	Value-Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End Exercisable/ Unexercisable	Value of Unexercised in-the-Money Options/SARs at Fiscal Year-End($) Exercisable/Unexercisable
Clark Wilson	-	-	100,000/0	$600,000/$0 [1]

(1) The final sales price of our common stock on December 30, 2005 was $8.00 per share.

Compensation Committee Interlocks And Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee. No member of the compensation committee of our board of directors serves or has served as an officer or employee of Wilson Holdings.

Compensation of Directors

Clark Wilson is a director and an officer and does not receive any compensation for his service as a member of our board of directors. We reimburse our directors for travel and lodging expenses in connection with their attendance at board and committee meetings. Additionally, our non-employee directors each received an option to purchase 20,000 shares of common stock upon joining our board. To the extent that options were granted to our board members by Wilson Family Communities, Inc., we assumed all of those options in connection with our acquisition of WFC. In addition, non-employee directors receive an annual retainer of $25,000 and $1,000 for each board meeting attended (other than telephonic meetings). The directors who serve as chair of our audit, compensation and nominating committees each receive $500 for each committee meeting attended. Non-chair members of our audit, compensation and nominating committees each receive $250 for each committee meeting attended.

2005 Stock Option/Stock Issuance Plan

In connection with our acquisition of Wilson Family Communities, Inc. we assumed the 2005 Stock Option/Stock Issuance Plan that had previously been adopted by the board of directors and stockholders of Wilson Family Communities, Inc., a Delaware corporation, pursuant to the merger of WFC into our company. The Plan permits grants of options or restricted stock to employees, board members, officers or consultants. The Plan is administered by the Compensation Committee of our board of directors. The committee has the authority to determine the persons to whom awards are to be granted, the time at which awards will be granted, the number of shares to be represented by each award, and the consideration to be received, if any. The Compensation Committee also has the power to interpret the Plan and to create or amend its rules.

Inapplicability of ERISA

Based upon current law and published interpretations, we do not believe the Plan is subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

PRINCIPAL STOCKHOLDERS

The following table sets forth the number of shares of our common stock beneficially owned as of September 29, 2006 by:

•	those persons or groups known to beneficially own more than 5% of the common stock;
•	each of our executive officers and directors; and
•	all of our directors and executive officers as a group.

For purposes of this table, beneficial ownership is determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934. Ownership percentages reflected are calculated based on 17,706,625 shares of common stock issued and outstanding as of the date hereof and include securities exercisable to purchase shares of common stock or convertible into shares of common stock only for the holder of such derivative securities. We also currently have outstanding options to purchase 1,155,000 shares of common stock, warrants that are exercisable for an aggregate of 562,500 shares of our common stock at an exercise price of $2.00 per share, and convertible promissory notes which can be converted into 8,500,000 shares of our common stock. Except as indicated below, the security holders listed possess sole voting and investment power with respect to the shares beneficially owned by that person.

	Amount and
	Nature of
	Beneficial	Percentage
Name of Beneficial Owner	Ownership	of Class
Directors and Executive Officers:
Clark N. Wilson (1)	12,685,826	70.7%
Jay Gouline (2)	30,000	*
Michael A. Luigs (2)	40,000	*
Sidney Christopher Ney (2)	40,000	*
Barry A. Williamson (2)	40,000	*
Daniel Allen (2)	150,000	*
Arun Khurana	125,000	*
Mark J. Gram (2)	100,000	*
David Goodrum (2)	150,000	*
All Directors and Executive Officers (9 persons)	13,360,826	72.3%

Other 5% Stockholders:
Tejas Securities Group, Inc. 401(k) Plan & Trust FBO John J. Gorman, John J. Gorman TTEE (3)	4,088,963	21.9%
Grandview LLC (4)	1,890,625	9.6%
LC Capital Master Fund (4)	4,003,125	18.4%

* Indicates ownership of less than 1%.

(1) Includes 100,000 shares issuable upon exercise of stock options and 125,000 shares issuable upon the conversion of convertible promissory notes. Includes 1,000,000 shares held by certain trusts for the benefit of Mr. Wilson’s minor children. Mr. Wilson does not have voting or dispositive power over such shares and Mr. Wilson disclaims beneficial ownership of such shares.

(2) All shares listed as beneficially owned are issuable upon exercise of stock options.

(3) Includes 900,000 shares issuable upon conversion of convertible promissory notes and 45,000 shares issuable upon the exercise of warrants.

(4) All shares listed as beneficially owned are issuable upon conversion of convertible promissory notes and the exercise of warrants.

SELLING STOCKHOLDERS

The following table and accompanying notes set forth certain information regarding the selling stockholders as of September 29, 2006, unless otherwise indicated. The shares registered for resale pursuant to this prospectus are issuable upon conversion of principal and interest to be earned under convertible promissory notes held by the selling stockholders and are not currently outstanding. Under this prospectus, the selling stockholders and any of their respective transferees, assignees, donees, distributees, pledgees or other successors in interest may offer and sell from time to time an aggregate of 4,000,0002 shares of our common stock. In this prospectus, we refer to these holders collectively as the selling stockholders. The shares are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time. See “Plan of Distribution.” The selling stockholders may offer all, some or none of the common stock listed below.

The table below sets forth the names of the selling stockholders and the number of shares owned, directly and beneficially, by such stockholders as of September 29, 2006 unless otherwise indicated. The number of shares of common stock outstanding on September 29, 2006, unless otherwise indicated, was 17,706,625. The shares listed in the “Sales Offered” column are not currently issued and outstanding. Except as otherwise indicated, each person listed in the table has informed us that such person has (1) voting and investment power with respect to such person’s shares of common stock and (2) record and beneficial ownership with respect to such person’s shares of our common stock. This table assumes that the selling stockholders will fully convert all convertible notes held by them and will offer for sale all of the shares of our common stock covered by this prospectus.

If all of the shares are sold pursuant to this prospectus, then the selling stockholders may sell 4,000,000 shares of our common stock, or 18.8% of our common stock that is outstanding as of September 29, 2006 (including shares issuable upon conversion of the convertible promissory notes issued and sold in the September 2006 note financing).

	Shares Beneficially Owned					Shares Beneficially
	Prior To Offering (1)					Owned After Offering
				Shares
Name Of Beneficial Owner	Number		Percentage	Offered (2)		Number	Percentage
LC Capital Master Fund, Ltd. (3)	4,003,125	(3)	18.4%	1,500,000	(3)	2,503,125	11.5%
Grandview, LLC (4)	1,890,625	(5)	9.6%	500,000	(5)	1,390,625	7.1%
Tejas Securities Group, Inc. 401(k) Plan & Trust FBO John J. Gorman, John J. Gorman TTEE (6)	4,088,963	(7)	21.9%	500,000	(7)	3,588,963	19.2%
U.S.A. Fund, LLP (8)	806,250	(9)	4.4%	250,000	(9)	556,250	3.0%
Rhett Dawson	250,000	(10)	1.4%	250,000	(10)	--	--
MILFAM I, L.P. (11)	264,062	(12)	1.5%	125,000	(12)	139,062	*
Kenneth G. Tropin Revocable Trust	250,000	(10)	1.4%	250,000	(10)	--	--
Clark N. Wilson	12,685,826	(13)	70.7%	125,000	(13)	12,560,826	70.0%

* Less than one percent.

(1)

Pursuant to Rule 13d-3 of the Exchange Act, a person is deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days, including the right to acquire through the exercise of an option or warrant or through the conversion of a security.

(2)

The share amount listed in this column assumes that the selling stockholder will convert all shares issuable upon conversion of convertible notes held by such holder and sell all of the shares of our common stock covered by this prospectus, and that they will not sell any shares other than those covered by this prospectus.

(3)	Richard F. Conway has sole voting and investment power with respect to the shares of common stock held by LC Capital Master Fund Ltd. Of the shares listed, 3,750,000 shares are issuable upon conversion of convertible promissory notes and 253,125 shares are issuable upon exercise of currently exercisable warrants.

_________________________

1 The shares offered pursuant to this prospectus include (1) 3,500,000 shares of common stock issuable upon the conversion of the principal amounts of the 5% Convertible Notes due September 1, 2013 owned by each selling  stockholder and (2) up to 500,000 shares of common stock that may be issued as payment of interest due on the 5% Convertible Notes due September 1, 2013 at the election of the selling stockholder.

(4)

Millennium Partners, L.P., a Cayman Islands exempted limited partnership, is the managing member of Grandview, LLC, a Delaware limited liability company. Millennium Management, L.L.C., a Delaware limited liability company, is the general partner of Millennium Partners, L.P., and consequently may be deemed to have voting control and investment discretion over securities owned by Millennium Partners, L.P. Israel A. Englander is the managing member of Millennium Management, L.L.C. As a result, Mr. Englander may be deemed to be the beneficial owner of any shares deemed to be beneficially owned by Millennium Management, L.L.C. The foregoing should not be construed in and of itself as an admission by either of Millennium Management, L.L.C. or Mr. Englander as to beneficial ownership of the shares of the Company’s common stock owned by Millennium Partners, L.P. or Grandview, LLC.

(5)	1,750,000 shares are issuable upon conversion of convertible promissory notes and 140,625 shares are issuable upon exercise of currently exercisable warrants.
(6)

John J. Gorman, as trustee, has sole voting and investment power with respect to the shares of common stock held by the Tejas Securities, Inc. 401K Plan & Trust FBO John J. Gorman. Mr. Gorman is Chairman of Tejas Securities Group, Inc., which acted as placement agent for the private placement of our convertible notes.

(7)	900,000 shares are issuable upon conversion of convertible promissory notes and 45,000 shares are issuable upon exercise of currently exercisable warrants.
(8)	Marc P. Blum has voting and investment power with respect to the shares of common stock held by U.S.A. Fund, LLLP.
(9)	750,000 shares are issuable upon conversion of convertible promissory notes and 56,250 shares are issuable upon exercise of currently exercisable warrants.
(10)	All of these shares are issuable upon conversion of convertible promissory notes.
(11)	Lloyd I. Miller, as general partner, has sole voting and investment power with respect to the shares of common stock held by MILFAM I, LP.
(12)	250,000 shares are issuable upon conversion of convertible promissory notes and 14,062 shares are issuable upon exercise of currently exercisable warrants.
(13)

Includes 100,000 shares issuable upon exercise of stock options and 125,000 shares issuable upon conversion of convertible promissory notes. Also includes 1,000,000 shares held by certain trusts for the benefit of Mr. Wilson’s minor children. Mr. Wilson does not have voting or dispositive power over such shares and Mr. Wilson disclaims beneficial ownership of such shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

In 2004, Clark N. Wilson became the sole remaining partner of Athena, a predecessor entity to Wilson Family Communities, Inc., or WFC. On May 31, 2005, Athena merged with WFC and the remaining Athena assets and partnership interests were exchanged for 9,000,000 shares of WFC common stock. Also at the time of the merger, trusts belonging to various members of Mr. Wilson’s family purchased 1,000,000 shares of common stock of WFC for $60,000.

In March 2005, three trusts for the benefit of Clark Wilson’s minor children, but for which Mr. Wilson has no voting or dispositive power, purchased a promissory note for $279,800 from an unrelated third party. The land that underlies the promissory note was sold to Athena by the unrelated third party that sold the promissory notes to the three trusts. The notes are secured by approximately 15 acres of land originally purchased by Athena. The terms of the notes payable to the trusts remained the same as the prior note issuer with interest at 8% per annum, but the maturity date was changed from October 7, 2008 to April 4, 2006, and then further extended to April 4, 2008 when the entire principal and interest will be due and payable.

In June 2005, Clark N. Wilson, our President and CEO and a director, purchased 2,200,000 shares of Series A Convertible Preferred Stock from WFC for $1.00 per share. These shares were converted into 2,200,000 shares of our common stock at the time of the merger of WFC into our company. In September 2006, Mr. Wilson purchased $250,000 in principal amount of convertible promissory notes in a financing which raised gross proceeds to us of $7 million.

In December 2005, John Gorman, one of our 5% stockholders, purchased $800 thousand in principal amount of convertible promissory notes in a financing which raised gross proceeds to us of $10 million. In September 2006, Mr. Gorman purchased $1 million in principal amount of convertible promissory notes in a financing which raised gross proceeds to us of $7 million.

In August 2005, WFC repaid $121,000 that Mr. Wilson had advanced to Athena prior to its merger with WFC for working capital. In October 2005, WFC repaid the remaining $140,000 advanced by Mr. Wilson to Athena.

During 2005, Mr. Wilson’s brother provided services to us of approximately $36,000. During six months ended June 30, 2006, Mr. Wilson’s brother provided services to the Company for which he was paid approximately $20 thousand. These services were primarily related to the development of information systems for the Company. Management believes that these services were provided at fair market value.

Real Property Purchase

SGL Development, Ltd. and SGL Investments, Ltd., referred to together as SGL, were owners of approximately 736 acres of undivided land in Hays County, Texas. Clark N. Wilson directly and beneficially (through Steamboat Joint Venture) owned 13.59% of the property and John O. Gorman indirectly owned 12.33% of the property. In June 2005, SGL distributed to Mr. Wilson and Mr. Gorman their beneficial ownership in the property which they sold to WFC in exchange for 1,260,826 and 1,143,963, respectively, of the 2,404,789 preferred shares issued by WFC in the transaction. SGL then sold the remaining property, approximately 74.08%, to WFC in exchange for notes payable of approximately $6.9 million. We believe that WFC purchased the property at fair market value due to the price paid for the preferred stock paid by the other parties involved in the transaction. The notes payable issued had principal and interest due at maturity on June 30, 2006, with interest at the prime rate as reported in The Wall Street Journal adjusted for changes, for the first six months, prime rate plus 2.00% for the second six months and prime rate plus 2.25% with an exercise of an extension period of 90 days on the notes if the notes are not in default. The interest rate on the notes increased to 9.75% as of March 31, 2006. The notes are secured by the entire property acquired. There is a provision for partial releases of the land, lots, and tracts, with assignments ranging from 100% to 140% of the par value per acre as a condition of the releases.

As of June 2006, we had repaid approximately $700 thousand in principal through the sales of acreage lots and during June 2006, we refinanced the loan balance of $6.2 million with a financial institution

In connection with the placement of $10 million of our convertible promissory notes in December 2005, we entered into an agreement with Tejas Securities Group, Inc. pursuant to which Tejas served as our Placement Agent in connection with the offering. Pursuant to this agreement, we paid Tejas $450,000 in cash and granted a warrant to Tejas to purchase 750,000 shares of our common stock. In connection with the placement of an additional $7 million of our convertible promissory notes in September 2006, we entered into an additional agreement with Tejas Securities Group, Inc. pursuant to which Tejas served as our Placement Agent in connection with the offering. Pursuant to this agreement, we paid Tejas commissions of $70,000 and have reimbursed the Placement Agent for its expenses. John J. Gorman is the Chairman of the Board of the Placement Agent and of Tejas Incorporated, the parent company of the Placement Agent. Mr. Gorman is the beneficial owner of 4,088,963 shares of our common stock. Clark N. Wilson, who serves as our President and Chief Executive Officer and is a director, has served on the board of directors of Tejas Incorporated, since October 1999, and is compensated for such service. Mr. Wilson owns 1,000 shares of Tejas Incorporated common stock and options to purchase an additional 10,000 shares of common stock. Additionally, Mr. Wilson beneficially owns a controlling interest in our outstanding common stock and will continue to do so upon the completion of the offering contemplated by this prospectus. See “Risk Factors -- Our largest stockholder, who is also our President and Chief Executive Officer, will continue to control our company.”

Barry A. Williamson is a member of our Board of Directors and, until January 31, 2006 was a member of the Board of Directors of Tejas Incorporated. the parent company of our Placement Agent for the sale of our convertible notes.

In September 2006, we entered into an agreement to lease approximately 5,000 square feet for our corporate offices, which we began occupying on October 1, 2006. The lease requires monthly payments of approximately $6,042 per month for 36 months. The lease is with an affiliate of Tejas Incorporated. We believe that the lease is at fair market value for similar space in the Austin, TX commercial real estate market.

DESCRIPTION OF SUBORDINATED CONVERTIBLE NOTES

On September 29, 2006, we sold $7 million in aggregate principal amount of 5% Convertible Notes due September 1, 2013 to certain purchasers. The following is a summary of the features of the convertible notes:

•	Interest accrues on the principal amount of the convertible notes at a rate of 5% per annum, payable in cash, semi-annually on February 1 and September 1 of each year, beginning on March 1, 2007.

•

The convertible notes are due on September 1, 2013 and are convertible, at the option of the holder, into shares of our common stock at a conversion price of $2.00 per share. The conversion price is subject to adjustment for stock splits, reverse stock splits, recapitalizations and similar corporate actions. In the event we issue certain of our equity or equity-linked securities with a conversion price, exercise price or share price less than $2.00 per share, the conversion price of the convertible notes will be reduced to the price at which we issue such equity or equity-linked securities, but not below $1.00 per share.

•

We may redeem all or a portion of the convertible notes after September 1, 2009 at a redemption price that incorporates a premium that ranges from 10% to 3% during the period beginning December 1, 2000 and ending on the maturity date of September 1, 2013. In addition, the redemption price will include any accrued but unpaid interest on the convertible notes to the date of redemption.

•

Upon a change in control event, each holder of the convertible notes may require us to repurchase some or all of its convertible notes at a purchase price equal to 100% of the principal amount of the convertible notes plus all accrued but unpaid interest thereon.

•

The maturity date may accelerate in the event we commence any case relating to bankruptcy or insolvency, or related events of default. Our assets will be available to pay obligations on the convertible notes only after all senior indebtedness has been paid.

On December 19, 2005, we sold $10 million in aggregate principal amount of 5% Convertible Notes due December 1, 2012 to certain purchasers. The following is a summary of the features of these convertible notes:

•	Interest accrues on the principal amount of the convertible notes at a rate of 5% per annum, payable in cash, semi-annually on June 1 and December 1 of each year, beginning on June 1, 2006.

•	The convertible notes are due on December 1, 2012 and are convertible, at the option of the holder, into shares of our common stock at a conversion price of $2.00 per share. The conversion price is subject to adjustment for stock splits, reverse stock splits, recapitalizations and similar corporate actions. In the event we issue certain of our equity or equity-linked securities with a conversion price, exercise price or share price less than $2.00 per share, the conversion price of the convertible notes will be reduced to the price at which we issue such equity or equity-linked securities.

•

We may redeem all or a portion of the convertible notes after December 1, 2008 at a redemption price that incorporates a premium that ranges from 10% to 3% during the period beginning December 1, 2008 and ending on the maturity date of December 1, 2012. In addition, the redemption price will include any accrued but unpaid interest on the convertible notes to the date of redemption.

•

Upon a change in control event, each holder of the convertible notes may require us to repurchase some or all of its convertible notes at a purchase price equal to 100% of the principal amount of the convertible notes plus accrued but unpaid interest thereof.

•

The maturity date may accelerate in the event we commence any case relating to bankruptcy or insolvency, or related events of default. Our assets will be available to pay obligations on the convertible notes only after all senior indebtedness has been paid.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are authorized to issue 80,000,000 shares of common stock, par value $0.001 per share. As of the date of this prospectus, 17,706,625 shares of our common stock are issued and outstanding. Each share of common stock is entitled to one vote per share in the election of directors and on all other matters submitted to a vote of our stockholders. There are no cumulative voting rights. Common stockholders do not have preemptive rights or other rights to subscribe for additional shares of our capital stock, and the common stock is not subject to conversion or redemption. In the event of liquidation, the holders of common stock will share equally in any balance of corporate assets available for distribution to them. Subject to the rights of holders of any other securities subsequently issued, holders of the common stock are entitled to receive dividends when and as declared by our board of directors out of funds legally available. We have not paid any dividends since our inception and we have no intention of paying any dividends in the foreseeable future. Any future dividends will be subject to the discretion of our board of directors and will depend, among other things, on our earnings, our operating results and financial condition, our anticipated capital requirements, and general business conditions. Upon approval by the holders of a majority of the shares of our common stock, we intend to file Amended and Restated Articles of Incorporation, filed as Exhibit 3.6 to our Amendment No.4 to Registration Statement on Form SB-2 filed July 21, 2006 and incorporated herein by reference, with the Nevada Secretary of State. Our shareholders will take action by written consent to approve this filing, subsequent to the filing of required Schedule 14C information with the Securities and Exchange Commission. Mr. Wilson, our President and Chief Executive Officer holds a sufficient number of shares of common stock to take this action. The Amended and Restated Articles of Incorporation, when filed, will authorize 100,000,000 shares of common stock. The common stock provided for in the Amended and Restated Articles of Incorporation will be junior to the Preferred Stock authorized by the Amended and Restated Articles and described below, and subject to all the powers, rights, privileges, preferences and priorities of any series of Preferred Stock as set forth in the Amended and Restated Articles of Incorporation and as may be stated in any resolution or resolutions of the Board of Directors establishing such series. Otherwise, the shares of common stock authorized by the Amended and Restated Articles of Incorporation will have the same rights and preferences as the shares of common stock currently authorized.

Preferred Stock

We are not currently authorized to issue shares of preferred stock. The Amended and Restated Articles of Incorporation, when filed, will authorize 10,000,000 shares of preferred stock, to be issued from time to time in one or more series, with rights and preferences as determined by the Board of Directors.

Warrants and Options

In connection with our acquisition of WFC, we adopted the Wilson Family Communities, Inc. 2005 Stock Option/Stock Issuance Plan, or the Plan, pursuant to which we may issue to our officers, directors, employees and consultants incentive stock options, non-qualified stock options and shares of restricted stock. The Plan provides for the issuance of up to 1,680,478 shares of our common stock pursuant to awards made under the Plan. As of the date of this prospectus, we had options outstanding under the Plan to purchase a total of 1,155,000 shares of our common stock with an exercise price of $2.00 per share.

All of our outstanding options expire ten years after the date of grant. The Plan is designed to qualify under the Internal Revenue Code as an incentive stock option plan. We may issue incentive awards covering up to an additional 525,478 shares of our common stock under the Plan.

In connection with our sale of convertible notes in December 2005, we issued warrants to purchase an aggregate of 750,000 shares of common stock to the purchasers of the convertible notes. 187,500 of the shares under such warrants will never vest and 562,500 shares have vested and are currently exercisable.

In connection with our sale of convertible notes in September 2006, we issued warrants to purchase an aggregate of 525,000 shares of common stock to the purchasers of the convertible notes. The warrants are not expected to become exercisable as we believe that the contingencies to vesting will not be satisfied.

The convertible notes that we sold in December 2005 and September 2006 were placed by Tejas Securities Group, Inc. In connection with the December 2005 placement of notes, we issued to Tejas Securities, Inc., or its order, warrants evidencing the right to purchase an aggregate of 750,000 shares of our common stock. These warrants have an exercise price of $2.00 per share and may be exercised on a net exercise, cashless basis.

Anti-Takeover provisions

Provisions of Nevada law, our articles of incorporation, or our bylaws could have the effect of delaying or preventing a third party from acquiring us, even if the acquisition would benefit our stockholders. The provisions of Nevada law and in our articles of incorporation and bylaws are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of our company.

Nevada anti-takeover statute. We may become subject to Nevada’s Control Share Acquisition Act (Nevada Revised Statutes 78.378 –78.3793), which prohibits an acquirer, under certain circumstances, from voting shares of a corporation’s stock after crossing specific threshold ownership percentages, unless the acquirer obtains the approval of the issuing corporation’s stockholders. The first such threshold is the acquisition of at least one-fifth but less than one-third of the outstanding voting power. We may become subject to Nevada’s Control Share Acquisition Act at such time as we have 200 or more stockholders of record at least 100 of whom are residents of the State of Nevada, and if we conduct business in the State of Nevada directly or through an affiliated corporation. Currently, we do not conduct business in the State of Nevada directly or through an affiliated corporation.

As a Nevada corporation, we also are subject to Nevada’s Combination with Interested Stockholders Statute (Nevada Revised Statutes 78.411 -78.444) which prohibits an “interested stockholder” from entering into a “combination” with the corporation, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior three years, did beneficially own) 10 percent or more of the corporation’s voting stock.

Charter and Bylaws. In addition, provisions of our articles of incorporation and bylaws may also have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt of our company that a stockholder might consider in his or her best interest, including attempts that might result in a premium over the market price for the shares held by our stockholders. The following summarizes these provisions:

•

Authorized but Unissued Shares. Our authorized but unissued shares of common stock are available for our board of directors to issue without stockholder approval. Upon the filing of the Amended and Restated Articles of Incorporation, our authorized but unissued shares of preferred stock will, in addition to our authorized but unissued shares of common stock, be available for our board to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of our authorized but unissued shares of common stock and preferred stock could render it more difficult or discourage an attempt by a third party to obtain control of our company by means of a proxy context, tender offer, merger or other transaction.

•	Supermajority Vote Provisions. The Nevada Revised Statutes provide generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a Nevada corporation’s articles of incorporation or bylaws, unless a corporation’s articles of incorporation or bylaws, as the case may be, require a greater percentage. Our articles and bylaws do not currently require any approval of more than a majority of our outstanding shares in order to amend our articles of incorporation or bylaws.
•

Indemnification. Our articles of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Nevada law. In addition, our charter limits the personal liability of our board members for breaches by the directors of their fiduciary duties to the fullest extent permitted under Nevada law. We also enter into indemnification agreements with our officers and directors.

Registration Rights

In connection with our sale of convertible notes in December 2005, we entered into a Registration Rights Agreement with the original purchasers of such notes. A similar Registration Rights Agreement was entered into in connection with our sale of convertible notes in September 2006. Pursuant to these registration rights, we are obligated to file within 45 days of the closing date of the sale of the convertible notes a registration statement to register the resale from time to time of the shares of common stock issuable upon the conversion of such convertible notes and the shares of common stock issuable upon the exercise of the warrants issued in conjunction with the note financings, which are collectively referred to as the Registrable Shares. We are obligated to use our commercially reasonable efforts to cause the registration statement to be declared effective as promptly as possible, but in no event later than 180 days after the closing date of the closing of each note financing. Subject to certain blackout restrictions, we will be required to maintain such registration statement’s effectiveness for two years, or earlier at such time as either (i) the purchasers of the convertible notes may sell all of their Registrable Shares without regard to the volume limitations in accordance with Rule 144(k) under the Securities Act, or (ii) all Registrable Shares have been sold by the holders of such Registrable Shares, which effective period is referred to as the Effectiveness Period.

If the Registrable Shares are not able to be resold pursuant to an effective registration statement at any time during the Effectiveness Period, holders of at least 25% of the outstanding Registrable Shares may request that we effect a registration of such Registrable Shares as soon as practicable, and in any event within 60 days of such request. We are not required to effect more than three such registrations during any consecutive 12-month period. Also, if the Registrable Shares are not able to be resold pursuant to an effective registration statement at any time during the Effectiveness Period and we propose to register any of our common stock (other than a registration filed on Form S-4 or Form S-8), we are required to offer the holders of the notes the opportunity to register such number of Registrable Shares on such registration statement as each such holder may request. If such a registration involves an underwritten offering, the number of Registrable Shares that may be registered pursuant to the preceding sentence and may be included in such registration statement is subject to adjustment if we are advised by the managing underwriter in an underwritten offering that the inclusion of such Registrable Shares is likely to affect materially and adversely the success of the offering or the price that would be received for any shares of common stock offered in such offering.

We have agreed to pay all costs and expenses associated with the registration of the Registrable Shares other than legal fees for more than one legal counsel for the selling holders and underwriters’ fees, discounts or commissions relating to the sale of the Registrable Shares. Each Registration Rights Agreement also contains customary indemnification provisions between us and the holders of the Registrable Shares.

Convertible Debt

The convertible debt and the related warrants will be accounted for in accordance with Emerging Issues Task Force (EITF) No. 98-5, “Application of Issue No. 98-5 to Certain Convertible Instruments” and EITF No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” We have obtained an independent third party valuation to determine the fair market value of our common stock. Based on the fair market value of our common stock, we booked the amount of the beneficial conversion feature in accordance with accounting treatment stated in the above EITF’s.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Standard Registrar and Transfer Co., 12528 South 1840 East, Draper, UT 84020.

PLAN OF DISTRIBUTION

We have registered the shares offered by this prospectus on behalf of the selling stockholders, and will not receive any proceeds from the sale of the shares by the selling stockholders. These shares may be sold or distributed from time to time by the selling stockholders and any of their respective transferees, assignees, donees, distributees, pledgees or other successors in interest, all of whom we collectively refer to in this prospectus as “selling stockholders.” The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices or in competitively bid transactions, which may be changed. Each selling stockholder reserves the right to accept or reject, in whole or in part, any proposed purchase of shares, whether the purchase is to be made directly or through agents.

The selling stockholders may offer their shares at various times in one or more of the following transactions:

•	in ordinary brokers’ transactions and transactions in which the broker solicits purchasers;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;
•	in transactions involving cross or block trades;
•	in transactions “at the market” to or through market makers in the common stock or into an existing market for the common stock;
•	in other ways not involving market makers or established trading markets, including direct sales of the shares to purchasers or sales of the shares effected through agents;
•	through transactions in options, swaps or other derivatives which may or may not be listed on an exchange;
•	in privately negotiated transactions;
•	in transactions to cover short sales;
•	in underwritten transactions; or
•	in a combination of any of the foregoing transactions.

The selling stockholders also may sell all or a portion of their shares in open market transactions in accordance with Rule 144 under the Securities Act provided that they meet the criteria and conform to the requirements of that rule. From time to time, one or more of the selling stockholders may pledge or grant a security interest in some or all of the shares owned by them. If the selling stockholders default in performance of their secured obligations, the pledgees or secured parties may offer and sell the shares from time to time by this prospectus. The selling stockholders also may transfer and donate shares in other circumstances. The number of shares beneficially owned by selling stockholders will decrease as and when the selling stockholders transfer or donate their shares or default in performing obligations secured by their shares. The plan of distribution for the shares offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees, pledgees, other secured parties or other successors in interest will be selling stockholders for purposes of this prospectus.

A selling stockholder may sell short shares of our common stock. The selling stockholder may deliver this prospectus in connection with such short sales and use the shares offered by this prospectus to cover such short sales.

A selling stockholder may enter into hedging transactions with broker-dealers. The broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholder, including positions assumed in connection with distributions of the shares by such broker-dealers. A selling stockholder also may enter into option or other transactions with broker-dealers that involve the delivery of shares to the broker-dealers, who may then resell or otherwise transfer such shares. In addition, a selling stockholder may loan or pledge shares to a broker-dealer, which may sell the loaned shares or, upon a default by the selling stockholder of the secured obligation, may sell or otherwise transfer the pledged shares.

The selling stockholders may use brokers, dealers, underwriters or agents to sell their shares. The persons acting as agents may receive compensation in the form of commissions, discounts or concessions. This compensation may be paid by the selling stockholders or the purchasers of the shares of whom such persons may act as agent, or to whom they may sell as principal, or both. The compensation as to a particular person may be less than or in excess of customary commissions. The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the offer and sale of the shares may be deemed to be “underwriters” within the meaning of the Securities Act. Any commissions they receive and any profit they realize on the resale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling stockholders can presently estimate the amount of such compensation.

We have advised the selling stockholders that during such time as they may be engaged in a distribution of the shares, they are required to comply with Regulation M under the Securities Exchange Act. With some exceptions, Regulation M prohibits any selling stockholder, any affiliated purchasers and other persons who participate in such a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.

Under our registration rights agreement with the selling stockholders, we are required to bear the expenses relating to this offering, excluding any underwriting discounts and fees, brokerage and sales commissions, and stock transfer taxes relating to the sale or disposition of the shares. We have agreed to indemnify certain of the selling stockholders and their respective controlling persons against some liabilities, including some liabilities under the Securities Act. It is possible that a significant number of shares could be sold at the same time. Such sales, or the perception that such sales could occur, may adversely affect prevailing market prices for the common stock. This offering by any selling stockholder will terminate on the date on which the selling stockholder has sold all of such selling stockholder’s shares.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by _____.

EXPERTS

The consolidated financial statements of Wilson Family Communities, Inc. as of December 31, 2004 and 2005 and for the years then ended, have been included herein in reliance upon the report of Helin, Donovan, Trubee & Wilkinson, LLP, Independent Registered Public Accounting Firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission, or SEC, to register the shares as required by the federal securities laws. This prospectus, which constitutes a part of that registration statement on Form SB-2, omits certain information concerning us and our common stock contained in the registration statement. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement. Accordingly, you should reference the registration statement and its exhibits for further information with respect to us and the shares offered under this prospectus.

We also file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. Our Exchange Act file number for our SEC filings is 0-23819. You may read and copy any document we file with the SEC at the following SEC public reference room:

Public Reference Room

100 F St. N.E.

Washington, D.C. 20549

You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, including Wilson Holdings, who file electronically with the SEC. The address of that site is http://www.sec.gov.

You should rely only on the information or representations provided in this prospectus and the registration statement. We have not authorized anyone to provide you with different information. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Wilson Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Wilson Holdings, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, partners’ equity and stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and 2004 and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles in the United States of America.

 HELIN, DONOVAN, TRUBEE, & WILKINSON, LLP

/s/ Helin, Donovan, Trubee & Wilkinson, LLP

Austin, Texas

January 20, 2006, except for Note 9, the date of which is March 29, 2006

WILSON HOLDINGS, INC.
Consolidated Balance Sheets
As of December 31, 2005 and 2004
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$10,019,816	8,943
Inventory
Land	12,299,872	375,354
Construction in progress	655,145	-
Total inventory	12,955,017	375,354
Other assets	48,056	-
Total current assets	23,022,889	384,297

Non-current assets:
Debt issuance costs	1,420,669	-
Equipment and software, net of accumulated depreciation and amortization	70,875	-
Total assets	$24,514,433	384,297
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$260,137	-
Notes payable	6,683,879	-
Line of credit	253,945	-
Accrued expenses	135,168	60
Accrued interest	237,592	5,213
Deferred revenue	11,223	5,581
Due to related parties	279,800	21,000
Total current liabilities	7,861,744	31,854
Long term liabilities:
Notes payable	424,700	279,800
Convertible debt, net of $5,002,500 discount	4,997,500	-
Derivative liability, convertible note with compound embedded derivative	4,500,000	-
Derivative liability, contingent warrants issued to convertible debt holders	675,000	-
Total long term liabilities	10,597,200	279,800
Total liabilities	18,458,944	311,654
PARTNERS’ EQUITY
General partner	-	-
Limited partners	-	72,643
STOCKHOLDERS’ EQUITY
Common stock, $0.001 par value, 80,000,000 shares authorized, 17,706,625 shares issued and outstanding	17,707	-
Additional paid in capital, common stock	7,697,868	-
Retained deficit	(1,660,086)	-
Total partners’ and stockholders’ equity	6,055,489	72,643
Total liabilities and stockholders’ equity	$24,514,433	384,297

See accompanying notes to the consolidated financial statements.

WILSON HOLDINGS, INC.
Consolidated Statements of Operations
For the Years Ended December 31, 2005 and 2004

	2005	2004
Revenues
Revenues	$255,000	-

Cost of revenues	114,587	-
Gross profit	140,413	-

Costs and expenses:
Corporate general and administration	1,199,577	48,296
Sales and marketing	224,936	-
Total costs and expenses	1,424,513	48,296
Operating loss	(1,284,100)	(48,296)
Other income (expense)
Loss on fair value of derivatives	(172,500)	-
Interest income	100,345	26
Interest expense	(358,188)	(10,973)
Total other expense	(430,343)	(10,767)
Net loss	$(1,714,443)	(59,063)

Basic and diluted loss per share	$(0.22)	-

Basic and diluted weighted average common shares outstanding	7,755,646	-

See accompanying notes to the consolidated financial statements.

WILSON HOLDINGS, INC.

Statements of Partners’ Equity and Stockholders’ Equity

Years Ended December 31, 2005 and 2004

		Series A Preferred Stock			Common Stock
	Partners’ Equity	Shares	Amount	Additional Paid In Capital	Shares	Amount	Additional Paid In Capital	Accumulated Deficit	Total
Balances at December 31, 2003	$ -	-	$ -	$ -	-	$ -	$ -	$ -	$ -
Contributions	131,706		-	-	-	-	-	-	131,706
Net loss	(59,063)	-	-	-	-	-	-	-	(59,063)
Balances at December 31, 2004	72,643	-	-	-	-	-	-	-	72,643
Net loss through May 31, 2005	(54,357)	-	-	-	-	-	-	-	(54,357)
Common stock issued in exchange for cash and partnership interests	(18,286)	-	-	-	9,000,000	9,000	9,286	-	-
Sale of common stock	-	-	-	-	1,000,000	1,000	59,000	-	60,000
Sales of Series A Convertible Preferred Stock	-	4,400,000	4,400	4,395,600	-	-	-	-	4,400,000
Series A Convertible Preferred Stock issued for land	-	2,404,789	2,405	2,402,384	-	-	-	-	2,404,789
Series A Convertible Preferred Stock exchanged for common stock	-	(6,804,789)	(6,805)	(6,797,984)	6,804,789	6,805	6,797,984	-	-
Common stock issued in reverse merger	-	-	-	-	901,836	902	(902)	-	-
Warrants issued for convertible debt transaction costs	-	-	-	-	-	-	832,500	-	832,500
Net loss from June 1 through December 31, 2005	-	-	-	-	-	-	-	(1,660,086)	(1,660,086)

Balances at December 31, 2005	$ -	-	$ -	$ -	17,706,625	$17,707	$7,697,868	($1,660,086)	$6,055,489

See accompanying notes to the consolidated financial statements.

WILSON HOLDINGS, INC.
Consolidated Statements of Cash Flows
Years Ended December 31, 2005 and 2004
	December 31,
	2005	2004
Cash flows from operating activities:
Net loss	$(1,714,443)	(59,063)
Non-cash adjustment to derivative liability	172,500	-
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	4,961	-
Increase in inventory	(3,283,886)	-
Increase in other assets	(48,056)	-
Increase in deferred revenue	5,641	-
Increase in accounts payable	260,137	-
Increase in other payables	135,108	9,134
Increase in interest payable	232,380	-
Net cash used in operating activities	(4,235,657)	(145,483)
Cash flows from investing activities:
Purchase of fixed assets	(75,836)	-
Net cash used in investing activities	(75,836)	-
Cash flows from financing activities:
Repayments of notes payable	(207,109)	-
Advances on line on line of credit	253,945	-
Partnership contributions	-	131,706
Advances from (repayments to) related parties, net	(21,000)	21,000
Issuance of long term notes	424,700	-
Issuance of convertible debt and derivatives	10,000,000	-
Cash paid for debt issuance costs	(588,170)	-
Proceeds from sales of common stock	60,000	-
Proceeds from sales of Series A Convertible Preferred stock	4,400,000	-
Net cash provided by financing activities	14,322,366	152,706
Net increase in cash and cash equivalents	10,010,873	7,223
Cash and cash equivalents at beginning of period	8,943	1,720
Cash and cash equivalents at end of period	$10,019,816	8,943

Supplemental disclosures of cash flow information:
Cash paid for interest	$96,168	-
Cash paid for income taxes	$-	-
Supplemental disclosure of non-cash activities:
Notes payable issued for land	$6,890,988	279,800
Preferred stock issued for land	2,404,789	-
Total land purchased	$9,295,777	279,800
Common stock issued for partnership interest	$18,286	-
Warrants issued for convertible debt transaction costs	$1,087,500	-

See accompanying notes to the consolidated financial statements.

WILSON HOLDINGS, INC.

Notes to Consolidated Financial Statements

Years Ended December 31, 2005 and 2004

(1)	Organization and Business Activity

Wilson Holdings, Inc., (the “Company”) is a Nevada corporation formerly known as Cole Computer Corporation, a Nevada corporation. Effective October 11, 2005 pursuant to an Agreement and Plan of Reorganization dated as of September 2, 2005 by and among Wilson Holdings, Inc. and a majority of the shareholders, Wilson Acquisition Corp., a Delaware corporation and Wilson Family Communities, Inc., (“WFC”), were merged with and into the Company. The Company’s common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “WSHD.OB”.

The Company is focused on three types of activities: (1) strategic land acquisition (2) land development and related services and (3) services to homebuilders.

Strategic land acquisition: The core business plan is to acquire land and land rights either through purchase or option agreements.

Land development and related services: In connection with our land acquisition efforts, and based upon our strategic market analysis, we plan to prepare raw real estate for development and sell land for development. We anticipate offering assistance and site-specific analysis to land owners desiring to maximize land values. Such analysis can help owners design neighborhoods with pocket parks, natural space and varying lot sizes to attract a broader range of buyers, accelerating the absorption of the subdivision and thereby maximizing value. In tandem with the land acquisition efforts, the Company plans to prepare real estate for development and sell undeveloped real estate. We anticipate offering assistance and site-specific analysis to land owners desiring to maximize land value. The planned target group for sales is experienced local homebuilders.

Services to homebuilders: We intend to deliver customized services to local builders who have strong technical skills but whom may lack the financial resources to compete effectively against national companies. In addition to selling lots to builders, we intend to offer the builders a package of services designed to help them effectively compete against national builders. These services include marketing, sales, accounting, bill payment, compliance reviews, financing and surety and management services.

(2)	Summary of Significant Accounting Policies
(a)	Basis of Accounting

These financial statements are presented on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles whereby revenues are recognized in the period earned and expenses when incurred.

(b)	Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all short term, highly liquid investments with an original maturity of three months or less to be cash and cash equivalents. At December 31, 2005 and 2004, the Company’s cash and cash equivalents consisted of money market funds which are secured by high quality short-term securities, totaling approximately $9,943,587.

(c)	Inventory

Inventory is stated at cost unless it is determined to be impaired, in which case the impaired inventory would be written down to the fair market value. Inventory costs include land, land development costs, deposits on land purchase contracts, model home construction costs, advances to builders and capitalized interest and real estate taxes incurred during development and construction phases.

(d)	Land Held Under Option Agreements Not Owned

In order to ensure the future availability of land for development, the Company enters into lot option purchase agreements with unaffiliated third parties. Under the agreements, the Company pays a stated deposit in consideration for the right to purchase land at a future time, usually at predetermined prices or percentage of proceeds as homes are sold. These options generally do not contain performance requirements from the Company nor obligate the Company to purchase the

WILSON HOLDINGS, INC.

Notes to Consolidated Financial Statements

Years Ended December 31, 2005 and 2004

(2)	Summary of Significant Accounting Policies (continued)

land. Lot option payments are initially capitalized as inventory costs. If the lot option is exercised the option cost is included in the cost of the land acquired. At the earlier of the time that it is determined that the lot option will not be exercised or at the date the lot option expires the cost of the lot option is expensed. As of December 31, 2005 there were $345 thousand of cash deposits included in the Land account on the Balance Sheet of which approximately $245 thousand is non-refundable and subject to forfeiture should the Company not exercise the agreements.

(e)	Investment in Joint Ventures

The Company may invest in entities that acquire and develop land for sale to us in connection with our operations or for sale to third parties. The Company also offers certain homebuilder customers surety for their interim construction loans and cash advances for construction of model homes, to facilitate sales of the Company’s lots. The Company may be considered the primary beneficiary as defined under FASB Interpretation No. 46(R) (“FIN 46(R)”), Consolidation of Variable Interest Entities, (VIE) and the Company may have a significant, but less than controlling, interest in the entities. The Company accounts for each of these entities in accordance with FIN 46(R). Management uses its judgment when determining if the Company is the primary beneficiary of, or has a controlling interest in, any of these entities. Factors considered in determining whether the Company has significant influence or has control include risk and reward sharing, experience and financial condition of the other partners, voting rights, involvement in day-to-day capital and operating decisions and continuing involvement.

(f)	Interest and Real Estate Taxes

Interest and real estate taxes attributable to land and homes are capitalized as inventory while they are being actively developed. As of December 31, 2005, approximately $151 thousand of estimated real estate taxes and an immaterial amount of interest are included in inventory.

(g)	Revenue Recognition

Revenues from property sales are recognized in accordance with SFAS No. 66, “Accounting for Sales of Real Estate” when the risks and rewards of ownership are transferred to the buyer and the consideration received. Revenues from land development services to builders are recognized when the properties associated with the services are sold and when the risks and rewards of ownership are transferred to the buyer. For projects that are consolidated, all revenues will be categorized as revenues from property sales.

(h)	Income Taxes

Prior to the merger of Athena with WFC at May 31, 2005, Athena was a partnership and therefore did not have income taxes as the income and losses passed through to the partners. Since the merger, income taxes are accounted for in accordance with SFAS No. 109, “Accounting for Income Taxes,” deferred tax amounts and liabilities are determined based on temporary differences between financial reporting carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates will be recognized in the period that includes the enactment date. A valuation allowance is recorded for the entire deferred tax amount due to the uncertainty of the net realizable value of the asset.

(i)	Advertising Costs

The Company has incurred advertising, marketing and promotion costs as part of the sales efforts to market the real estate for sale and services offered. These costs, including the cost of developing and printing various brochures and mail out documents, are expensed as incurred.

(j)	Property and Equipment

Property and equipment is carried at cost less accumulated depreciation. Depreciation and amortization is recorded using the straight-line method over the estimated useful life of the asset. Depreciation and amortization for equipment and computer software typically ranges from 2 to 5 years. Leasehold improvements are depreciated over the shorter of the life of the respective

WILSON HOLDINGS, INC.

Notes to Consolidated Financial Statements

Years Ended December 31, 2005 and 2004

(2)	Summary of Significant Accounting Policies (continued)

leases or the assets. Repairs and maintenance are expensed as incurred. Costs and accumulated depreciation applicable to assets retired or sold are eliminated from the accounts and any resulting gains or losses are recognized at such time.

(k)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

The Company has estimated and accrued liabilities for real estate property taxes on its purchased land in anticipation of development, and other liabilities including the beneficial conversion liability, the fair value of warrants and options. To the extent that the estimates are dramatically different to the actual amounts, it could have a material effect on the financial statements.

(l)	Impairment of Long-Lived Assets

The Company reviews its long-lived assets, which consist primarily of equipment and software, and real estate inventory for impairment according to whenever events or changes in circumstances indicate. Inventory is stated at the lower of cost (including direct construction costs, capitalized interest and real estate taxes) or fair value less cost to sell. Equipment and software is carried at cost less accumulated depreciation. We assess these assets for recoverability in accordance with the provisions of statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” or SFAS No. 144. SFAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by comparing the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. These evaluations for impairment are significantly impacted by estimates of revenues, costs and expenses and other factors. If long-lived assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. No significant impairments of long-lived assets were recorded in 2005 or 2004.

(m)	Stock-Based Compensation

Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options. As allowed by SFAS No. 123, the Company has elected to account for its employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, (“APB 25”), which allows the use of the intrinsic value method. The fair value of options was calculated at the date of grant using the Black-Scholes pricing model with the following weighted-average assumptions for the year ended December 31, 2005: risk free interest rate of 4.25%; dividend yield of 0%; weighted-average expected life of options of 5 years; and a 60% volatility factor. Management estimated the volatility factor based on an average of comparable companies.

If the Company had elected to recognize compensation expense for options granted based on their fair values at the grant dates, consistent with SFAS No. 123, net income and earnings per share would have changed to the pro forma amounts indicated below:

WILSON HOLDINGS, INC.

Notes to Consolidated Financial Statements

Years Ended December 31, 2005 and 2004

(2)	Summary of Significant Accounting Policies (continued)
(m)	Stock Based Compensation, continued
	Years ended December 31,
	2005	2004
Net loss as reported	$(1,714,443)	(59,063)
Deduct: Total stock based employee compensation expense determined under the fair value based method for all awards, net of the related tax effects	(123,479)	-
Pro forma net loss	$(1,837,922)	(59,063)
Net loss per share
Basic and diluted – as reported	$(0.22)
Basic and diluted - pro forma	$(0.23)

In December 2004, the Financial Accounting Standard Board (FASB) issued a revision to Statement of Financial Accounting Standard No. 123, “Accounting for Stock-Based Compensation” (SFAS 123R). SFAS 123R eliminates the use of the intrinsic value method of accounting under APB Opinion 25, “Accounting for Stock Issued to Employees,” and generally requires a public entity to reflect the cost of employee services received in exchange for an award of equity instruments based on the fair value of the award on the grand date in its income statement instead of pro forma disclosures in its financial statement footnotes. The grant-date fair value will be estimated using option-pricing models adjusted for unique characteristics of those equity instruments. Among other things, SFAS 123R also requires entities to estimate the number of instruments for which the requisite service is expected to be rendered and, if the terms or conditions of an equity award are modified after the grant date, to recognize incremental compensation cost for such a modification by comparing the fair value of the modified award with the fair value of the award immediately before the modification. In addition, SFAS 123R amends FASB Statement No. 95, “Statement of Cash Flows,” to require that excess tax benefits be reported as a financing of cash inflow rather than as a reduction of taxes paid. SFAS 123 as amended is effective in the first annual effective reporting period that begins after December 15, 2005 (January 1, 2006 for the Company). As of the required effective date, entities that used the fair-value-based method under the original Statement 123 will apply this revised statement using a modified version of prospective application. The Company has adopted SFAS 123R as of January 1, 2006. Although the Company cannot estimate the exact amount at this time, the Company expects that the adoption of this statement could have a material effect on the financial statements.

(n)	Loss per Common Share

Earnings per share is accounted for in accordance with SFAS No. 128, “Earnings per Share,” which require a dual presentation of basic and diluted earnings per share on the face of the statements of earnings. Basic loss per share is based on the weighted effect of common shares issued and outstanding, and is calculated by dividing net loss by the weighted average shares outstanding during the period. Diluted loss per share is calculated by dividing net loss by the weighted average number of common shares used in the basic loss per share calculation plus the number of common shares that would be issued assuming exercise or conversion of all potentially dilutive common shares outstanding.

On December 19, 2005 the Company issued convertible long term notes that are convertible into 5 million shares of common stock and issued 1.5 million common stock warrants. These shares and warrants and 780 thousand stock options have been excluded from loss per share at December 31, 2005 because the effect would be anti-dilutive.

(2)	Summary of Significant Accounting Policies (continued)
(o)	Financial Instruments and Credit Risk

Financial instruments that potentially subject the Company to credit risk include cash and cash equivalents. Cash is deposited in demand accounts in federally insured domestic institutions to minimize risk. Although the balances in theses accounts exceed the federally insured limit from time to time, the Company has not incurred losses related to these deposits. Cash equivalents consist of money market accounts and are typically held in accounts with investment brokers or banks which are secured with high quality short maturity investment securities. The amounts

WILSON HOLDINGS, INC.

Notes to Consolidated Financial Statements

Years Ended December 31, 2005 and 2004

reported for cash and cash equivalents, notes payable, accounts payable, accrued liabilities, and line of credit are considered to approximate their market values based on comparable market information available at the respective balance sheet dates and their short-term nature.

(p)	Risks and Uncertainties

The Company’s current activities are limited to the geographical area of Central Texas which the Company defines as encompassing the Austin Metropolitan Statistical Area, or Austin MSA, and the San Antonio Metropolitan Statistical Area, or San Antonio MSA. This geographic concentration makes the Company’s operations more vulnerable to local economic downturns than those of larger, more diversified companies.

(q)	Convertible Debt

The convertible debt and the related warrants have been accounted for in accordance with Emerging Issues Task Force (EITF) No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, EITF No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” EITF 00-27, “Application of Issue 98-5 to Certain Convertible Instruments”, EITF 05-02 “Meaning of ‘Conventional Convertible Debt Instrument’ in Issue No. 00-19”, and EITF 05-04 “The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to Issue No. 00-19”.

The Company has obtained an independent third party valuation as of the date of convertible debt issuances and as of December 31, 2005 to determine the fair market value of its common stock. Management determined that the price of stock quoted on the Over-the-Counter Bulletin Board was not reflective of the market price of the stock as of those days due to insufficient trading and a lack of public information regarding Company financial performance.

(r)	Derivative Financial Instruments

Wilson Holdings accounts for all derivative financial instruments in accordance with SFAS No. 133. Derivative financial instruments are recorded as liabilities in the consolidated balance sheet, measured at fair value. When available, quoted market prices are used in determining fair value. However, if quoted market prices are not available, Wilson Holdings estimates fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques.

The value of the derivative liabilities relating to the Convertible Note in the consolidated financial statements are subject to the changes in the trading value of Wilson Holdings common stock and other assumptions. As a result, our quarterly financial statements may fluctuate from quarter to quarter based on factors, such as the trading value of Wilson Holdings common stock, the amount of shares converted by Convertible Debt Holders in connection with the Convertible Note and exercised in connection with the Convertible Debt Holders Penalty Warrant. Consequently, the consolidated financial position and results of operations may vary from quarter to quarter based on conditions other than Wilson Holdings operating revenues and expenses. See Note 7 regarding valuation methods used for derivative liabilities.

WILSON HOLDINGS, INC.

Notes to Consolidated Financial Statements

Years Ended December 31, 2005 and 2004

(2)	Summary of Significant Accounting Policies (continued)

Derivative financial instruments that are not designated as hedges or that do not meet the criteria for hedge accounting under SFAS No. 133 are recorded at fair value, with gains or losses reported currently in earnings. All derivative financial instruments held by the Company as of December 31, 2005 were not designated as hedges.

(s)	Recent Accounting Pronouncements

Effective July 1, 2005, the Company adopted SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of Accounting Principles Board (“APB”) Opinion No. 29 (“SFAS 153”). SFAS 153 amended prior guidance to eliminate the exception for nonmonetary exchanges of similar productive assets and replaced it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS 153 were required to be applied prospectively. SFAS 153 did not have a material impact on the Company’s unaudited interim condensed consolidated financial statements.

In June 2005, the EITF reached consensus on Issue No. 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights (“EITF 04-5”). EITF 04-5 provides a framework for determining whether a general partner controls and should consolidate a limited partnership or a similar entity in light of certain rights held by the limited partners. The consensus also provides additional guidance on substantive rights. EITF 04-5 was effective after June 29, 2005 for all newly formed partnerships and for any pre-existing limited partnerships that modified their partnership agreements after that date. The adoption of this provision of EITF 04-5 did not have a material impact on the Company’s unaudited interim condensed consolidated financial statements. EITF 04-5 must be adopted by January 1, 2006 for all other limited partnerships through a cumulative effect of a change in accounting principle recorded in opening equity or it may be applied retrospectively by adjusting prior period financial statements. The adoption of this provision of EITF 04-5 is not expected to have a material impact on the Company’s unaudited interim condensed consolidated financial statements.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3 (“SFAS 154”). The statement requires retrospective application to prior periods’ financial statements for a voluntary change in accounting principle unless it is deemed impracticable. It also requires that a change in the method of depreciation, amortization, or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate rather than a change in accounting principle. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. SFAS 154 is not expected to have a material impact on the Company’s unaudited interim condensed consolidated financial statements.

In December 2004, the FASB issued SFAS 123 (revised 2004) Share-Based Payment (“SFAS 123(r)”), which revised SFAS No. 123, Accounting for Stock-Based Compensation and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees.

(3)	Inventory

The Company’s inventory includes real estate held for sale or development, Land, and Land Under Development which includes real estate under development, development costs and earnest money on land purchase options. As of December 31, 2005, the company owned approximately 798.7 acres of land, and had approximately 783.8 acres under development in Hays and Williamson County, Texas (Notes 4 and 5).

Earnest money deposits for land options included in inventory totaled $345,745 at December 31, 2005 of which $245 thousand is non-refundable.

WILSON HOLDINGS, INC.

Notes to Consolidated Financial Statements

Years Ended December 31, 2005 and 2004

(4)	Investment in Joint Ventures

We exercise significant influence over, but hold no controlling interest in each of the joint ventures with homebuilders. We bear the majority of the rewards and risk of loss for these joint ventures. At December 31, 2005 the Company determined it was the primary beneficiary in certain builder agreements as defined under FASB Interpretation No. 46(R) (“FIN 46(R)”), Consolidation of Variable Interest Entities (VIE), (Note 2 (e)) that we have a significant, but less than controlling, interest in the entities. A total of $408,556 has been included in inventory under such arrangements.

(5)	Related Party Transactions

In 2004, Clark N. Wilson became the sole remaining partner of Athena. On May 31, 2005 Athena merged with WFC and the remaining Athena assets and partnership interests were exchanged for 9,000,000 shares of WFC common stock. Also at the time of the merger, trusts belonging to various members of the Wilson family, purchased 1,000,000 shares of common stock for $60,000.

In March of 2005, some of the trusts belonging to the Wilson family purchased a note for $279,800 from a third party that is secured by approximately 15 acres of land. The terms of the notes payable to Wilson family trusts remained the same at 8% per annum but the maturity date was changed from October 7, 2008 to April 4, 2006 when the entire principal and interest will be due and payable. (Note 9)

In June 2005, Clark N. Wilson, President and CEO of the Company and an investor purchased 2,200,000 and 2,000,000 shares respectively, of Series A Convertible Preferred Stock from the company for $1.00 per share. In December 2005, this same investor purchased $800 thousand of convertible debt. (Note 9)

In August 2005 the Company repaid $121,000 that Mr. Wilson had advanced to the Company prior to the merger with Athena for working capital. In October 2005, the Company repaid the remaining $140,000 advanced by Mr. Wilson to the Company.

The company has obtained a line of credit of $2 million. This line of credit is personally guaranteed by Mr. Wilson.

During 2005, Mr. Wilson’s brother provided services to the Company of approximately $36,000. These services were primarily related to the setting up of the information systems for the Company. Management believes that these services were provided at fair market value.

Real Property Purchase

SGL Development, Ltd. and SGL Investments, Ltd., (collectively, “SGL”) were owners of approximately 736 acres of undivided land in Hays County, Texas. Clark N. Wilson directly and beneficially (through Steamboat Joint Venture) owned 13.59% (Wilson Beneficial Interest) of the property and John O. Gorman indirectly owned 12.33% (Gorman Beneficial Interest) of the property. In June 2005, SGL distributed to Mr. Wilson and Mr. Gorman their beneficial ownership in the property which they sold to the Company in exchange for 1,260,826 and 1,143,963 respectively of the 2,404,789 preferred shares issued by the Company in the transaction. SGL then sold the remaining property, approximately 74.08%, to the Company in exchange for notes payable of $6,890,988. The notes payable issued have principal and interest due at maturity on June 30, 2006, with interest at the prime rate as reported in the Wall Street Journal adjusted for changes, (“Prime Rate”) for the first six months, Prime Rate plus 2.00% for the second six months and Prime Rate plus 2.25% with an exercise of an extension period of 90 days on the notes if the notes are not in default. The interest rate on the notes increased to 9.25% as of December 31, 2005. The notes are secured by the entire property acquired. There is a provision for partial releases of the land, lots and tracts, with assignments ranging from 100% to 140% of the par value per acre as a condition of the releases.

As of December 31, 2005, two of the properties had been sold by the Company and repayments of $207,109 of principal and $35,163 of interest had been made to SGL Development, Ltd.

Issuance of Convertible Debt

As part of the convertible debt issuance discussed in Note 9, an existing common stock investor purchased $800 thousand of the total convertible debt that was issued.

WILSON HOLDINGS, INC.

Notes to Consolidated Financial Statements

Years Ended December 31, 2005 and 2004

(6)	Liquidity and Capital Resources

Liquidity

The Company had $10 million in cash and cash equivalents as of December 31, 2005 and plans to commit substantial cash for the option rights to purchase land and guarantee certain payments regarding the development of the optioned land. At December 31, 2005 the Company had cash net of short term liabilities of $2.1 million. The Company has $6.7 million of notes payable due June 30, 2006. The notes have a three month extension until September 30, 2006. While the Company plans on having a portion these notes repaid through lot sales, and refinancing the balance with bank or joint venture financing, there is no assurance that we can be successful, possibly forcing liquidation of these assets to prevent default on the notes.

The Company closed on two major land development projects that used $1.46 million in cash to exercise land purchase options, acquire entitled acreage and to purchase finished lots to be used for model homes. In order to retain all of its development rights under existing land purchase contracts and option agreements, the Company will be required to pay approximately $10.2 million for land purchases, installments and option fees through the end of 2006. This includes the development of land including the installation of water, sewage, streets and common areas. The Company intends to continue its growth plan and expects to purchase or obtain options to purchase additional acreage for development and additional finished lots to provide ample supplies for our homebuilder customers. The Company intends to use a combination of debt and joint venture financing as well as cash generated from lot sales to finance these activities.

The Company’s growth will require substantial amounts of cash, for earnest money deposits, land purchases, development costs and to provide financing or surety services to our homebuilder customers. Until the Company begins to sell an adequate number of lots and services to cover monthly operating expenses, sales, marketing, general and administrative costs will deplete cash.

We have financed the majority of our land and development activities with debt and believe we can do so in the future, through a combination of debt and joint venture financing combined with sales of selected lot positions and options. Our current short term financing is pegged to the Prime Rate, which has increased over the past few months and could increase substantially in the future. An increase in interest rates could have a material adverse effect on our operations by increasing expenses and cash outlays, which could decrease our profitability or increase our losses, deplete our cash thereby making it difficult to meet our cash obligations and making it more difficult to meet the borrowing criteria of lenders for financing.

The majority of the Company’s assets are land and land options, which could suffer devaluation if the housing market suffers a significant downturn, due to interest rate increases or other reasons. The Company’s debt might be called requiring liquidation of assets to satisfy our debt obligations. A significant downturn could also make it more difficult for the Company to liquidate assets to raise cash and pay off debts.

In the normal course of business we enter into various land purchase option agreements that require earnest money deposits. Currently we have approximately $345 thousand in earnest money and deposits outstanding of which $245 thousand would be forfeited and expensed if we were to cancel the agreements.

Capital Resources

The Company anticipates purchasing and committing to various agreements to purchase land that could have performance clauses requiring significant cash and borrowings. The majority of the Company’s expenditures in the past have been for inventory, consisting of land and land options. To secure additional inventory, the Company will be required to put up earnest money deposits, make cash down payments, acquire acreage tracts and pay for certain land development activities.

We also plan on providing financing services to our homebuilder customers, acting as surety on their interim construction loans or by providing interim construction financing for their projects. We may also provide working capital loans to our homebuilder customers. We believe that with the equity available we can use typical interim construction financing for theses activities.

WILSON HOLDINGS, INC.

Notes to Consolidated Financial Statements

Years Ended December 31, 2005 and 2004

(6)	Liquidity and Capital Resources (continued)

To address the Company’s cash needs, it raised $10 million of subordinated Convertible Debt in December 2005, due December 1, 2012, at 5% per annum with semi-annual interest payments. In September 2005, we obtained a $2 million line of credit for interim construction financing. The Company anticipates that it will be able to obtain additional financing by leveraging its capital resources, to raise money with the sale of stock or other debt or equity instruments to finance its growth if the Company is successful in executing its strategy. The Company also plans on participating in joint ventures to develop and secure additional land holdings which would decrease the need for cash versus purchasing the property outright.

(7)	Commitments and Contingencies

Options Purchase Agreements

In order to ensure the future availability of land for homebuilding, the Company plans to enter into lot option purchase agreements with unaffiliated third parties. Under the proposed option agreements, the Company pays a stated deposit in consideration for the right to purchase land at a future time, usually at predetermined prices or percentage of proceeds as homes are sold. These options generally do not contain performance requirements from the Company nor obligate the Company to purchase the land.

Non-Compete

Clark Wilson, the Company’s executive officer, served as the President and Chief Executive Officer of Clark Wilson Homes, Inc., a subsidiary of Capital Pacific Holdings, from 1992 to 2002. Pursuant to an agreement executed in connection with the sale of Clark Wilson Homes to J.M. Peters Company in 1994, Mr. Wilson agreed not to engage in the businesses of acquisition, ownership, development, construction or sale of dwelling units in certain portions of the United States in which we plan to do business, including the Central Texas region, as well as in any other county in the United States in which J.M. Peters Company conducts business. The stated term of the covenant not-to-compete is five years from the date his employment terminated, for certain enumerated counties in Texas, including the counties in and around, Austin, Dallas, Houston and San Antonio, Texas, and for three years for certain other counties in the United States, beginning on the date Mr. Wilson’s employment with Capital Pacific terminated which occurred in 2002. The covenant not to compete relates to the business of building homes and not the purchase and sale of real estate as contemplated by us. While our current activities do not violate the terms of the covenant, we do not intend to engage in homebuilding activities until the covenant terminates in 2007. If J. M. Peters determines that these activities do violate the covenant, and if that determination results in a claim, the Company will likely incur material legal costs as a result.

Litigation

The Company is not aware of any material pending legal proceedings, or other litigation incidental to our business, which would have a material adverse affect, to which the Company or any of its subsidiaries is a party or of which any of their property is the subject.

Office Lease

The Company entered into a sublease agreement with a related party for 4,000 square feet of office space. The sublease term is nineteen months beginning July 1, 2005 at $6,166 per month and may be cancelled by either party with 60 days written notice. The Lease provides for expansion space with 30 days written notice.

(8)	Income Taxes

Prior to the merger on May 31, 2005, the partnership gains and losses passed through to the individual partners and income taxes are not applicable to previous periods. The Company had an estimated net operating loss carryforward at December 31, 2005 of approximately $1.5 million with a an estimated deferred tax asset of $560 thousand. In assessing the realization of deferred tax assets, management considers whether it is likely that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the Company attaining future taxable income during periods in which those temporary differences become deductible. Due to the uncertainty surrounding the realization of the benefits of its tax attributes, including net operating loss carryforwards, in future tax returns, the Company has provided a 100% valuation allowance on its deferred tax assets. A reconciliation of computed income taxes to actual income taxes is as following:

WILSON HOLDINGS, INC.

Notes to Consolidated Financial Statements

Years Ended December 31, 2005 and 2004

(8)	Income Taxes (continued)
2005
Loss before taxes	$1,487,586
Statutory Federal income tax rate	34%
Income tax benefit at statutory rate	505,779
State income tax benefit net of Federal benefit	59,503
Change in valuation allowance	(565,282)
Income tax provision	$-
(9)	Indebtedness

In October 2003, the company exchanged notes payable of $279,800 and approximately $95,000 in cash for approximately 15 acres of land in Hays County, Texas. Interest on the note was 8% per annum, payable quarterly with a maturity date of October 7, 2008. In March of 2005 the note was purchased by trusts belonging to some Wilson family members. The interest rate remained the same at 8% per annum but the maturity date changed to April 4, 2006.

In June 2005 the Company issued a note payable of $6,890,988 with a maturity date of June 30, 2006 at an escalating interest rate for approximately 74% of 736 acres of land (Note 5). This note had a balance of $6,683,879 at December 31, 2005.

Line of Credit

In September 2005, the Company secured a $2,000,000, one year, line of credit master construction loan that provides for draws and repayments for construction and lots. Interest is payable monthly and each draw must be repaid within one year. At December 31, the interest rate on borrowings was 7.25% per annum. Loans made on specific lots and construction are collateralized by such property and construction. The Loan is personally guaranteed by Mr. Wilson. On December 31, 2005, the Company had drawn $253,945 against the Loan, which was the balance owed.

Convertible Debt

On December 19, 2005, the Company issued $10,000,000 in aggregate principal amount of 5% Convertible Debt due December 1, 2012 to certain purchasers. The following are the key features of the Convertible Debt: Interest accrues on the principal amount of the Convertible Debt at a rate of 5% per annum, payable semi-annually on June 1 and December 1 of each year, beginning on June 1, 2006. The Convertible Debt are due on December 1, 2012 and are convertible, at the option of the holder, into shares of our common stock at a conversion price of $2.00 per share. The conversion price is subject to adjustment for stock splits, reverse stock splits, recapitalizations and similar corporate actions. An adjustment in the conversion price is also triggered upon the issuance of certain equity or equity-linked securities with a conversion price, exercise price or share price less than $2.00 per share. The anti-dilution provisions state the conversion price cannot be lower than $1.00 per share.

The Company may redeem all or a portion of the Convertible Debt after December 1, 2008 at a redemption price that incorporates a premium that ranges from 10% to 3% during the period beginning December 1, 2008 and ending on the Due Date. In addition, the redemption price will include any accrued but unpaid interest on the Convertible Debt. Upon a change in control event, each holder of the Convertible Debt may require us to repurchase some or all of its Convertible Debt at a purchase price equal to 100% of the principal amount of the Convertible Debt plus accrued and unpaid interest. The Due Date may accelerate in the event the Company commences any case relating to bankruptcy or insolvency, or related events of default. The Company’s assets will be available to pay obligations on the Convertible Debt only after all senior indebtedness has been paid.

The Convertible Debt has a Registration Rights Agreements (RRA), whereby the Company must use its best efforts to have its associated registration statement effective not later than 120 days after the closing (December 19, 2005). Further, the Company must maintain the registration statement in an effective

WILSON HOLDINGS, INC.

Notes to Consolidated Financial Statements

Years Ended December 31, 2005 and 2004

(9)	Indebtedness (continued)

status until the earlier to occur of (i) the date after which all the shall have been sold and (ii) the second anniversary of the later to occur of (a) the closing date, and (b) the date on which each Warrant has been exercised in full and after which by the terms of such Warrant there are no additional warrant shares as to which the warrant may become exercisable; provided, that in either case such date shall be extended by the amount of time of any suspension period. Thereafter the Company shall be entitled to withdraw the registration statement, and upon such withdrawal and notice to the investors, the investors shall have no further right to offer or sell any of the registrable shares pursuant to the registration statement.

The Company also issued warrants to purchase an aggregate of 750,000 shares of common stock to the purchasers of the Convertible Debt. The warrants are exercisable only upon the occurrence of certain events and then only in the amount specified as follows: (i) with respect to 25% of the Warrant Shares, on February 3, 2006 if this registration statement shall not have been filed with the SEC by such date (the Company filed a form SB-2 registration statement on February 2, 2006); (ii) with respect to an additional 25% of the Warrant Shares, on April 19, 2006 if this registration statement shall not have been declared effective by the SEC by such date; (iii) with respect to an additional 25% of the Warrant Shares, on May 19, 2006 if this registration statement shall not have been declared effective by the SEC by such date; and (iv) with respect to the final 25% of the Warrant Shares, on June 18, 2006 if this registration statement shall not have been declared effective by the SEC by such date. Management has recorded the fair value of these warrants due to the uncertainty surrounding the timeline of getting the registration statement effected and the high probability that these warrants would be issued.

Wilson Holdings accounts for all derivative financial instruments in accordance with SFAS No. 133. Derivative financial instruments are recorded as liabilities in the consolidated balance sheet and measured at fair value. When available, quoted market prices are used in determining fair value. However, if quoted market prices are not available, the Company estimates fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques. These derivative liabilities will be marked-to-market each quarter with the change in fair value recorded in the income statement.

The Convertible Note is a hybrid instrument which contains both freestanding derivative financial instruments and more than one embedded derivative feature which would individually warrant separate accounting as derivative instruments under SFAS 133. The freestanding derivative financial instruments are the Penalty Warrants, which were valued individually and totaled $652,500. The various embedded derivative features have been bundled together as a single, compound embedded derivative instrument that has been bifurcated from the debt host contract, referred to as the “Single Compound Embedded Derivatives”. The single compound embedded derivative features include the conversion feature within the Convertible Note, the early redemption option and the Fixed Price Conversion adjustment. The value of the single compound embedded derivative liability was bifurcated from the debt host contract and recorded as a derivative liability, which resulted in a reduction of the initial carrying amount (as unamortized discount) of the Convertible Note of approximately $4,350,000. The unamortized discount will be amortized to interest expense using the effective interest method over the life of the Convertible Note, or 72 months.

The Penalty Warrants were valued based on the fair value of the Company’s common stock of $1.64, using a Black-Scholes valuation model, risk free interest rate of 4.25%; dividend yield of 0%; weighted-average expected life of warrants of 10 years; and a 60% volatility factor. The unamortized discount will be amortized to interest expense the 6 year life of the notes using the effective interest rate method.

The Company also incurred closing costs of $588 thousand which included placement agent fees of $450 thousand plus 750 thousand fully vested warrants with a 10 year exercise period, to purchase the Company’s common stock at $2.00 per share valued at $829 thousand, for a total of $1.3 million to be amortized over the 6 year life of the notes using the effective interest rate method. The warrants were valued based on the fair value of the Company’s common stock of $1.64, using a Black-Scholes valuation model, risk free interest rate of 4.25%; dividend yield of 0%; weighted-average expected life of warrants of 10 years; and a 60% volatility factor.

Using a Black-Scholes model, the fair value of the Derivative Liability with Single Compound Embedded Derivatives within Convertible Note was computed at $4,350,000 as of December 31, 2005, using substantially the same assumptions as stated above. The fair value of the additional embedded

WILSON HOLDINGS, INC.

Notes to Consolidated Financial Statements

Years Ended December 31, 2005 and 2004

(9)	Indebtedness (continued)

derivative instruments were immaterial at December 31, 2005. The value of this single, compound embedded derivative instrument was bifurcated from the debt host contract and recorded as a derivative liability which resulted in a reduction of the initial carrying amount (as unamortized discount) to the notional amount of the Convertible Note.

Convertible Note at Inception and December 31, 2005

Notional balance	$ 10,000,000
Adjustments:
Discount for derivative liability – Convertible note with compound embedded derivatives	(4,350,000)
Discount of derivative liability – Contingent warrants issued to convertible debt holders	(652,500)
Subtotal of adjustments	(5,002,500)
Convertible notes balance, net of unamortized discount	$ 4,997,500

The above derivative liabilities were re-valued as of December 31, 2005 based on fair value of the Company’s common stock of $1.64, using a Black-Scholes valuation, using substantially the same assumptions stated above. This resulted in a loss on fair value of derivative liabilities and an increase in the derivative liabilities by approximately $172,500.

Notes Payable

In November of 2005, the Company paid cash and issued a long term note payable of $424,700 with a maturity date of February 15, 2008 at an interest rate of 6.5% for the purchase of approximately 31 acres of land. One installment of $212,350 plus interest will be payable on February 15, 2007, and the balance of the principal and accrued interest will be due and payable on February 15, 2008. The interest rate will increase to 12% on matured, unpaid amounts. The note can be prepaid at anytime without penalty and is secured by real estate.

(10)	Acquisitions

On October 11, 2005, pursuant to an Agreement and Plan of Reorganization dated as of September 2, 2005 by and among Wilson Holdings, Inc., a Nevada corporation formerly known as Cole Computer Corporation (“Cole”), Wilson Acquisition Corp., a Delaware corporation, Wilson Holdings, Inc., (“WFC”), and a majority of the shareholders, Wilson Acquisition Corp. was merged with and into the Company, and the Company became a wholly-owned subsidiary of Wilson Holdings, Inc. (the “Merger”). As a result of the Merger, Wilson Holdings, Inc., which previously had no material operations, acquired the business of the WFC.

Approximately 16.8 million shares were issued to holders of issued and outstanding WFC common and preferred stock. Former holders of options to purchase the common stock of the WFC hold rights to purchase in the aggregate approximately 780,000 shares of Company common stock.

This transaction was accounted for as a reverse merger and as a result of this transaction, the Company has become a publicly traded entity. The Company’s common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “WSHD.OB”. The transaction was accounted for as a reverse merger. Cole had no significant assets, liabilities or operations.

Upon consummation of the Merger each share of Company common stock was converted into one share of common stock of Wilson Holdings, Inc., and each share of Company Series A Convertible Preferred Stock was converted into one share of common stock of Wilson Holdings, Inc. Therefore, the proforma effect of Cole on the Company’s operations was not material.

Immediately prior to the Merger, as the result of a reverse stock split and the conversion of certain indebtedness into shares of the Company’s common stock, there were approximately 901,836 shares of the Company’s common stock outstanding.

WILSON HOLDINGS, INC.

Notes to Consolidated Financial Statements

Years Ended December 31, 2005 and 2004

(10)	Acquisitions (continued)

Prior to the merger with Cole, WFC exchanged 9,000,000 shares of common stock in exchange for all assets, liabilities and partners’ equity of Athena Equity Partners-Hays, L/P., (“Athena”), in May 2005. The shares of common stock were valued based on fair market value of assets acquired. The assets of Athena included approximately 15 acres of land with a carrying value of $375,354 secured by a note payable totaling $279,800. The fair value of assets acquired was allocated as follows:

Cash	$46,146
Other assets	42,699
Land inventory	375,354
Notes payable	(279,800)
Other liabilities	(166,113)
Net assets acquired with common stock	$18,286
(11)	Common Stock

The Company is authorized to issue 80,000,000 shares of common stock. Each common stockholder is entitled to one vote per share of common stock owned.

(12)	Preferred Stock

The Company was authorized to issue up to 10,000,000 shares of Preferred Stock with a par value of $0.001 per share prior to the reverse merger.

In June 2005, the Company sold 4,400,000 shares of Series A Convertible Preferred Stock (Series A Preferred), Par Value $0.001 per share, at a price of $1.00 per share (Note 4).

Also in June 2005 the Company issued 2,404,789 Series A Preferred Stock in conjunction with the acquisition of 24% interesting in a 736 acre tract of land valued at $2,404,789.

The Series A Preferred has a liquidation preference of $1.00 per share plus accrued dividends, (“Liquidation Amount”). The Series A Preferred can only be redeemed at the Company’s option for a price of $4.00 per share the first year, $5.00 per share in the second year and $7.50 per share the third year. The shares can be converted at the option of the holder. The conversion rate is the current Liquidation Amount divided by the Conversion Price. The Conversion Price shall initially be the original purchase price of the stock. The stock shall automatically convert in a 1933 Act filing at $6 per share or more, a merger or a business combination with a public entity or upon vote of a majority of holders of the preferred stock.

Conversion to Common Stock

On October 11, 2005 each share of Series A Preferred was converted into one share of common stock per the terms of the Merger. The Company is currently not authorized to issue preferred stock.

(13)	Common Stock Option / Stock Incentive Plan

Stock Option Plan

In August 2005, the Company adopted the “Wilson Family Communities, Inc. 2005 Stock Option/Stock Issuance Plan”, (the “Plan”). The Plan contains two separate equity programs: 1) the Option Grant Program for eligible persons at the discretion of the plan administrator, be granted options to purchase shares of common stock and 2) the Stock Issuance Program under which eligible persons may, at the discretion of the plan administrator, be issued shares of common stock directly, either through the immediate purchase of such shares or as a bonus for services rendered to the Company or any parent or subsidiary. This Plan was assumed by Wilson Holdings, Inc. at the time of the Cole merger. The fair value of the options granted under the Plan was determined by the Board of Directors (“Board”) prior to the merger with Cole.

The Board is the Plan administrator and has full authority (subject to provisions of the plan) and it may delegate a committee to carry out the functions of the administrator. Persons eligible to participate in the plan are employees, non-employee members of the Board or member of the board of directors of any parent or subsidiary.

WILSON HOLDINGS, INC.

Notes to Consolidated Financial Statements

Years Ended December 31, 2005 and 2004

(13)	Common Stock Option / Stock Incentive Plan (continued)

The stock issued under the Stock Option Plan shall not exceed 1,680,478 shares. Unless terminated at an earlier date by action of the Board of Directors, the Plan terminates upon the earlier of (1) the expiration of the ten year period measured from the date the Plan is adopted by the Board or (2) the date on which all shares available for issuance under the Plan shall have been issued as fully-vested shares. The Company had 900,478 shares of common stock available for future grants under the Plan at December 31, 2005.

The Company applies APB No. 25 in accounting for its stock options issued to employees and, accordingly, no compensation cost has been recognized in the financial statements as the exercise prices of the options granted were deemed to equal or exceed the fair value of the underlying common stock at the date of grant. The Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options. As allowed by SFAS No. 123, the Company has elected to account for its employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting For Stock Issued To Employees, and (“APB 25”), which allows the use of the intrinsic value method.

Options granted to non-employees were recorded at fair value in accordance with SFAS No. 123 and EITF 96-18. These options were issued pursuant to the Plan and are reflected in the disclosures below. None of the options issued to date were vested as of December 31, 2005. The Company issued options to purchase 850,000 share of common stock at a strike price of $2.00 per share during 2005. These options had a fair value of $1.45 per share. The fair value of options issued in 2005 was calculated at the date of grant using the Black-Scholes pricing model with the following weighted-average assumptions for the year ended December 31, 2005: risk free interest rate of 4.25%; dividend yield of 0%; weighted-average expected life of options of 5 years; and a 60% volatility factor. Management estimated the volatility factor based on an average of comparable companies. Options issued during 2005 to employees had a fair value of $1.45 per share. There were no options issued prior to the Plan’s inception in August 2005. A summary of activity in common stock options for the year ending December 31, 2005 are as follow:

	Shares	Range of Exercise Prices	Weighted-Average Exercise Price
Options granted at plan inception	850,000	$2.00	$2.00
Options exercised	-	-	-
Options forfeited	70,000	-	-
Options outstanding, December 31, 2005	780,000	$2.00	$2.00
Add: Available for issuance	900,478
Total available under plan	1,680,478

The following is a summary of options outstanding and exercisable at December 31, 2005:

Outstanding			Vested and Outstanding
Number of Shares Subject to Options Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number of Vested Shares	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price
780,000	10.0	$2.00	-	-	-

The market value of the shares underlying option issuance prior to the Merger was determined by the Board of Directors as of the grant date.

(14)	Subsequent Events

The Company filed a Form SB-2 registration statement on February 2, 2006 in order to register 6,000,000 shares of Common Stock. It is anticipated that the acceptance of this registration statement will satisfy the initial registration requirement related to the Convertible Notes as discussed in Note 7. As of the date of these financial statements, the Form SB-2 registration statement had not yet been accepted by the SEC.

WILSON HOLDINGS, INC.
Consolidated Balance Sheets
As of June 30, 2006 and December 31, 2005

	June 30, 2006	December 31, 2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,591,970	10,019,816
Inventory
Land	10,359,124	12,299,872
Construction in progress	9,390,517	655,145
Total inventory	19,749,641	12,955,017
Other assets	78,301	48,056
Total current assets	24,419,912	23,022,889

Non-current assets:
Debt issuance costs, net of amortization	1,374,085	1,420,669
Equipment and software, net of accumulated depreciation and amortization	200,691	70,875
Total assets	25,994,688	24,514,433

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	812,132	260,137
Notes payable	5,000	6,683,879
Lines of credit	3,874,866	253,945
Accrued expenses	565,999	135,168
Accrued interest	91,777	237,592
Deferred revenue	11,223	11,223
Notes payable, related party	-	279,800
Total current liabilities	5,360,997	7,861,744
Long term liabilities:
Notes payable	6,200,000	424,700
Notes payable, related party	279,800	-
Convertible debt, net of $4,645,179 and $5,002,500 discount, respectively	5,354,821	4,997,500
Derivative liability, convertible note compound embedded derivative	7,050,000	4,500,000
Derivative liability, contingent warrants issued to convertible debt holders	1,057,500	675,000
Total long term liabilities	19,942,121	10,597,200
Total liabilities	25,303,118	18,458,944
STOCKHOLDERS’ EQUITY
Common stock, $0.001 par value, 80,000,000 shares authorized, 17,706,625 shares issued and outstanding at June 30, 2006 and December 31, 2005	17,707	17,707
Additional paid in capital	7,900,754	7,697,868
Retained deficit	(7,226,891)	(1,660,086)
Total stockholders’ equity	691,570	6,055,489
Total liabilities and stockholders’ equity	$25,994,688	24,514,433

See accompanying notes to the consolidated financial statements.

WILSON HOLDINGS, INC.
Consolidated Statements of Operations
For the Three Months and Six Months Ended June 30, 2006 and 2005

	3 Months Ended June 30,		6 Months Ended June 30,
	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Homebuilding and related services	$2,284,972	-	2,701,972	-
Land sales	50,000	-	666,000	-
Total revenues	2,334,972	-	3,367,972	-

Cost of revenues:
Homebuilding and related services	1,892,654	-	2,224,444	-
Land sales	23,859	-	351,155	-
Total cost of revenues	1,916,513	-	2,575,599	-

Gross profit:
Homebuilding and related services	392,318	-	477,528	-
Land sales	26,141	-	314,845	-
Total gross profit	418,459	-	792,373	-

Costs and expenses:
Corporate general and administrative	1,211,489	64,532	2,201,715	65,035
Sales and marketing	229,010	7,172	358,093	7,172
Total costs and expenses	1,440,499	71,704	2,559,808	72,207
Operating loss	(1,022,040)	(71,704)	(1,767,435)	(72,207)
Other income (expense):
Loss on fair value of derivatives	(2,587,500)	-	(2,932,500)	-
Interest income	108,831	7,846	205,786	7,874
Interest expense	(558,184)	(16,313)	(1,072,656)	(16,742)
Total other expense	(3,036,853)	(8,467)	(3,799,370)	(8,868)
Net loss	$(4,058,893)	(80,171)	(5,566,805)	(81,075)

Basic and diluted loss per share	$(0.23)	(0.02)	(0.31)	(0.05)

Basic and diluted weighted average common shares outstanding	17,706,625	3,333,333	17,706,625	1,666,667

See accompanying notes to the consolidated financial statements.

WILSON HOLDINGS, INC.
Consolidated Statements of Cash Flows
For the Six Months Ended June 30, 2006 and 2005
	June 30, 2006	June 30, 2005
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net loss	$(5,566,805)	(81,075)
Non cash adjustments:
Loss on fair value of derivative liability	2,932,500	-
Amortization of convertible debt discount	357,321	-
Amortization of debt issuance costs	105,099	-
Compensation expense	202,886	-
Depreciation and amortization	31,474	135
Adjustments to reconcile net loss to net cash used in operating activities:
Increase in total inventory	(6,794,624)	(9,283)
Increase in other assets	(30,245)	(14,519)
Increase in accounts payable	551,995	26,380
Increase in accrued expenses	430,831	19,533
Decrease in interest payable	(145,815)	-
Net cash used in operating activities	(7,925,383)	(58,829)
Cash flows from investing activities:
Purchase of fixed assets	(161,289)	(6,247)
Net cash used in investing activities	(161,289)	(6,247)
Cash flows from financing activities:
Advances from related parties, net	-	240,000
Issuances (repayments) of notes payable, net	(903,579)	-
Advances (repayments) on lines of credit	3,620,921	-
Common stock sales	-	60,000
Series A Preferred stock sales	-	4,400,000
Cash paid for debt issuance costs	(58,516)	-
Net cash provided by financing activities	2,658,826	4,700,000
Net decrease in cash and cash equivalents	(5,427,846)	4,634,924
Cash and cash equivalents at beginning of period	10,019,816	8,943
Cash and cash equivalents at end of period	$4,591,970	4,643,867

Cash paid for interest	$817,211	-
Cash paid for income taxes	$-	-

Supplemental disclosures of cash flow information:
Notes payable issued for land	$-	6,890,988
Preferred stock issued for land	-	2,404,788
Land	$-	9,295,776
Common stock exchanged for partnership interests	$-	18,286

See accompanying notes to the consolidated financial statements.

WILSON HOLDINGS, INC.

Notes to Unaudited Consolidated Financial Statements

(1)	Organization and Business Activity

Wilson Holdings, Inc., (the “Company”) is a Nevada corporation formerly known as Cole Computer Corporation, a Nevada corporation. Effective October 11, 2005 pursuant to an Agreement and Plan of Reorganization dated as of September 2, 2005 by and among Wilson Holdings, Inc., a Delaware corporation and a majority of its shareholders, Wilson Acquisition Corp., a Delaware corporation and now, a Subsidiary of the Company and Wilson Family Communities, Inc., a Delaware corporation (“WFC”), Wilson Acquisition Corp. and WFC merged and WFC became a wholly-owned Subsidiary of the Company. The Company’s common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “WSHD.OB”.

The consolidated financial statements and the notes of the Company as of June 30, 2006 and December 31, 2005, and for the three months and six months ended June 30, 2006 and 2005 have been prepared by management without audit, pursuant to rules and regulations of the Securities Exchange Commission and should be read in conjunction with the December 31, 2005 audited financials statements contained in the Company’s Form 10-KSB, filed March 31, 2006. In the opinion of management, all normal, recurring adjustments necessary for the fair presentation of such financial information have been included. The preparation of financials statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Certain information and footnote disclosures normally included in the annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted.

The Company is focused on three principal activities: strategic land acquisition, land development and related services and services to homebuilders.

•	Strategic Land Acquisition: The core business plan is to acquire land and land rights either through purchase or option agreements.
•

Land Development and Related Services: In connection with the Company’s land acquisition efforts, and based upon its strategic market analysis, it develops residential real estate for homebuilding, sells residential lots, and sells land in various stages of development. It offers assistance and site-specific analysis to land owners desiring to maximize land values. Such analysis can help owners design neighborhoods with pocket parks, natural space and varying lot sizes to attract a broader range of buyers; accelerating the absorption of the subdivision and thereby maximizing value. Its primary target group for sales is regional and national homebuilders.

•

Services to Homebuilders: The Company delivers residential lots and customized services to local builders who have strong technical skills but who may lack the financial resources to compete effectively against national companies. In addition to selling residential lots to the builders, the Company offers a package of services designed to help them effectively manage their business. These services include marketing, sales, accounting, bill payment, compliance reviews, financing, surety and management services. The Company’s homebuilding services represent a complimentary strategy to accelerate the rate of sales of its residential lot and land holdings. The Company is currently evaluating whether to continue providing these services.

(2)	Summary of Significant Accounting Policies
(a)	Consolidation of Variable Interest Entities

The Company offers certain homebuilder clients surety for their interim construction loans and cash advances to facilitate sales of the Company’s residential lots. The Company may be considered the primary beneficiary as defined under FASB Interpretation No. 46(R) (“FIN 46(R)”), “Consolidation of Variable Interest Entities” (VIE), and the Company may have a significant, but less than controlling, interest in the entities. The Company accounts for each of these entities in accordance with FIN 46(R). Management uses its judgment when determining if the Company is the primary beneficiary of, or has a controlling interest in, any of these entities. Factors considered in determining whether the Company has significant influence or has control include risk and reward sharing, experience and financial condition of the other partners, voting rights, involvement in day-to-day capital and operating decisions and continuing involvement.

WILSON HOLDINGS, INC.

Notes to Unaudited Consolidated Financial Statements

(2)	Summary of Significant Accounting Policies (continued)
(b)	Stock-Based Compensation (continued)

Effective January 1, 2006, the Company adopted the provisions of SFAS No. 123 (revised 2004), Share-Based Payment, (“SFAS 123R”) using the prospective-transition method. Under this transition method, compensation expense recognized during the three months and six months ended June 30, 2006 included: (a) compensation expense for all share-based awards granted prior to, but not yet vested as of December 31,2005, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123, and (b) compensation expense for all share-based awards granted subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123R. In accordance with the modified-prospective-transition method, results for prior periods have not been restated. The adoption of SFAS 123R resulted in a charge to net losses of approximately $82 thousand and $203 thousand for the three months and the six months ended June 30, 2006, respectively. Before January 1, 2006, the Company accounted for its stock options using the intrinsic value method under “Accounting Principles Board Opinion No. 25.”

(c)	Loss per Common Share

Incremental common shares attributable to the exercise of outstanding options and warrants totaling 1,660,000 and 1,570,000 for the three months and six months ended June 30 June 30, 2006, respectively, were excluded from the computation of diluted loss per share because the effect would be antidilutive.

(3)	Inventory

The Company’s inventory includes real estate held for sale or development and land, which includes real estate under development, development costs, prepaid development costs, development costs on land under option but not yet owned, and earnest money on land purchase options. As of June 30, 2006, it had approximately 1,314 acres of land under contract, plus approximately 735 acres owned with 720 acres under development in Hays County, Travis County and Williamson County, Texas. Development costs on land under option totaled $673 thousand at June 30, 2006, all of which is non-refundable if the Company does not exercise the option and purchase the land. Earnest money deposits for land options included in inventory totaled approximately $933 thousand at June 30, 2006, all of which is non-refundable.

(4)	Consolidation of Variable Interest Entities

We exercise significant influence over, but hold no controlling interest in our homebuilder clients. We bear the majority of the rewards and risk of loss. At June 30, 2006, the Company determined it was the primary beneficiary in certain homebuilder agreements as defined under FASB Interpretation No. 46(R) (“FIN 46(R)”), “Consolidation of Variable Interest Entities” (VIEs), (Note 2 (a)) that we have a significant, but less than controlling, interest in the entities. The results of these clients have been consolidated into our financial statements. Below is a summary of the effect of the consolidation of these entities for the six months ended June 30, 2006:

	Six Months Ended June 30, 2006
	WFC	VIEs		Consolidating entries	Consolidated
Revenues	1,191,987	2,713,972	(a)	(537,987)	3,367,972
Expenses:
Cost of Revenues	685,672	2,427,914	(a)	(537,987)	2,575,599
General, administrative, sales and marketing	2,241,615	204,956	(b)	113,237	2,559,808
Costs and expenses before interest	2,927,287	2,632,870		(424,750)	5,135,407
Operating income/(loss)	(1,735,300)	81,102		(113,237)	(1,767,435)

(a) Eliminates WFC revenues in VIE expenses, eliminates VIE expenses in WFC.

(b) Loss of VIEs.

WILSON HOLDINGS, INC.

Notes to Unaudited Consolidated Financial Statements

(4)	Consolidation of Variable Interest Entities (continued)

Below is a summary of the effect of the consolidation of these entities for the three months ended June 30, 2006:

	Three Months Ended June 30, 2006
	WFC	VIEs		Consolidating entries	Consolidated
Revenues	394,025	2,296,972	(a)	(356,025)	2,334,972
Expenses:
Cost of revenues	212,864	2,059,674	(a)	(356,025)	1,916,513
General, administrative, sales and marketing	1,233,466	132,615	(b)	74,418	1,440,499
Costs and expenses before interest	1,446,330	2,192,289		(135,579)	3,357,012
Operating income/(loss)	(1,052,305)	104,683		(74,418)	(1,022,040)

(a) Eliminates WFC revenues in VIE expenses, eliminates VIE expenses in WFC.

(b) Loss of VIEs.

(5)	Operating and Reporting Segments

The Company has two reporting segments: Homebuilding and Related Services, and Land Sales. The Company’s reporting segments are strategic business units that offer different products and services. The homebuilding and related services segment includes home sales and services provided to homebuilders. The Company does not build or sell homes but is required to consolidate its homebuilder services clients per “FIN (46)”, (Note 4). The Company identifies the clients it consolidates as “VIEs”. Land sales consists of land in various stages of development sold, including finished lots. The Company eliminates land sales to its homebuilder clients. The Company charges identifiable direct expenses and interest to each segment and allocates corporate expenses and interest based on an estimate of each segment’s relative use of those expenses. Depreciation expense is included in selling, general and administrative and is immaterial.

The following table presents segment operating results before taxes for the six months ended June 30, 2006:

	Homebuilding and Related Services	Land Sales	Total
Revenues from external customers	$2,701,972	666,000	3,367,972
Costs and expenses:
Cost of revenues	2,224,444	351,155	2,575,599
Selling, general and administrative	1,241,525	560,918	1,802,443
Allocated corporate expenses	416,551	340,814	757,365
Loss of fair value of derivatives	-	2,932,500	2,932,500
Interest revenue	(10)	(205,776)	(205,786)
Interest expense	364,479	708,177	1,072,656
Total costs and expenses	4,246,989	4,687,788	8,934,777
Loss before taxes	$(1,545,017)	(4,021,788)	(5,566,805)
Segment Assets	$7,160,909	18,833,779	25,994,688
Capital expenditures	$-	161,289	161,289

WILSON HOLDINGS, INC.

Notes to Unaudited Consolidated Financial Statements

(5)	Operating and Reporting Segments (continued)

The following table presents segment operating results before taxes for the three months ended June 30, 2006:

	Homebuilding and Related Services	Land Sales	Total
Revenues from external customers	$2,284,972	50,000	2,334,972
Costs and expenses:
Cost of revenues	1,892,655	23,859	1,916,514
Selling, general and administrative	763,067	346,525	1,109,592
Allocated corporate expenses	181,999	148,909	330,908
Loss of fair value of derivatives	-	2,587,500	2,587,500
Interest revenue	(10)	(108,821)	(108,831)
Interest expense	248,028	310,156	558,184
Total costs and expenses	3,085,739	3,308,128	6,393,867
Loss before taxes	$(800,767)	(3,258,128)	(4,058,895)
Segment Assets	$7,160,909	18,833,779	25,994,688
Capital expenditures	$-	10,170	10,170
(6)	Related Party Transactions

In 2004, Clark N. Wilson, the Company President and Chief Executive Officer, became the sole remaining partner of Athena Equity Partners-Hays, L.P., a Texas limited partnership. On May 31, 2005 Athena merged with WFC and the remaining Athena assets and partnership interests were exchanged for 9,000,000 shares of WFC common stock. In addition, at the time of the merger, trusts belonging to various members of the Wilson family purchased 1,000,000 shares of WFC common stock for $60 thousand.

In March of 2005, some of the trusts belonging to the Wilson family purchased a note for approximately $280 thousand from a third party that is secured by approximately 15 acres of land. At the time of purchase, the terms of the note payable to the trusts belonging to family members of Clark Wilson remained the same at 8% per annum but the maturity date was changed from October 7, 2005 to April 4, 2006 when the entire principal and interest would be due and payable. On March 29, 2006, the note was extended for two years, changing the maturity date to April 4, 2008 (Note 9).

In June 2005, Clark N. Wilson, President and CEO of the Company and another investor purchased 2,200,000 and 2,000,000 shares, respectively, of Series A Convertible Preferred Stock from WFC for $1.00 per share. In December 2005, the other investor purchased $800 thousand of convertible debt (Note 9).

In August 2005, WFC repaid $121 thousand that Mr. Wilson had advanced to WFC before the merger with Athena for working capital. In October 2005, WFC repaid the remaining $140 thousand advanced by Mr. Wilson to WFC.

In 2005, WFC obtained a line of credit of $2 million that was personally guaranteed by Mr. Wilson. The personal guarantee was released during May 2006.

During the three months and six months ended June 30, 2006, Mr. Wilson’s brother provided services to the Company for which he was paid approximately $5 thousand and $20 thousand, respectively. These services were primarily related to the development of information systems for the Company. Management believes that these services were provided at fair market value.

Real Property Purchase

SGL Development, Ltd. and SGL Investments, Ltd., (collectively, “SGL”) were owners of approximately 736 acres of undivided land in Hays County, Texas. Clark N. Wilson directly and beneficially (through Steamboat Joint Venture) owned 13.59% (the “Wilson Beneficial Interest”) of the property and John O. Gorman indirectly owned 12.33% (the “Gorman Beneficial Interest”) of the property. In June 2005, SGL distributed to Mr. Wilson and Mr. Gorman their beneficial ownership in the property which they sold to WFC in exchange for 1,260,826 and 1,143,963, respectively, of the 2,404,789 preferred shares issued by WFC in the transaction. SGL then sold the remaining property, approximately 74.08%, to WFC in exchange for notes payable of approximately $6.9 million. The Company believes that WFC purchased the property at fair market value due to the price paid for the preferred stock paid by the other parties involved in the transaction. The notes payable issued had principal and interest due at maturity on June 30, 2006, with interest at the prime rate as reported in the Wall Street Journal adjusted for changes, (“Prime Rate”) for the first six months, Prime Rate plus 2.00% for the second six months and Prime Rate plus 2.25% with an exercise of an extension period of 90 days on the notes if the notes are not in default.

WILSON HOLDINGS, INC.

Notes to Unaudited Consolidated Financial Statements

(6)	Related Party Transactions (continued)

Real Property Purchase (continued)

The interest rate on the notes increased to 9.75% as of March 31, 2006. The notes are secured by the entire property acquired. There is a provision for partial releases of the land, lots, and tracts, with assignments ranging from 100% to 140% of the par value per acre as a condition of the releases.

As of June 2006, the Company had repaid approximately $700 thousand in principal through the sales of acreage lots and during June 2006, the Company refinanced the loan balance of $6.2 million with a financial institution (Note 9).

Issuance of Convertible Debt

As part of the convertible debt issuance discussed in Note 9, an existing common stock investor purchased $800 thousand of the $10 million of convertible debt that was issued.

(7)	Liquidity and Capital Resources

Liquidity

The Company had approximately $4.6 million in cash and cash equivalents at June 30, 2006. It plans to commit several million dollars in cash to exercise option rights to purchase land, develop land and guarantee certain payments regarding the development of the optioned land over the next year. The Company has secured lines of credit totaling approximately $9.7 million. It had approximately $3.9 million drawn against these lines of credit, which will be repaid as finished lots and completed homes are sold. At June 30, 2006, the Company owed approximately $223 thousand on a $2 million line of credit which was subsequently reduced to a zero balance in July 2006. Approximately $1.2 million of the notes payable relate to VIEs that had drawn on lines of credit, guaranteed by the Company, to build homes, that will be repaid with as the completed homes are sold. The Company currently does not expect to experience losses from these guarantees.

The Company anticipates investing approximately $8 million for the purchase of land, installment payments, options fees and development costs over the next six months and approximately $23 million for purchase of land, installment payments, options fees and development costs over the next twelve months. This includes the development of land including the installation of water and wastewater infrastructure, streets and common areas. The Company intends to and expects to purchase or obtain options to purchase additional acreage for development and additional finished lots for sale. The Company is actively seeking additional debt financing and intends to raise additional equity, possibly using joint venture financing as well as cash generated from lot and land sales, to finance these activities.

The Company’s growth will require substantial amounts of cash for earnest money deposits, land purchases, development costs, interest payments and to provide financing or surety services to its homebuilder clients. Until it begins to sell an adequate number of lots and services to cover monthly operating expenses, sales, marketing, general and administrative costs will deplete cash.

To maintain its liquidity, the Company has financed the majority of its land and development activities with debt and equity, and believes it can continue to do so in the future, through a combination of conventional and convertible debt, joint venture financing, sales of selected lot positions, sales of land and lot options, and raising additional equity. The Company’s current short term financing is indexed to the prime rate, which has increased over the past few months and could increase substantially in the future.

An increase in interest rates could have a material adverse effect on the Company’s operations by increasing expenses and cash outlays, decreasing profitability or increasing losses, depleting cash and thereby making it difficult to meet the its cash obligations, and make it unlikely that the Company could meet the borrowing criteria of future lenders.

Land comprises the majority of the Company’s assets, which could suffer devaluation if the housing and real estate markets suffer a significant downturn, due to interest rate increases or other reasons. The Company’s debt might then be called requiring liquidation of assets to satisfy its debt obligations or the use its cash. A significant downturn could also make it more difficult for the Company to liquidate assets to raise cash and pay off debts, which could have a material adverse effect upon the Company.

In the normal course of business, the Company enters into various land purchase option agreements that require earnest money deposits. In order for the Company to start or continue the development process on optioned land, it may incur development costs it purchases the land. At June 30, 2006, the Company had capitalized development costs of $673 thousand, all of which is non-refundable if the Company does not

WILSON HOLDINGS, INC.

Notes to Unaudited Consolidated Financial Statements

(7)	Liquidity and Capital Resources (continued)

Liquidity (continued)

exercise the option and purchase the land. Currently it has approximately $933 thousand in earnest money and deposits outstanding of which the entire $933 thousand would be forfeited and expensed if the Company were to cancel the agreements.

On December 19, 2005, the Company issued $10 million in aggregate principal amount of 5% Convertible Debt due December 1, 2012, with interest payments due June 1 and December 1 beginning in 2006 until converted. These interest payments will be paid from cash and total approximately $500 thousand per year.

Capital Resources

During June 2006, the Company refinanced $6.2 million of notes. The terms of the new loan include a $6.2 million principal balance, an interest rate indexed to the New York prime rate plus 0.75% per annum with a floor of 7.0%, a term not to exceed 24 months and required principal reductions of $800 thousand per quarter beginning 12 months from the date of closing. Principal reductions from sales of real estate are credited towards the $800 thousand per quarter requirement.

The Company anticipates purchasing and committing to various agreements to purchase land that could have performance clauses requiring several million dollars in cash and borrowings. The majority of its expenditures in the past have been for inventory, consisting of land, land development and land options totaling almost $20 million as of June 30, 2006. To secure additional inventory, it will be required to put up earnest money deposits, make cash down payments, acquire acreage tracts and pay for certain land development activities costing several million dollars.

The Company also provides financing services to its homebuilder clients, acting as surety on their interim construction loans or by providing interim construction financing for their homebuilding activities. The Company may also provide working capital loans to its homebuilder clients. The Company plans to raise additional equity, combined with its current equity and convertible debt, to obtain additional interim construction, and development financing. The Company believes that it can finance 50% to 80% of the cost of the land and development costs for acquired properties.

To address the Company’s cash needs, it raised $10 million of subordinated convertible debt in December 2005 due December 1, 2012, at 5% per annum with semi-annual interest payments due May and December, beginning in May 2006. In September 2005, it obtained a $2 million line of credit for interim construction financing, of which it owed approximately $223 thousand at June 30, 2006. In March 2006, the Company obtained an additional construction loan of approximately $3.0 million, which will be repaid during the year following completion, through lot sales to builders. The Company must make cumulative principal reductions in the aggregate amount of approximately $494 thousand every three months in the calendar months beginning at the end of the first calendar month in which the completion date occurs which was during July 2006.

The Company anticipates that it will be able to obtain additional financing through the sale of stock or other debt or equity instruments to finance its growth. The Company also may participate in joint ventures to develop and secure additional land holdings, which would decrease the need for cash, versus purchasing the property outright, but could pose other risks such as the financial condition of the joint venture partner, which would be disclosed upon reaching definitive agreements.

During June 2006, the Company refinanced $6.2 million of notes. The terms of the new loan include a $6.2 million principal balance, an interest rate indexed to the New York prime rate plus 0.75% per annum with a floor of 7.0%, a term not to exceed 24 months and required principal reductions of $800 thousand per quarter beginning 12 months from the date of closing. Principal reductions from sales of real estate are credited towards the $800 thousand per quarter requirement.

(8)	Commitments and Contingencies

Options Purchase Agreements

In order to ensure the future availability of land for development and homebuilding, the Company plans to enter into lot-option purchase agreements with unaffiliated third parties. Under the proposed option agreements, the Company pays a stated deposit in consideration for the right to purchase land at a future time, usually at predetermined prices or a percentage of proceeds as homes are sold. These options generally do not contain performance requirements from the Company nor obligate the Company to purchase the land. In order for the Company to start or continue the development process on optioned land, it may incur development costs on land it does not own, before it exercises its option agreement. At June 30, 2006, the Company had capitalized development costs of $673 thousand, all of which is non-refundable if the Company does not exercise the option and purchase the underlying land.

WILSON HOLDINGS, INC.

Notes to Unaudited Consolidated Financial Statements

(8)	Commitments and Contingencies (continued)

Non-Compete

Clark Wilson, the Company’s executive officer, served as the President and Chief Executive Officer of Clark Wilson Homes, Inc., a subsidiary of Capital Pacific Holdings, from 1992 to 2002. Pursuant to an agreement executed in connection with the sale of Clark Wilson Homes to J.M. Peters Company in 1994, Mr. Wilson agreed not to engage in the businesses of acquisition, ownership, development, construction or sale of dwelling units in certain portions of the United States in which we plan to do business, including the Central Texas region, as well as in any other county in the United States in which J.M. Peters Company conducts business.

The stated term of the covenant not to compete is five years from the date his employment terminated, for certain enumerated counties in Texas, including the counties in and around Austin, Dallas, Houston and San Antonio, Texas, and for three years for certain other counties in the United States, beginning on the date Mr. Wilson’s employment with Capital Pacific terminated, which occurred in 2002. The covenant not to compete relates to the business of building homes and not the purchase and sale of real estate as contemplated by us. In the Company’s opinion, its current activities do not violate the terms of the covenant and we do not intend to engage in homebuilding activities until the covenant terminates in June of 2007. The Company’s consolidation of its homebuilding clients required under certain reporting requirements, specifically FIN 46(R) should not be construed as a legal merger of the entities. If J. M. Peters determines that these activities do violate the covenant, and if that determination results in a claim, the Company will likely incur material legal costs as a result.

The Company is not aware of any material pending legal proceedings, or other litigation incidental to our business, which would have a material adverse affect, to which the Company or any of its subsidiaries is a party or of which any of their property is the subject.

Office Lease

The Company entered into a sublease agreement with a related party for 4,000 square feet of office space. The sublease term is nineteen months beginning July 1, 2005 at approximately $6 thousand per month and may be cancelled by either party with 60 days written notice. The Lease provides for expansion space with 30 days written notice.

Loan Guarantees

The Company is the guarantor of a $5 million master construction line of credit that matures on January 11, 2007, for one of its homebuilding clients. Under the agreement, the Company, as Guarantor, is subject to certain covenants. Among others, the Company must maintain a minimum tangible net worth of $2.5 million, its debt to equity ratio shall not exceed 7.5 to 1 as of the end of any calendar quarter, and Mr. Clark Wilson must remain active in the day to day business management affairs of the Company. At June 30, 2006, approximately $1.2 million had been drawn against the line of credit which was the balance owed.

(9)	Indebtedness

In October 2003, a predecessor entity of the Company exchanged notes payable of approximately $280 thousand and approximately $95 thousand in cash for approximately 15 acres of land in Hays County, Texas. Interest on the note was 8% per annum, payable quarterly with a maturity date of October 7, 2008. In March of 2005, the note was purchased by trusts belonging to some members of Clark Wilson’s family. The interest rate remained the same at 8% per annum but the maturity date changed to April 4, 2006. In March 2006, the Company renegotiated an extension on the note until April 4, 2008. All other terms remained the same.

In June 2005, the Company issued notes payable of approximately $6.9 million with a maturity date of June 30, 2006 at an escalating interest rate for approximately 74% of 736 acres of land. These notes had a total balance of approximately $6.7 at December 31, 2005. The Company reduced the principal balance through sales of acreage tracts and to approximately $6.2 million and during June 2006, it refinanced the notes with a new lender. The terms of the new loan include a $6.2 million principal balance, an interest rate indexed to the New York prime rate plus 0.75% per annum with a floor of 7.0%, a term not to exceed 24 months and required principal reductions of $800 thousand per quarter beginning 12 months from the date of closing, June 2007. Principal reductions from sales of the real estate are credited towards the $800 thousand per quarter requirement.

Lines of Credit

In September 2005, the Company secured a $2 million, one year, line of credit master construction loan that provides for draws and repayments for construction and lots. Interest is payable monthly and each draw must be repaid within one year.

WILSON HOLDINGS, INC.

Notes to Unaudited Consolidated Financial Statements

(9)	Indebtedness (continued)

At December 31, the interest rate on borrowings was 7.25% per annum. Loans made on specific lots and construction is collateralized by such property and construction. Mr. Wilson personally guaranteed the Loan. The Company had drawn approximately $254 thousand against the loan at December 31, 2005 which was the balance owed. During May 2006, the lending institution released Mr. Wilson’s personal guarantee.

In March 2006, the Company secured, from a different lending institution, a $3.0 million development loan, maturing on March 30, 2007, at prime plus 0.50% with a minimum floor of 7.00%, and interest payable monthly. The loan is secured by the property being developed into single-family home lots, totaling approximately 32.6 acres located in Williamson County, Texas. Each of the lots will be released upon payment to the bank of either 125% of the loan basis or 90% of the net sales proceeds for each lot to be released. The Company must make cumulative principal reductions in the aggregate amount of approximately $494 thousand every three months in the calendar year beginning at the end of the first calendar month in which the completion date occurs, which was during July, 2006. At June 30, 2006, the Company had drawn approximately $2.45 million against the line of credit which was the balance owed.

Convertible Debt

On December 19, 2005, the Company issued $10 million in aggregate principal amount of 5% Convertible Debt due December 1, 2012 to certain purchasers. The following are the key features of the Convertible Debt: Interest accrues on the principal amount of the Convertible Debt at a rate of 5% per annum, the debt is payable semi-annually on June 1 and December 1 of each year, with interest payments beginning on June 1, 2006. The Convertible Debt is due on December 1, 2012 and is convertible, at the option of the holder, into shares of our common stock at a conversion price of $2.00 per share. The conversion price is subject to adjustment for stock splits, reverse stock splits, recapitalizations and similar corporate actions. An adjustment in the conversion price is also triggered upon the issuance of certain equity or equity-linked securities with a conversion price, exercise price, or share price less than $2.00 per share. The anti-dilution provisions state the conversion price cannot be lower than $1.00 per share.

The Company may redeem all or a portion of the Convertible Debt after December 1, 2008 at a redemption price that incorporates a premium that ranges from 10% to 3% during the period beginning December 1, 2008 and ending on the Due Date. In addition, the redemption price will include any accrued but unpaid interest on the Convertible Debt. Upon a change in control event, each holder of the Convertible Debt may require us to repurchase some or all of its Convertible Debt at a purchase price equal to 100% of the principal amount of the Convertible Debt plus accrued and unpaid interest. The Due Date may accelerate in the event the Company commences any case relating to bankruptcy or insolvency, or related events of default. The Company’s assets will be available to pay obligations on the Convertible Debt only after all senior indebtedness has been paid.

The Convertible Debt has a Registration Rights Agreements (RRA), whereby the Company must use its best efforts to have its associated registration statement effective not later than 120 days after the closing (December 19, 2005). Further, the Company must maintain the registration statement in an effective status until the earlier to occur of (i) the date after which all the registrable shares registered thereunder shall have been sold and (ii) the second anniversary of the later to occur of (a) the closing date, and (b) the date on which each Warrant has been exercised in full and after which by the terms of such Warrant there are no additional warrant shares as to which the warrant may become exercisable; provided that in either case, such date shall be extended by the amount of time of any suspension period. Thereafter the Company shall be entitled to withdraw the registration statement, and upon such withdrawal and notice to the investors, the investors shall have no further right to offer or sell any of the registrable shares pursuant to the registration statement. The registration statement filed pursuant to the Registration Rights Agreement was declared effective by the SEC on August 1, 2006.

The Company also issued warrants to purchase an aggregate of 750,000 shares of common stock to the purchasers of the Convertible Debt, 562,500 of which were vested on June 30, 2006. The warrants are exercisable only upon the occurrence of certain events and then only in the amount specified as follows: (i) with respect to 25% of the Warrant Shares, on February 3, 2006 if this registration statement shall not have been filed with the SEC by such date (the Company filed a Form SB-2 registration statement on February 2, 2006); (ii) with respect to an additional 25% of the Warrant Shares, on April 19, 2006 if this registration statement shall not have been declared effective by the SEC by such date; (iii) with respect to an additional 25% of the Warrant Shares, on May 19, 2006 if this registration statement shall not have been declared effective by the SEC by such date; and (iv) with respect to the final 25% of the Warrant Shares, on June 18, 2006 if this registration statement shall not have been declared effective by the SEC by such date. Management has recorded the fair value of these warrants due to the uncertainty surrounding the timeline of getting the registration statement effected and the high probability that these

WILSON HOLDINGS, INC.

Notes to Unaudited Consolidated Financial Statements

(9)	Indebtedness (continued)

Convertible Debt (continued)

warrants would be issued. The Company received notice that the shelf registration relating to these warrants was declared effective on August 1, 2006 and 562,500 of these warrants have vested and the remaining 187,500 warrants will never vest.

Wilson Holdings accounts for all derivative financial instruments in accordance with SFAS No. 133. The derivative financial instruments are recorded as liabilities in the consolidated balance sheet and measured at fair value. When available, quoted market prices are used in determining fair value. However, if quoted market prices are not available, the Company estimates fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques. These derivative liabilities will be marked-to-market each quarter with the change in fair value recorded in the income statement.

The Convertible Note is a hybrid instrument which contains both freestanding derivative financial instruments and more than one embedded derivative feature which would individually warrant separate accounting as derivative instruments under SFAS 133. The freestanding derivative financial instruments are the Penalty Warrants, which were initially valued individually and totaled approximately $653 thousand. The various embedded derivative features have been bundled together as a single, compound embedded derivative instrument that has been bifurcated from the debt host contract, referred to as the “Single Compound Embedded Derivatives.” The single compound embedded derivative features include the conversion feature within the Convertible Note, the early redemption option and the Fixed Price Conversion adjustment. The initial value of the single compound embedded derivative liability was bifurcated from the debt host contract and recorded as a derivative liability, which resulted in a reduction of the initial carrying amount (as unamortized discount) of the Convertible Note of approximately $4.4 million. The unamortized discount will be amortized using the straight-line method over the life of the Convertible Note, or 7 years. The Penalty Warrants were valued based on the fair value of the Company’s common stock on the issuance date of $1.60, using a Black-Scholes valuation model, risk free interest rate of 4.25%; dividend yield of 0%; weighted-average expected life of the warrants of 10 years; and a 60% volatility factor. The unamortized discount is being amortized to interest expense over the 7-year life of the notes using the straight-line method.

The Company also incurred closing costs of $635 thousand which included placement agent fees of $300 thousand, plus, reimbursement of expenses to the placement agent of $125 thousand, plus 750,000 fully vested warrants to purchase the Company’s common stock at $2.00 per share with a 10 year exercise period, valued at $829 thousand, for a total of $1.4 million, recorded as debt issuance costs, to be amortized over the 7-year life of the notes using the effective interest rate method. These warrants were valued based on the fair value of the Company’s common stock of $1.60, using a Black-Scholes valuation model, at a $2.00 exercise price, risk free interest rate of 4.25%; dividend yield of 0%; weighted-average expected life of warrants of 10 years; and a 60% volatility factor.

Using a Black-Scholes model, the fair value of the Derivative Liability with Single Compound Embedded Derivatives within Convertible Note was computed at approximately $4.4 million as of December 31, 2005, using substantially the same assumptions as stated above. The fair value of the additional embedded derivative instruments was immaterial at December 31, 2005. The value of this single, compound embedded derivative instrument was bifurcated from the debt host contract and recorded as a derivative liability which resulted in a reduction of the initial carrying amount (as unamortized discount) to the notional amount of the Convertible Note.

Convertible Note at June 30, 2006 and at December 31, 2005

	June 30, 2006	December 31, 2005
Notional balance	$10,000,000	10,000,000
Unamortized discount	4,645,179	5,002,500
Convertible debt balance, net of unamortized discount	$5,354,521	4,997,500

The above derivative liabilities were re-valued as of December 31, 2005 based on fair value of the Company’s common stock of $1.64, using an independent valuation, and substantially the same assumptions stated above. This resulted in a loss on fair value of derivative liabilities and an increase in the derivative liabilities by approximately $173 thousand.

At June 30, 2006, the derivative liabilities were re-valued based on the fair value of the Company’s common stock of $2.26, using an independent valuation. These warrants were valued using a Black-Scholes valuation model, at a $2.00 exercise price, risk free interest rate of 4.25%; dividend yield of 0%; weighted-average expected life of warrants of 10 years; and a 60% volatility factor.

WILSON HOLDINGS, INC.

Notes to Unaudited Consolidated Financial Statements

(9)	Indebtedness (continued)

Convertible Debt (continued)

The valuation resulted in a loss on the fair value of the derivative liabilities and an increase in the derivative liabilities by approximately $2.9 million for the six months ended June 30, 2006.

The following is a summary of derivative liabilities:

	June 30, 2006	December 31, 2005
Convertible note compound embedded derivatives	$7,050,000	4,500,000
Warrants	1,057,500	675,000
Total derivative liabilities	$8,107,500	5,175,000

The Company reviews its valuation methods periodically and will institute a change to another appropriate method if it determines a different method provides a more accurate fair value.

Notes Payable

In November of 2005, the Company paid cash and issued a long-term note payable of approximately $425 thousand with a maturity date of February 15, 2008 at an interest rate of 6.5% for the purchase of approximately 31 acres of land. The terms of the note payable called for one installment of approximately $213 thousand plus interest, payable on February 15, 2007, and the balance of the principal and accrued interest due and payable on February 15, 2008. The interest rate would increase to 12% on matured, unpaid amounts. The note can be prepaid at anytime without penalty and is secured by the real estate purchased. The Company repaid the note in March 2006.

During June 2006, the Company refinanced $6.2 million of notes. The terms of the new loan include a $6.2 million principal balance, an interest rate indexed to the New York prime rate plus 0.75% per annum with a floor of 7.0%, a term not to exceed 24 months and required principal reductions of $800 thousand per quarter beginning 12 months from the date of closing. Principal reductions from sales of real estate are credited towards the $800 thousand per quarter requirement.

(10)	Common Stock

The Company is authorized to issue 80,000,000 shares of common stock. Each common stockholder is entitled to one vote per share of common stock owned.

(11)	Common Stock Option / Stock Incentive Plan

Stock Option Plan

In August 2005, the Company adopted the “Wilson Family Communities, Inc. 2005 Stock Option/Stock Issuance Plan”, the “Stock Option Plan.” The plan contains two separate equity programs: 1) the Option Grant Program for eligible persons at the discretion of the plan administrator, be granted options to purchase shares of common stock and 2) the Stock Issuance Program under which eligible persons may, at the discretion of the plan administrator, be issued shares of common stock directly, either through the immediate purchase of such shares or as a bonus for services rendered to the Company or any parent or subsidiary. The market value of the shares underlying option issuance prior to the Merger was determined by the Board of Directors as of the grant date. This plan was assumed by Wilson Holdings, Inc. at the time of the merger of the Company and WFC. The fair value of the options granted under the plan was determined by the Board of Directors (“Board”) prior to the merger of the Company and WFC.

The Board is the plan administrator and has full authority (subject to provisions of the plan) and it may delegate a committee to carry out the functions of the administrator. Persons eligible to participate in the plan are employees, non-employee members of the Board or members of the board of directors of any parent or subsidiary.

The stock issued under the Stock Option Plan shall not exceed 1,680,478 shares. Unless terminated at an earlier date by action of the Board of Directors, the Plan terminates upon the earlier of (1) the expiration of the ten year period measured from the date the Plan is adopted by the Board or (2) the date on which all shares available for issuance under the Plan shall have been issued as fully-vested shares.

The Company had 860,478 shares of common stock available for future grants under the Plan at June 30, 2006. Compensation expense related to the Company’s share-based awards during the three months and

WILSON HOLDINGS, INC.

Notes to Unaudited Consolidated Financial Statements

(11)	Common Stock Option / Stock Incentive Plan (continued)

Stock Option Plan (continued)

six months ended June 30, 2006 was approximately $121 thousand and $203 thousand, respectively. There was no compensation expense for the three months or six months ended June 30, 2005, as no share based compensation plan was in place at the time.

Before January 1, 2006, options granted to non-employees were recorded at fair value in accordance with SFAS No. 123 and EITF 96-18. These options are issued pursuant to the Plan and are reflected in the disclosures below. None of the options issued to date were vested as of December 31, 2005. The Company issued options to purchase 850,000 shares of common stock at a strike price of $2.00 per share during 2005. These options had a fair value of $1.45 per share at the grant date. The fair value of options issued in 2005 was calculated at the date of grant using the Black-Scholes pricing model with the following weighted-average assumptions for the year ended December 31, 2005: risk free interest rate of 4.25%; dividend yield of 0%; weighted-average expected life of options of 5 years; and a 60% volatility factor. Options issued during 2005 to employees had a fair value of $1.45 per share. There were no options issued before the Plan’s inception in August 2005.

During the six months ended June 30, 2006, the Company issued options to purchase 210,000 shares of common stock at a strike price of $2.00 per share. The Black-Scholes pricing model was used with the following assumptions for the year ended December 31, 2005: risk free interest rate of 4.25%; dividend yield of 0%; weighted-average expected life of options of 5 years; and a 60% volatility factor. Management has estimated the fair market value of the grants to be $1.20 per share. Management estimated the volatility factor based on an average of comparable companies. A summary of activity in common stock options for the six months ended June 30, 2006 and year ended December 31, 2005 are as follow:

	Shares	Range of Exercise Prices	Weighted-Average Exercise Price
Options granted at plan inception	850,000	$2.00	$2.00
Options exercised	-	-	-
Options forfeited	(70,000)	$2.00	$2.00
Options outstanding, December 31, 2005	780,000	$2.00	$2.00
Options granted	210,000	$2.00	$2.00
Options exercised	-	-	-
Options forfeited	(170,000)	$2.00	$2.00
Options outstanding, June 30, 2006	820,000	$2.00	$2.00
Add: Available for issuance	860,478
Total available under plan	1,680,478

The following is a summary of options outstanding and exercisable at June 30, 2006:

Outstanding			Vested and Outstanding
Number of Shares Subject to Options Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number of Vested Shares	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price
820,000	9.2	$2.00	100,000	9.2	$2.00

At June 30, 2006, there was approximately $998 thousand of unrecognized compensation expense related to unvested share-based awards granted under the Company’s stock option plan. That expense is expected to be recognized over a weighted-average period of 4.5 years.

(12)	Subsequent Events

On August 1, 2006, the Company’s Form SB-2 was declared effective by the SEC for the shares underlying the convertible debt discussed in Note 9.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Chapter 78 of the Nevada General Corporation Law (“NGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he is not liable pursuant to NGCL Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. NGCL Chapter 78 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he is not liable pursuant to NGCL Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court or other court of competent jurisdiction in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court or other court of competent jurisdiction shall deem proper.

The company’s Articles of Incorporation and By-laws provide that the company may indemnify its officers, directors, agents and any other persons to the fullest extent permitted by the NGCL.

Additionally, each of the company’s officers and directors are parties to indemnification agreements with the company pursuant to which they are entitled to indemnification in their capacity as officers of the company to the fullest extent permitted by the NGCL

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table shows the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All of these expenses will be paid by Wilson Holdings. All amounts except the SEC registration fee are estimated.

SEC Registration Fee	$1,070
Accounting Fees and Expenses	10,000
Legal Fees and Expenses	10,000
Miscellaneous	5,000
Total	$26,080

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

During the last three years, we have issued unregistered securities in the transactions described below. These securities were offered and sold by us in reliance upon the exemptions provided for in Section 4(2) of the Securities Act, relating to sales not involving any public offering. The sales were made to a limited number of purchasers without the use of an underwriter and the certificates representing the securities sold contain a restrictive legend that prohibits transfer without registration or an applicable exemption. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. The sales of these securities were made without general solicitation or advertising.

Conversion of Indebtedness

Date	Number of Common Shares	Offering Price
October 6, 2005	658,922	$1,126,755

These shares were issued pursuant to the conversion of outstanding indebtedness of the Company to shares of common stock.

Acquisition of Wilson Family Communities, Inc.

In connection with the closing of our acquisition of Wilson Family Communities, Inc., or WFC, on October 11, 2005 (the “Merger”), we issued 16,804,479 shares of unregistered Common Stock to holders of the capital stock of WFC, in exchange for all issued and outstanding shares of the capital stock of WFC, and reserved for issuance 850,000 shares of common stock pursuant to outstanding options to purchase common stock of WFC pursuant to WFC’s 2005 Stock Option/Stock Issuance Plan that were assumed by us.

The options to purchase common stock were all issued under the Wilson Family Communities, Inc. 2005 Stock Option/Stock Issuance Plan, which we assumed in connection with the Merger. The options vest over a five year period, are all exercisable for ten years from the date of issuance and may be exercised on a net cashless basis. The outstanding options to purchase our common stock consist of options to purchase 1,155,000 shares of common stock in the aggregate at $2.00 per share.

The issuance of the shares of our common stock and the reservation of shares of common stock to be issued upon exercise of the options assumed in connection with the Merger was not registered under the Securities Act of 1933, as amended (the “Securities Act”), and the securities issued in reliance upon the exemption from registration contained in Section 4(2) of the Act and Regulation D promulgated thereunder. The securities may not be offered or sold in the United States in the absence of an effective registration statement, or exemption from the registration requirements, under the Securities Act.

These securities were offered and sold by us in reliance upon the exemption provided for in Section 4(2) of the Securities Act, relating to sales not involving any public offering. The sales were made to a limited number of purchasers without the use of an underwriter and the certificates representing the securities sold contain a restrictive legend that prohibits transfer without registration or an applicable exemption. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. The sales of these securities were made without general solicitation or advertising.

Sale of Convertible Promissory Notes and Contingent Warrants

On December 19, 2005, we sold $10 million in aggregate principal amount of 5% Convertible Notes due December 1, 2012 to certain purchasers, all of whom were believed by us based on representations made to be accredited investors. In connection with the sale of such notes, we granted to each note purchaser warrants that are exercisable only upon the occurrence of certain events, including the filing of a Registration Statement with the Securities and Exchange Commission (“SEC”) with respect to the shares issuable upon conversion of the notes and upon exericse of the warrants on or prior to February 3, 2006 and the declaration of effectiveness of such Registration Statement by the SEC on or prior to specified dates thereafter.

On September 29, 2006, we sold $7 million in aggregate principal amount of 5% Convertible Notes due September 1, 2013 to certain purchasers, all of whom were believed by us based on representations made to be accredited investors. In connection with the sale of such notes, we granted to each note purchaser warrants that are exercisable only upon the occurrence of certain events, including the filing of a Registration Statement with the Securities and Exchange Commission (“SEC”) with respect to the shares issuable upon conversion of the notes and upon exericse of the warrants on or prior to November 13, 2006 and the declaration of effectiveness of such Registration Statement by the SEC on or prior to specified dates thereafter.

The convertible notes and warrants were offered and sold by us in reliance upon the exemption provided for in Section 4(2) of the Securities Act, relating to sales not involving any public offering. The sales were made to a limited number of purchasers without the use of an underwriter and the certificates representing the securities sold contain a restrictive legend that prohibits transfer without registration or an applicable exemption. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. The sales of these securities were made without general solicitation or advertising.

No underwriters were involved in any of the foregoing distributions of securities.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	Exhibits

The Exhibit Index filed herewith is incorporated herein by reference.

(b)	Financial Statement Schedules

Financial Statement Schedules not included below have been omitted because they are not required or not applicable, or because the required information is shown in the financial statements or notes thereto.

ITEM 28. UNDERTAKINGS

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the General Corporation Law of the State of Delaware, the Restated Certificate of Incorporation, as amended, or the Amended and Restated Bylaws of registrant, indemnification agreements entered into between registrant and its officers and directors, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

5. Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of an included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statements will, as to a purchaser with a time of contract sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on October _, 2006.

WILSON HOLDINGS, INC.

By:	/s/ Clark Wilson
Clark Wilson, President and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form SB-2 has been signed by the following persons in the capacities indicated on October _, 2006.

Name	Title

/s/ Clark Wilson	President, Chief Executive Officer and Director
Clark Wilson	(Principal Executive Officer)

/s/ Daniel Allen	Executive Vice President, Chief Financial Officer and Secretary
Daniel Allen	(Principal Financial and Accounting Officer)

*	Director
Jay Gouline

*	Director
Michael A. Luigs

*	Director
Sidney Christopher Ney

*	Director
Barry A. Williamson

* By Power-of-Attorney

EXHIBIT INDEX LIST OF EXHIBITS

Exhibit No.	Description
2.1

Agreement and Plan of Reorganization, dated September 2, 2005 by and among the Registrant, Wilson  Acquisition Corp., Wilson Family Communities, Inc. and the Major Shareholders listed on Schedule A thereto  (filed as Exhibit 2.01 to Registrant’s Current Report on Form 8-K dated September 2, 2005 and incorporated  herein by reference)

3.1	Articles of Incorporation of Registrant (filed as Exhibit 3.1 to Registrant’s Registration Statement on Form 10-SB (SEC File No. 000-23819) (the “Form 10-SB”) and incorporated herein by reference)
3.2	Certificate of Amendment to Articles of Incorporation of Registrant (filed as Exhibit 3.2 to the Form 10-SB)
3.3	Certificate of Amendment to Articles of Incorporation of Registrant (filed as Exhibit 3.1 to Registrant’s Current Report on Form 8-K dated September 29, 2005 and incorporated herein by reference)
3.4	Amended and Restated Bylaws of Registrant (filed as Exhibit 3.1 to Registrant’s Current Report on Form 8 K dated July 19, 2006 and incorporated herein by reference)
3.5

Amended and Restated Articles of Incorporation of Registrant (filed as Exhibit 3.6 to the Registrant’s Amendment No.4 to Registration Statement on Form SB-2 filed July 21, 2006) (not yet approved by shareholders)

4.1	Specimen certificate for shares of Common Stock of Registrant (filed as Exhibit 4.1 to Registrant’s Current Report on Form 8-K dated October 11, 2005 and incorporated herein by reference)
5.1*	Opinion of _______
10.1

Engagement Letter, dated as of September 14, 2005, by and between Registrant and Tejas Securities Group, Inc. (filed as Exhibit 10.1 to Registrant’s Current Report on Form 8-K dated October 11, 2005 and incorporated herein  by reference)

10.2

Sublease Agreement dated July 11, 2005, by and between Registrant and Tejas Securities Group, Inc. (filed as  Exhibit 10.2 to Registrant’s Current Report on Form 8-K dated October 11, 2005 and incorporated herein by  reference)

10.3+	Wilson Family Communities, Inc. 2005 Stock Option/Stock Issuance Plan (filed as Exhibit 10.3 to Registrant’s Current Report on Form 8-K dated October 11, 2005 and incorporated herein by reference)
10.4

Master Construction Loan Agreement dated September 28, 2005 by and among Registrant and Plains Capital  Bank (filed as Exhibit 10.4 to Registrant’s Current Report on Form 8-K dated October 11, 2005 and incorporated  herein by reference)

10.5

Promissory Note dated September 28, 2005 issued by Registrant to PlainsCapital Bank (filed as Exhibit 10.5 to  Registrant’s Current Report on Form 8-K dated October 11, 2005 and incorporated herein by reference)

10.6

Securities Purchase Agreement by and among the Registrant and the Purchasers set forth therein (filed as Exhibit  10.1 to Registrant’s Current Report on Form 8-K dated December 19, 2005 and incorporated herein by reference)

10.7

Registration Rights Agreement by and among the Registrant and the holders of the Registrant’s Convertible  Notes (filed as Exhibit 10.2 to Registrant’s Current Report on Form 8-K dated December 19, 2005 and  incorporated herein by reference)

10.8	Form of Warrant (filed as Exhibit 10.3 to Registrant’s Current Report on Form 8-K dated December 19, 2005 and incorporated herein by reference)
10.9	Warrant issued by Registrant to Tejas Securities (filed as Exhibit 10.4 to Registrant’s Current Report on Form 8-K dated December 19, 2005 and incorporated herein by reference)
10.10

Securities Purchase Agreement by and among the Registrant and the Purchasers set forth therein (filed as Exhibit 10.1 to Registrant’s Current Report on Form 8-K dated September 29, 2006 and incorporated herein by reference)

10.11

Registration Rights Agreement by and among the Registrant and the Investors set forth therein (filed as Exhibit 10.2 to Registrant’s Current Report on Form 8-K dated September 29, 2006 and  incorporated herein by reference)

10.12	Form of Warrant (filed as Exhibit 10.3 to Registrant’s Current Report on Form 8-K dated September 29, 2006 and incorporated herein by reference)
23.1	Consent of Helin, Donovan, Trubee & Wilkinson, LLP
+ Previously filed.	* To be provided by amendment.